EXHIBIT 99.2
                                                                    ------------



                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


HOLLINGER INTERNATIONAL INC.,       )
                                    )
                       Plaintiff,   )
                                    )
                               v.   )           Case No. 04C-0698
                                    )
HOLLINGER INC., THE RAVELSTON       )           Hon. Blanche M. Manning
CORPORATION LIMITED, RAVELSTON      )
MANAGEMENT INC., CONRAD M.          )           Magistrate Judge Nan R. Nolan
BLACK, F. DAVID RADLER, JOHN A.     )
BOULTBEE, DANIEL W. COLSON,         )
BARBARA AMIEL BLACK,                )
and RICHARD N. PERLE,               )           JURY TRIAL DEMANDED
                                    )
                       Defendants.  )


                            SECOND AMENDED COMPLAINT


                                          JOHNSON AND COLMAR
                                          300 South Wacker
                                          Drive, Suite 1000
                                          Chicago, IL 60606

                                          Attorneys for Plaintiff
                                            The Hollinger International Inc.
                                            Board of Directors Special Committee
Of Counsel:

O'MELVENY & MYERS LLP

Times Square Towers
7 Times Square
New York, NY 10036

1625 Eye Street, N.W.
Washington, D.C.  20006-4001

1999 Avenue of the Stars
Los Angeles, CA 90067-6035

October 29, 2004

                                                TABLE OF CONTENTS

                                                                                                         PAGE
NATURE OF THE ACTION........................................................................................2

INTRODUCTION AND SUMMARY....................................................................................4

JURISDICTION AND VENUE.....................................................................................35

PARTIES ...................................................................................................35

GENERAL ALLEGATIONS........................................................................................40

    Management Structure...................................................................................40

    The Defendants Created a Corporate Culture of Controlling Shareholder Entitlement......................42

    The Sham Non-Compete Payments in Connection with the Company's Sales of Its U.S. Community
    Newspapers.............................................................................................45

    The U.S. Community Newspaper Divestitures Involving Unauthorized "Non-Compete" Styled Payments.........48

    The November 15, 2003 Agreement to Repay the Unauthorized U.S. Community Newspaper Non-Compete
    Styled Payments........................................................................................56

    The Sale to CanWest Global Communications Corp. and Related Unfair Non-compete Payments................57

    The Sales to Osprey Media Group and the Unfair Non-competition Payments................................66

    Payments for HLG's and Ravelston's Management Services.................................................70

    History of Defendants' Management Services Agreements..................................................71

    Sham "Broker" Fees.....................................................................................78

    Payments to Defendant Amiel Black......................................................................79

    Payments Under the Hollinger Digital Management Incentive Plan.........................................80

    The September 1997 Loan to HLG.........................................................................88

    The July 2000 Loan to HLG..............................................................................91

    The Reduction in Interest Rate On Hollinger's July 2000 Loan to HLG....................................94

    Black's December 2000 Purchase of Hollinger's Manhattan Apartment......................................99

    The March 2001 Purchase of FDR Memorabilia............................................................101

    The January 2002 Sale of NP Holdings to Ravelston.....................................................102

    Overview -- The Horizon Concept and the Genesis of Bradford...........................................109

    Horizon I -- The March 1999 HLR-Financed Sale of 16 HLR Newspaper Properties to Horizon...............115

    Horizon II -- The April 2000 Asset Exchange With Horizon..............................................123

    Horizon III -- The May 2000 Sale of the Skagit Valley Argus and the Journal of the San Juan
    Islands to Horizon....................................................................................128

    The July 2000 Sale of Four Publications to Bradford...................................................132

    Horizon IV -- The September 2000 Sale of Bishop and Blackfoot to Horizon..............................140

    Horizon V -- The August 2001 Sale of the Mammoth Times to Horizon.....................................145

    Radler and Black Use Horizon to Usurp From Hollinger the Opportunity to Buy the Kelowna Daily.........148

    The April 2001 Sale of the Kelowna Capital and the Vernon Sun-Review..................................149

    Perle's Failure to Act in Good Faith as a Hollinger Board Executive Committee Member to Advance
    the Interests of Hollinger's Non-Controlling Public Majority Shareholders.............................152

    Defendants HLG's and Ravelston's Respondeat Superior Liability for the Actions of Defendants
    Black, Radler, Boultbee, and Colson...................................................................157

    The Civil Conspiracy Designed to Improperly Enrich the Defendants at the Company's Expense............157

COUNT I ..................................................................................................161

    Breach of Fiduciary Duty for the "Non-Compete" Payments Made to HLG in Connection With the U.S.
    Community Newspaper Sales (Against Defendants Ravelston, HLG, Black, Radler, and Boultbee)............161

COUNT II .................................................................................................162

    Conversion of the "Non-Compete" Payments Made to HLG in Connection With the U.S. Community
    Newspaper Sales (Against Defendant HLG)...............................................................162

COUNT III.................................................................................................163

    Breach of Fiduciary Duty for the $9.5 Million Paid to the HLR Executives in November 2000
    (Against Defendants Ravelston, HLG, Black, Radler, and Boultbee)......................................163

COUNT IV .................................................................................................164

    Conversion of the $4.3 Million Paid to Black in November 2000 (Against Defendant Black)...............164

COUNT V ..................................................................................................164

    Conversion of the $450,000 Paid to Boultbee in November 2000 (Against Defendant Boultbee).............164

COUNT VI .................................................................................................165

    Breach of Fiduciary Duty for the $5.5 Million Paid to the HLR Executives in February 2001
    (Against Defendants Ravelston, HLG, Black, Radler, and Boultbee)......................................165

COUNT VII.................................................................................................166

    Conversion of the $2,612,500 Paid to Black in February 2001 (Against Defendant Black).................166

COUNT VIII................................................................................................166

    Conversion of the $137,500 Paid to Boutlbee in February 2001 (Against Defendant Boultbee).............166

COUNT IX .................................................................................................167

    Breach of Fiduciary Duty for the $600,000 Paid to the HLR Executives in April 2001 (Against
    Defendants Ravelston, HLG, Black, Radler, and Boultbee)...............................................167

COUNT X ..................................................................................................167

    Conversion of the $285,000 Paid to Black in April 2001 (Against Defendant Black)......................167

COUNT XI .................................................................................................168

    Conversion of the $15,000 Paid to Boultbee in April 2001 (Against Defendant Boultbee).................168

COUNT XII.................................................................................................168

    Breach of Fiduciary Duty for the "Non-Compete" and Other Related-Party Payments Made to
    Ravelston and the HLR Executives in Connection With the Sale to CanWest (Against Defendants
    Ravelston, HLG, Black, Radler, and Boultbee)..........................................................168

COUNT XIII................................................................................................170

    Conversion of the $1.1 Million Paid to Ravelston, Black, Radler, and Boultbee in "Interest" in
    Connection With the Sale to CanWest (Against Defendants Ravelston, Black, Radler, and Boultbee).......170

COUNT XIV.................................................................................................170

    Breach of Fiduciary Duty for the "Non-Compete" Payments Made to the HLR Executives in
    Connection With the Sales to Osprey (Against Defendants Ravelston, HLG, Black, Radler, and
    Boultbee).............................................................................................170

COUNT XV .................................................................................................171

    Breach of Fiduciary Duty for the More Than $200 Million Paid to HLG and Ravelston in Connection
    With the Management Services Agreements (Against Defendants Ravelston, HLG, Black, Radler,
    Boultbee, and Colson).................................................................................171

COUNT XVI.................................................................................................172

    Breach of Fiduciary Duty Related to at least $900,000 in Sham "Broker" Fees (Against Defendants
    Ravelston, Black, Black, Radler, and Boultbee)........................................................172

COUNT XVII................................................................................................173

    Breach of Fiduciary Duty for the Approximately $5 Million Paid to Black, Radler, Colson and
    Boultbee Under the Hollinger Digital Management Incentive Plan (Against Defendants Ravelston,
    Black, Radler, Boultbee, and Colson)..................................................................173

COUNT XVIII...............................................................................................174

    Breach of Fiduciary Duty for the Company's $3.5 Million Investment Transactions in Which Radler
    Had an Undisclosed Financial Interest (Against Defendants Ravelston and Radler).......................174

COUNT XIX.................................................................................................175

    Breach of Fiduciary Duty for the Approximately $1.14 Million Paid to Amiel Black in Excessive
    Compensation (Against Defendants Ravelston, Black, and Amiel Black)...................................175

COUNT XX .................................................................................................176

    Breach of Fiduciary Duty for the Approximately $1 Million Unauthorized "Bonus" Paid to Colson
    (Against Defendants Ravelston, Black, and Colson).....................................................176

COUNT XXI.................................................................................................177

    Conversion of the the Approximately $1 Million Unauthorized "Bonus" Paid to Colson (Against
    Defendant Colson).....................................................................................177

COUNT XXII................................................................................................177

    Breach of Fiduciary Duty for the September 1997 Loan to HLG (Against Defendants Ravelston, HLG,
    Black, Radler, and Boultbee)..........................................................................177

COUNT XXIII...............................................................................................179

    Breach of Fiduciary Duty for the July 2000 Loan to HLG and Subsequent Unauthorized Interest
    Rate Reductions (Against Defendants Ravelston, HLG, Black, Radler, and Boultbee)......................179

COUNT XXIV................................................................................................180

    Breach of Fiduciary Duty for the Failure to Act Loyally and in Good Faith to Protect the
    Interests of Hollinger's Shareholders in  Serving on the Hollinger Board Executive Committee
    (Against Defendant Perle).............................................................................180

COUNT XXV.................................................................................................181

    Breach of Fiduciary Duty for Black's December 2000 Purchase of Hollinger's Manhattan Apartment
    (Against Defendants Ravelston and Black)..............................................................181

COUNT XXVI................................................................................................182

    Aiding and Abetting Breach of Fiduciary Duty for Black's December 2000 Purchase of Hollinger's
    Manhattan Apartment  (Against Defendants Radler and Boultbee).........................................182

COUNT XXVII...............................................................................................183

    Breach of Fiduciary Duty for the March 2001 Purchase of FDR Memorabilia (Against Defendants
    Ravelston and Black)..................................................................................183

COUNT XXVIII..............................................................................................183

    Breach of Fiduciary Duty for the January 2002 Sale of NP Holdings to Ravelston  (Against
    Defendants Ravelston, Black, Radler, and Boultbee)....................................................183

COUNT XXIX................................................................................................185

    Fraud for the January 2002 Sale of NP Holdings to Ravelston  (Against Defendants Ravelston,
    Radler, and Boultbee).................................................................................185

COUNT XXX.................................................................................................187

    Breach of Fiduciary Duty for the March 1999 HLR-Financed Sale of 16 HLR Newspaper Properties to
    Horizon (Against Defendants Ravelston, Black, and Radler).............................................187

COUNT XXXI................................................................................................188

    Fraud for the March 1999 HLR-Financed Sale of 16 HLR Newspaper Properties to Horizon (Against
    Defendant Radler).....................................................................................188

COUNT XXXII...............................................................................................190

    Breach of Fiduciary Duty for the April 2000 Asset Exchange With Horizon (Against Defendants
    Ravelston, Black, and Radler).........................................................................190

COUNT XXXIII..............................................................................................190

    Breach of Fiduciary Duty for the May 2000 Sale of the Skagit Valley Argus and the Journal of
    the San Juan Islands to Horizon (Against Defendants Ravelston, Black, and Radler).....................190

COUNT XXXIV...............................................................................................191

    Fraud for the May 2000 Sale of the Skagit Valley Argus and the Journal of the San Juan Islands
    to Horizon (Against Defendant Radler).................................................................191

COUNT XXXV................................................................................................193

    Breach of Fiduciary Duty for the July 2000 Sale of Four Publications to Bradford (Against
    Defendants Ravelston, Black, and Radler)..............................................................193

COUNT XXXVI...............................................................................................194

    Fraud for the July 2000 Sale of 4 HLR Newspaper Properties to Bradford (Against Defendant
    Radler)...............................................................................................194

COUNT XXXVII..............................................................................................196

    Breach of Fiduciary Duty for the November 2000 Sale of Bishop and Blackfoot to Horizon (Against
    Defendants Ravelston, Black, and Radler)..............................................................196

COUNT XXXVIII.............................................................................................197

    Breach of Fiduciary Duty for the August 2001 Sale of the Mammoth Times to Horizon (Against
    Defendants Ravelston, Black, and Radler)..............................................................197

COUNT XXXIX...............................................................................................198

    Fraud for the August 2001 Sale of the Mammoth Times to Horizon (Against Defendant Radler).............198

COUNT XXXX................................................................................................199

    Breach of Fiduciary Duty for Horizon's 1999 Purchase of the Kelowna Daily (Against Defendants
    Ravelston, Black, and Radler).........................................................................199

COUNT XXXXI...............................................................................................200

    Breach of Fiduciary Duty for Hollinger's April 2000 Sale of the Kelowna Capital and the Vernon
    Sun-Review to West Partners  (Against Defendants Ravelston, Black, and Radler)........................200

COUNT XXXXII..............................................................................................201

    Breach of Fiduciary Duty for Causing the Company to Make Misleading and Inadequate Disclosures
    to Shareholders (Against Defendants Ravelston, HLG, Black, Radler, and Boultbee)......................201

COUNT XXXXIII.............................................................................................202

    Unjust Enrichment (Against Defendants Ravelston, HLG, Black, Radler, Colson, Boultbee, and
    Amiel Black)..........................................................................................202

COUNT XXXXIIII............................................................................................203

    Illinois Civil Conspiracy (Against Defendants Ravelston, HLG, Black, Radler, Colson, Boultbee,
    and Amiel Black)......................................................................................203

PRAYER FOR RELIEF.........................................................................................204

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION



HOLLINGER INTERNATIONAL INC.,       )
                                    )
                        Plaintiff,  )
                                    )
                                v.  )   Case No. 04C-0698
                                    )
HOLLINGER INC., THE RAVELSTON       )   Hon. Blanche M. Manning
CORPORATION LIMITED, RAVELSTON      )
MANAGEMENT INC., CONRAD M.          )   Magistrate Judge Nan R. Nolan
BLACK, F. DAVID RADLER, JOHN A.     )
BOULTBEE, DANIEL W. COLSON,         )
BARBARA AMIEL BLACK,                )
and RICHARD N. PERLE,               )   JURY TRIAL DEMANDED
                                    )
                        Defendants. )


                            SECOND AMENDED COMPLAINT

         Plaintiff Hollinger International Inc. ("Hollinger," "HLR," or the "Company"), through the Special Committee (the "Special Committee") of the Hollinger board of directors,1 hereby complains and alleges against Defendants Hollinger Inc. ("HLG"), The Ravelston Corporation Limited and Ravelston Management Inc. (collectively, "Ravelston"), Conrad M. Black ("Black"), Barbara Amiel Black ("Amiel Black"), F. David Radler ("Radler"), John A. Boultbee ("Boultbee"), Daniel W. Colson ("Colson") (HLG, Ravelston, Black, Radler, Boultbee, Colson, and Amiel Black collectively are sometimes referred to herein as the "Black Group"), and Richard N. Perle ("Perle") as follows:


------------------
1 The Special Committee was formed on June 17, 2003, and was authorized, among other things, to bring suit on HLR's behalf in resolutions of the Hollinger board dated June 17, 2003, and January 20, 2004.

                              NATURE OF THE ACTION

         1. This is an action to recover at least approximately $425.2 million in damages, as shown on Figure 1, suffered by Plaintiff Hollinger through Defendants' series of unlawful and improper actions, together with prejudgment interest of approximately $116.7 million, for total damages of at least $541.9 million. Defendants' unlawful acts as more fully described herein include making unauthorized transfers of Hollinger's cash to themselves, causing Hollinger to enter into transactions with its controlling shareholders or their associates and affiliates on terms that were not fair to Hollinger and its public, non-controlling majority shareholders, violating fiduciary duties of loyalty, care, and fair dealing, obtaining corporate assets and funds through fraudulent misrepresentations, usurping corporate assets and opportunities through a variety of related-party transactions, and waste of corporate assets.

                                                     FIGURE 1: SUMMARY OF CLAIMS

                                        BLACK    AMIEL BLACK  RADLER      BOULTBEE      COLSON       PERLE          HLG    RAVELSTON
                                     -----------------------------------------------------------------------------------------------
EXCESSIVE MANAGEMENT FEES                                                                                   $23,340,771 $183,314,270

EXCESSIVE OTHER "COMPENSATION"                    $1,141,558                        $1,073,719

MOFFAT MGMT. "BROKER FEE"               $300,000                $300,000   $300,000

IMPROPER  SEPTEMBER 1997 LOAN TO HLG  $5,338,000*             $5,338,000*                       $5,338,000*  $5,338,000

IMPROPER 7/00 LOAN TO HLG AND 1/02
INTEREST RATE REDUCTION               $4,800,000*+            $4,800,000*+                      $4,800,000*+$33,500,000

PRICE REDUCTION: CANWEST-RAVELSTON
MGMT FEE                                                                                                                 $38,820,000

CANWEST NON-COMPETES                 $11,896,736             $11,896,736 $1,321,859                                      $26,437,193

OSPREY NON-COMPETES                   $2,337,700              $2,337,700   $246,074

U.S. COMMUNITY NON-COMPETES           $7,197,500                      **   $602,500                         $16,550,000

HOLLINGER DIGITAL PAYMENTS            $2,445,645                $680,605    $50,000 $1,844,988

DIGITAL INVESTMENT LOSSES                                     $3,526,084

UNFAIR NP HOLDINGS PRICE                                                                                                  $1,420,000

UNFAIR APARTMENT PRICE                $2,550,000

IMPROPER FDR ACQUISITION              $5,600,000

HORIZON TRANSACTIONS                  $9,419,666             $18,839,332                        $4,100,000*

BRADFORD TRANSACTION                  $5,303,750              $5,303,750                        $2,988,739*
                                     -----------------------------------------------------------------------------------------------
                                     $57,188,997  $1,141,558 $53,022,207 $2,520,433 $2,918,707 $17,226,739* $78,728,771 $249,991,463

                       GRAND TOTAL  $425,236,136
                                    ============

*As members of the executive committee that authorized these transactions, Black, Radler, and Perle are jointly and severally liable for these amounts.

+While the July 2000 loan was authorized -- unfairly, through misrepresentations and omissions, and in breach of HLG's fiduciary duties -- by HLR's independent directors, the January 2002 interest rate reduction was only purportedly "authorized" (improperly) by the executive committee, the members of which were not independent. Thus, while HLR seeks immediate repayment from HLG of the entire July 2000 loan, it seeks damages from the executive committee members for the January 2002 interest rate reduction.

**Not seeking recovery in this action. Radler has repaid this $7.2 million amount.

All amounts shown are principal amounts only, before interest. Total estimated interest on these claims exceeds $100 million.

                            INTRODUCTION AND SUMMARY

         2. Hollinger is a Delaware corporation that owns and operates newspaper publishing businesses in the United States and abroad. It owns the Chicago SUN-TIMES, as well as community newspapers in the Chicago area such as the DAILY SOUTHTOWN, the Joliet HERALD NEWS, the Waukegan COURIER NEWS, and the Aurora BEACON NEWS. Hollinger also owns the JERUSALEM POST and certain other publications. Until July 2004, Hollinger also owned the DAILY TELEGRAPH in London.

         3. Hollinger's shares are registered with the U.S. Securities and Exchange Commission, and its Class A common shares are traded on the New York Stock Exchange. At October 27, 2004, the Company had 90.68 million outstanding shares, comprised of 75.69 million Class A common shares and 14.99 million Class B common shares, with an aggregate market capitalization of approximately $1.63 billion (assuming conversion of the Class B shares). The Class B common shares are owned in their entirety directly or indirectly by HLG.

         4. HLG controls a super-majority of voting rights in Hollinger due to the fact that each Class B common share HLG owns has the right to cast 10 votes in any matter submitted for a shareholder vote, compared to one vote per share for the Class A common shares held by the Company's public investors. This structure was created by Black and Radler at the time of Hollinger's initial public offering, thereby granting themselves control of Hollinger separate from the size of their ownership position. As a result, throughout the relevant period, HLG held at least 71.8% of Hollinger's voting rights, while at most times owning less than 50% of Hollinger's equity and by 2002 owning only 30.3% of it. Although recent sales and financings involving HLG have reduced HLG's ownership of Hollinger's equity to approximately 18%, HLG still possesses approximately 68% of Hollinger's voting power.

         5. HLG is a Canadian corporation whose shares are publicly traded on the Toronto stock exchange. At all times during the relevant period it has been an investment vehicle without actual operating activities or, to Hollinger's knowledge, any employees of its own. It is registered as a mutual fund in Canada and operates essentially as the vehicle for Black and Radler's control of Hollinger.

         6. HLG is controlled by Ravelston, a private holding company largely owned by Black and Radler. Ravelston owns 78% of HLG, and therefore during most of the events described in this Second Amended Complaint, Ravelston indirectly owned between 23.7% and 37.5% of Hollinger, yet in effect had total control of it. On information and belief, Ravelston today indirectly owns approximately 14% of Hollinger's equity.

         7. Ravelston is a private holding company with a handful of shareholders. While its 78% stake in HLG is thought to be its largest asset, Black and Ravelston's President Peter White have publicly stated that it owns certain real estate and other assets. Black owns 65.1% and Radler owns 14.1% of Ravelston. Therefore, Black and Radler are believed to hold today, after recent sales and financings by HLG, indirect equity stakes in Hollinger of 9.3% and 2% individually, and 11.3% collectively, and during most times relevant to this proceeding they owned between 18.8% and 29.7% of Hollinger collectively. Ravelston, however, has no public investors, and on information and belief Black controls most decisions and actions of Ravelston, with input from Radler. Little is known publicly about Ravelston, though it is the principal vehicle through which Black and Radler conducted their activities at Hollinger. Below is a chart depicting Black's and Radler's ownership interest in Hollinger:

                                [GRAPHIC OMITTED]
                             [ORGANIZATIONAL CHART]

          Black and Radler's Effective Economic Ownership in Hollinger
                            As of December 31, 2002

      -----------------------------------        ------------------
                Black and Radler                     79.2% of
                  Own 79.2% of            ------  Management Fees
      -----------------------------------        ------------------
                   |    |                              / \
                   |    |                               |
      -----------------------------------               |
                  Ravelston                             |
        (Ravelston owns 78.2% of HLG)                   |
      Throught which Black and Radler own               |
                   61.9% of                             |
      -----------------------------------               |
                   |    |                               |
                   |    |                               |
      -----------------------------------               |
                Hollinger Inc.                          |
        (HLG owns 30.3% of Hollinger)                   |
      Throught which Black and Radler own               |
                   18.8% of                             |
      -----------------------------------               |
                   |    |                               |
                   |    |                               |
      -----------------------------------        ------------------
         Hollinger International Inc.     ------  18.8% of Profits
      -----------------------------------        ------------------


         8. From its initial public offering in the mid-1990s until November 15, 2003, Hollinger was managed, controlled, and dominated by Defendants Black and Radler, who served as the Company's Chairman and Chief Executive Officer and Deputy Chairman, President, and Chief Operating Officer, respectively.

         9. As a result of the disproportionately weighted voting interest of Class B common shares owned by HLG, which they controlled through Ravelston, Black and Radler had the power to add or remove all members of the Hollinger board at will, irrespective of the wishes of the majority equity shareholders. HLR bylaws allowed HLG (I.E., Black and Radler) to remove any and all members of the board without a meeting or any prior notice or show of cause. This gave HLG, Black, and Radler immediate and total control of the board. And Black and Radler wielded this power routinely -- dominating every board meeting and even remaining in the room when related-party transactions were discussed.

         10. Investors purchased stock in Hollinger knowing of the disproportionate voting rights of the Class B shares and of the ultimate control wielded by Black, Radler, and Ravelston through HLG. At the same time, investors also purchased stock in HLR knowing that the use of such power had to comply with all applicable laws, including fiduciary duties under Delaware law. Even though the public majority equity shareholders at Hollinger were effectively frozen out of all participation in governance decisions, the governance system that Black and Radler set up did not confer a license on the Black Group to simply take Hollinger's revenues for themselves, or to cause the Company to engage in transactions beneficial to themselves that were unfair to Hollinger and its non-controlling shareholders. Indeed, investors purchasing HLR shares had good reason to expect that the Black Group would adhere to the highest standards of fiduciary behavior imposed by Delaware law on controlling shareholders.

         11. Delaware corporate law imposes fiduciary duties of loyalty, care, and good faith on Defendants Black, Radler, Ravelston, and HLG as controlling shareholders. In general, controlling shareholders are held to the most stringent limits if they seek to engage in transactions with the company under their control. Any such transactions must be "entirely fair" to non-controlling shareholders. As officers and directors, Black, Radler, Colson, Amiel Black, and Boultbee also owed fiduciary duties to Hollinger and to its majority, non-controlling public shareholders. These fundamental fiduciary duties made it unlawful for the Black Group to usurp corporate opportunities for their own personal benefit, to engage in self-dealing transactions that were not entirely fair to the non-controlling shareholders, or to mislead or deceive the corporation's board of directors into approving or ratifying transactions with related parties on the basis of false, misleading, or incomplete information. Yet, the Black Group violated all these duties repeatedly throughout the relevant period.

         12. Though they served as stewards of the investments of their shareholders -- subject to strict limits on their personal financial dealings with the Company -- Defendants Black, Radler, Colson, Boultbee, and Amiel Black evidently did not see it that way. Black and Radler in particular repeatedly referred to Hollinger as "their" company, and both appeared to confuse the power to make corporate decisions subject to fiduciary standards and limits as the power to act with impunity in their own personal interest. In the Delaware Judgment (as defined below), the Chancery Court (at page 9) characterized Black as "a formidable controlling shareholder," and found that "[a]t all times he has held himself out to the world as able to control Ravelston, [HLG] and
[Hollinger] . . . . To the extent he could, Black led the financial world to believe that the collective `Hollinger' family was firmly under his personal control."

         13. During a prolonged period, the Black Group used Hollinger as a cash cow to be milked of every possible drop of cash, often in a manner evidencing complete disregard for the rights of all Hollinger shareholders. The Black Group's systematic disregard for shareholder interests manifested itself on both large matters like transferring to themselves more than $88 million in "non-compete" fees, and on small matters such as Defendant Amiel Black charging Hollinger to tip the doorman of Bergdorf-Goodman, a luxury clothing store in New York. For example, from 2000-2003 Hollinger was billed approximately $90,000 to refurbish a 1958 Silver Wraith Rolls Royce limousine that is owned and titled in the name of Ravelston, apparently so that Black and Amiel Black could travel London in classic style without paying for the ride. Similarly, Black billed Hollinger for the cost of numerous personal household staff -- including chefs, senior butlers, butlers, under butlers, chauffeurs, housemen, footmen, and security personnel. Charitable donations were made in the names of Black, Amiel Black, and Radler, but paid for by Hollinger. The Company was charged nearly $9 million ($8 million for one single collection and almost $1 million for other pieces) to acquire historic papers of former President Franklin D. Roosevelt that were worth less than one-third that amount, most of which were stored in Black's and Amiel Black's personal residences at a time when Black was coincidentally writing a 1300-page biography of FDR (while also being paid to be the Company's full-time CEO, not an author). Black also caused the Company to sell him its Manhattan apartment for approximately $2.55 million less than its fair market value. That is, in December 2000, he caused the Company to sell him the apartment at the Company's 1994 $3 million purchase price, even though he knew that the apartment, like all choice real estate in New York City from 1994 to the end of 2000, had appreciated considerably.

         14. Although Hollinger was a modest-sized company, it maintained two corporate jets to transport Black, Amiel Black, and Radler to and from their personal residences at a cost to the Company of $4.7-$6.5 million per year. Black noted in an August 2002 e-mail message to Peter Atkinson, a shareholder of Ravelston and officer of both HLR and HLG:

                  There has not been an occasion for many months when I got on our plane without wondering whether it was really affordable. But I'm not prepared to reenact the French Revolutionary renunciation of the rights of nobility.

The jets were used indiscriminately for personal rather than business purposes, such as to fly Black and Amiel Black to Bora Bora and to shuttle between their international collection of houses, or to carry Radler to his vacation home in Palm Springs. Up until 2000 the amount of management fees Hollinger publicly disclosed it was paying to Ravelston (which far exceeded the amount of management fees the HLR audit committee approved for payment to Ravelston) included the cost of private jets for Black and Radler. Beginning in 2000, Ravelston imposed the cost directly on the Company. This allowed Hollinger to disclose a management fee that was much lower than what the Company was required to pay for Ravelston's services -- Hollinger paid Ravelston $26 million in 2003 to provide management services, and also had to pay more than $6 million that year for the planes to ferry the Ravelston employees amongst their residences and to and from work.

         15. More than mere abuse of perquisites was involved, however. Black's attitude toward shareholder property was displayed in an August 3, 2002 e-mail to Atkinson and Boultbee, where he noted "[w]e have said for some time that Hollinger served no purpose as a listed company other than relatively cheap use of other people's capital . . . ."

         16. The scale of income diverted by the Black Group into their own pockets during the period 1997-2003 was largely if not wholly without precedent as a proportion of the operating income of a public corporation. From 1997-2003, Hollinger reported net income (the money left in the Company and available to other equity shareholders) of $144.1 million, after paying Black, Radler, Colson, Boultbee, Amiel Black, Ravelston, and HLG fees or compensation of one type or another aggregating approximately $401.7 million. Thus, as shown on Figure 2, Black and Radler used their control powers to cause the Company to pay themselves and their top associates more than 95% of the Company's total adjusted net income (after adding back the payments received by Black, Radler, ET AL., and adjusting for taxes). By contrast, during the same period the top five officers of the New York Times Company and the Washington Post Company, both of which also have two-tier voting structures, received approximately 4.4% of total adjusted net income in the case of the TIMES, and 1.7% in the case of the POST.

                                    Figure 2


SUMMARY OF PAYMENTS/COMPENSATION TO CONTROLLING SHAREHOLDERS
--------------------------------------------------------------------------

RAVELSTON/RMI MANAGEMENT FEES                                $217,529,000

NON-COMPETE/UNAUTHORIZED PAYMENTS                             $90,191,931

SALARIES & BONUSES                                            $12,081,225

HLR STOCK OPTIONS (VALUED AT GRANT)                           $39,049,000

DIRECTORS/ARTICLE FEES/OTHER PAYMENTS                          $3,147,177

MOFFAT MANAGEMENT "BROKER" FEE                                   $900,000

PERSONAL/HOME STAFF                                            $1,402,650

AIRCRAFT CHARGES                                              $23,707,109

CORPORATE APARTMENTS                                           $4,346,152

AUTOMOBILES                                                      $389,096

ROOSEVELT PAPERS                                               $8,911,825

                                 TOTAL PAYMENTS              $401,655,165
                            REPORTED NET INCOME              $144,135,000
                            ADJUSTED NET INCOME              $421,997,000
                       % OF ADJUSTED NET INCOME                     95.2%


This grossly excessive 95% figure does not even take into account many of the other ways the Black Group diverted funds from Hollinger, such as the CanWest management and termination fees that Ravelston usurped from Hollinger, the below-market asset sales to the Black and Radler controlled Horizon and Bradford, and the below-market loans to HLG.

         17. This Second Amended Complaint addresses, among other things, five particularly egregious methods by which Defendants improperly took cash or other assets belonging to Hollinger. One method was to force Hollinger to retain Defendant HLG or Defendant Ravelston, an entity Defendants Black and Radler own, to provide management services at prices so grossly inflated that they were many times the cost Hollinger would have incurred in providing those services for itself. This highly unusual "outsourcing" of senior management through HLG or Ravelston, rather than the Company directly retaining its own management, left the Company utterly dependent on HLG and Ravelston, which annually demanded and extracted management fees vastly in excess of the cost of the services provided to Hollinger.

         18. Defendants Black and Radler were both experienced executives, and as a group the top five Ravelston personnel would certainly have commanded reasonable compensation on the open market. But Black and Radler did not simply serve as CEO and COO, respectively, and seek approval from the Hollinger board for direct compensation at a reasonable market level. If they had done so, the Hollinger compensation committee, composed entirely of independent directors, would presumably have reviewed, INTER ALIA, market levels of compensation at comparable companies for executives with similar skills and experience, and the committee would then normally have negotiated a compensation program for each individual executive as is done at every other publicly traded company.

         19. Instead of following normal and accepted methods for determining executive compensation, Defendants Black and Radler used their power as controlling shareholders to cause the Company to retain its most senior executives on a package plan from Ravelston, a company they owned, rather than hiring these executives directly on an individual basis. Under this approach Ravelston proposed a single fee to cover compensation for the entire group of senior executives who were officers of Hollinger but employees of Ravelston. The cost of the executive group as a whole was then bundled together with the costs of a group of 20-30 back office personnel (who devoted varying levels of time to serving Hollinger along with other business interests of Ravelston), as well as various direct and indirect costs for occupancy, taxes, and other items. In essence, the fee charged to Hollinger was for a business within a business, orchestrated entirely by the controlling shareholders.

         20. Delaware law requires BOTH a fair process AND a fair price for a corporation's transactions with its controlling shareholders. But the Black Group's management fee transactions with the Company entailed NEITHER a fair process NOR anything close to a fair price.

         21. The process was entirely dictated by Defendants Black, Radler, and Boultbee for their own benefit. They alone would determine what they wished to pay themselves and their Ravelston colleagues and what other Ravelston or personal financial needs should be paid through the management fee to Hollinger. For them, the calculation appears to have been how much money Black, Radler, and Ravelston needed or wanted, not what was fair and reasonable to Hollinger. In any fairness analysis the absolute maximum cap for the management fee would have been what it would have cost Hollinger to retain the necessary management services directly. However, the process Black and Radler caused Hollinger to use eliminated both transparency and accountability to the Hollinger board for compensation decisions among the members of the Black Group. The audit committee of Hollinger's board approved the management fee set each year based on what appears to have been the most cursory "negotiations" imaginable with members of the Black Group. In these discussions, the Black Group failed to disclose all relevant information to the audit committee and the board, and there is no evidence that the audit committee possessed data sufficient to understand Ravelston's total costs or the level of implicit compensation that was being paid to each individual officer and their affiliates.

         22. Early in each year, Defendants Black, Radler, and Boultbee would propose a management fee for that year, and after discussions with the audit committee and occasional minor changes, each year the board approved an agreed fee. The Black Group did not reveal what was going on behind the curtain at Ravelston, since they had learned how to manipulate and dominate the audit committee. Black and Radler also misled the board by characterizing these bloated fee levels as necessary to provide quality service, when they knew that a disproportionate percentage of the fee represented pure profit for themselves as the controlling shareholders of Ravelston.

         23. For its part, the audit committee did not retain its own experts or financial advisors to provide independent data and analysis regarding the management fee, and thus it did not put itself in a position where it could negotiate with Black and Radler in a meaningful way. Even assuming for purposes of discussion that the audit committee was seriously deficient in its review of the fees to the Black Group, and irrespective of whether or not the independent board members satisfied their own fiduciary duties of care, any failings by the audit committee would not immunize the Black Group from liability to Hollinger for causing Hollinger to enter into this series of annual transactions with themselves as principals on terms that were grossly unfair to Hollinger. Indeed, the failure of the audit committee to conduct a meaningful analysis, which the Black Group exploited, stands as compelling evidence of the unfairness of the overall process and thus the breach of duties of loyalty and fair dealing by the Black Group.

         24. The end result of this unfair process that the Black Group imposed was an unfair price. For example, in 2003 Hollinger paid a $26 million management fee to Ravelston, of which an estimated $3.2 million covered all costs of Ravelston other than compensation of its top five personnel serving as officers of Hollinger. In addition, Hollinger paid the same five officers another $9.8 million in compensation directly. Thus, Hollinger in effect paid its top five officers, all members of the Black Group, total compensation of $33 million in 2003, although the board was not aware of precisely how this compensation was allocated among the members of the Black Group.

         25. By contrast, compensation in 2003 for the top five officers of twelve U.S. based publicly traded publishing companies (the New York Times Company, the Washington Post Company, Gannett Co., E.W. Scripps, Knight-Ridder, Dow Jones & Co., the Tribune Co., McClatchy Co., Belo Corp., Lee Enterprises, Media General, and Journal Communications) at the 25th percentile level, equivalent in revenues to the size of Hollinger, was only $6.9 million. Thus, in 2003, Hollinger paid $33 million for executive services that would reasonably have been expected to cost only approximately 20% as much had Hollinger been paying market levels of compensation.

         26. During 2003, for example, for the same $33 million Hollinger paid the Black Group, it could have hired the top five officers at the Washington Post, Dow Jones & Co., AND Knight-Ridder and had more than $5 million left over. Those three comparable companies had combined revenues of $7.2 billion in 2003, or roughly 7 times larger than Hollinger.

         27. The record of the period 1996-2003 demonstrates a similar picture of compensation levels at Hollinger that were many, many times the compensation levels for proven executives working for major publishing companies. From 1996-2003, Hollinger paid $261 million in compensation to its top executives (plus another $74 million in personal "non-compete" payments), while the peer companies of a similar size paid their top five officers between $41-62 million during the same period. Thus, the management fee system resulted in payouts to the Black Group that were 4 to 6 TIMES greater than what competing companies were paying for similar services. Despite these compensation levels, Hollinger's comparative performance during the period among similar companies was at or near the bottom in most categories, such as return on assets or equity.

         28. While there is considerable subjectivity in any individual compensation decision for any given year, the record of the HLG/Ravelston management structure as operated by Black and Radler during the period 1996-2003 shows indisputably that the system resulted in payouts to the Black Group that were unjustifiable and unreasonable by any measure. As a result of the system that Defendants Black, Radler, and Boultbee invented and imposed, the Hollinger shareholders paid literally hundreds of millions of dollars more than would have reasonably been the case in any other company. This represents an egregious breach of the fiduciary duties of every member of the Black Group.

         29. Another method Defendants Black and Radler used to drain profits out of Hollinger for themselves and their co-conspirators was to execute real or imagined "non-compete" agreements with companies purchasing newspapers from the Company, and to divert massive payments taken from Hollinger's sale proceeds to themselves personally as purported consideration for their agreements not to compete. These "non-compete" agreements generally were not requested by buyers, but rather were offered by Black, Radler, and their associates as a pretext for siphoning proceeds out of the transactions. On some occasions these agreements were never signed or were signed with wholly-owned affiliates in sham transactions. As Black admitted in writing (though subsequently recanting his admission), and as the Delaware Court of Chancery found in HOLLINGER INTERNATIONAL INC. V. CONRAD M. BLACK, ET AL., C.A. No. 183-N at 75-76 (Del. Ch. Feb. 26, 2004) (the "Delaware Judgment"), more than $30 million in such payments to Defendants Black, Radler, HLG, and Boultbee were never authorized by the Hollinger board of directors, but were simply transferred at the direction of one or more of the recipients to themselves. Approximately $60 million in additional personal non-compete payments were made with board approval, but these board actions were based on inaccurate, misleading, or incomplete disclosure of the facts to the board by Black and Radler. Finally, all payments for personal non-compete agreements were made on terms that were unfair to Hollinger shareholders, whether authorized by the Hollinger board or not.

         30. The $88 million total in non-compete styled payments that the Defendants paid themselves from the Company, as described more fully in this Second Amended Complaint, are summarized in the following chart:

                                   BLACK        RADLER      BOULTBEE          HLG     RAVELSTON       TOTAL
                             -----------   -----------    ----------  -----------   -----------   -----------
CANWEST
   November 2000             $11,896,736   $11,896,736    $1,321,859                $26,437,193   $51,552,524
OSPREY I
   July 2001                  $2,021,088    $2,021,088      $212,746                               $4,254,922
OSPREY II
   November 2001                $316,612      $316,612       $33,328                                 $666,552
U.S. TRANSACTIONS/
   PAYMENTS
Intertec [Jan. 1999]                                                   $2,000,000                  $2,000,000
CNHI I [Jan. 1999]                                                    $12,000,000                 $12,000,000
Horizon [Aug. 1999]                                                    $1,200,000                  $1,200,000
Forum [Sept. 2000]                                                       $100,000                    $100,000
PMG/Paxton [Oct. 2000]                                                   $500,000                    $500,000
CHNI II [Nov. 2000]           $4,300,000    $4,300,000      $450,000     $750,000                  $9,800,000
APC "non-competes"
[Feb. 2001]                   $2,612,500    $2,612,500      $137,500                               $5,362,500
PMG/Forum "non-competes"
[Apr. 2001]                     $285,000      $285,000       $15,000                                 $585,000
                             -----------   -----------    ----------  -----------   -----------   -----------
TOTAL                        $21,431,936   $21,431,936    $2,170,433  $16,550,000   $26,437,193   $88,021,498
                             -----------   -----------    ----------  -----------   -----------   -----------


         31. While Defendant Colson did not participate directly in the above non-compete payments (though he benefited indirectly through his ownership in non-compete recipients Ravelston and HLG), he made sure that he was nevertheless enriched with HLR funds. For example, in response to the Colson's complaints about being excluded from the CanWest non-compete payments, Black arranged for Colson to receive a $1 million "bonus" without authorization from the Company's independent directors.

         32. A third method Defendants Black and Radler used to divert Hollinger funds to themselves in violation of their fiduciary duty of loyalty was an "incentive" compensation plan adopted for the Company's investment subsidiary Hollinger Digital LLC ("Digital"). The Hollinger Digital Management Incentive Plan provided that up to 22% of the Company's profits on Digital's individual profitable investments would be awarded to Digital executives, without offsetting those profits by the losses from Digital's unprofitable investments. This is an approach analogous to computing a baseball player's batting average by considering only hits, and disregarding outs. Compounding the unfairness was that the Plan guaranteed a bonus payment based on a defined "Liquidity Event," regardless of whether the Company actually realized proceeds from that Liquidity Event, and even if the Company's investment thereafter lost money. Black, Radler, and Colson inserted into the Digital Incentive Plan a "Senior Executive Group" allocation, whereby they would have the unfettered discretion to award themselves 7 percentage points of the 22% they were taking in the Digital Incentive Plan.

         33. The Black Group Defendants obtained Hollinger audit committee approval of the Digital Incentive Plan based on inaccurate representations to the committee that it was typical of those "that competitive investment banking firms offer." Aside from the obvious fact that Hollinger is a publishing company and not an investment banking firm, the Defendants knew when they presented the Plan to the audit committee and when they took the payments that the "upside only" Digital Incentive Plan was virtually unheard of in the venture capital/private equity business. Indeed, the Company's attorneys and auditors both advised the Black Group that the industry norm was for investment funds to pay bonuses only in accordance with the fund's NET profits, after offsetting profits and losses, fees, and certain expenses on all investments in a particular period.

         34. Hollinger Digital's investments have lost almost $68 million since 1997. This disastrous result for HLR shareholders did not justify the payment of any "incentive" bonuses, yet due to the "gains only" plan put in place by Defendants Black, Radler, and Colson, $15.5 million was paid out in "incentive" bonuses on a loss of nearly $68 million. As controlling shareholders, Black and Radler directed $5.3 million of this amount to be paid to the "Senior Executive Group," I.E., themselves, even though they knew at the time that such payments were unfair to Hollinger shareholders, were not justified by market practice, and did not reflect any skill, effort, or accomplishment on behalf of Hollinger by the Senior Executive Group. The payments the Black Group awarded themselves under the Digital Incentive Plan are summarized in the following chart:


--------------------------------------------------------------------------------
  DATE    INVESTMENT         BLACK     RADLER  BOULTBEE      COLSON       TOTAL
8/10/00   Trip.com        $335,183                                     $335,183
8/11/00   Trip.com        $520,744   $200,000              $150,000    $870,744
11/29/00  Trip.com        $200,000    $93,520                          $293,520
12/21/00  Trip.com        $500,000   $237,085                          $737,085
12/21/00  iii             $639,718                       $1,644,988  $2,284,706
1/16/01   Canada.com      $250,000   $150,000   $50,000     $50,000    $500,000
                 TOTAL  $2,445,645   $680,605   $50,000  $1,844,988  $5,021,238
--------------------------------------------------------------------------------

This suit seeks recovery of the entire $5 million in purported incentive payments to Defendants Black, Radler, Boultbee, and Colson as their actions in causing such payments to be made represent no more than skimming cash out of Hollinger without business purpose and in violation of their fiduciary duties.

         35. Defendant Perle was Digital's chief executive officer until 2003, but was not part of this Senior Executive Group. He received $3,111,863 in payments under the Digital Incentive Plan in 2000 and 2001, regardless of whether he added value on any of Digital's investments. This and other windfall compensation made Perle beholden to Black and Radler, who controlled Digital's compensation committee. While his independence was compromised, Perle disregarded his responsibilities as a board executive committee member by repeatedly signing unanimous executive committee written consents without evaluating (or even reading) them, including several that "authorized" many unfair related-party transactions that benefited Black and Radler. These include: (i) Hollinger's September 1997 loan of $42.5 million to HLG on unfair terms; (ii) the subordination of Hollinger's seller-financing of the July 2000 Bradford transaction, and Hollinger's guarantee of Bradford's bank loan for that transaction; (ii) the September 2000 transfer to Horizon of Hollinger's valuable Bishop, California, and Blackfoot, Idaho, newspaper properties; and (iv) the January 2002 improper interest rate reduction from 13% to 90-day LIBOR + 3% (I.E., approximately 5%) on Hollinger's July 2000 $36.8 million loan to HLG.

         36. Defendant Perle's failure to review or discuss the executive committee consents before signing them, or to question why the related-party transactions were not being presented to Hollinger's independent directors for negotiation and review, constitutes a breach of his fiduciary duties. Because he was receiving millions of dollars in compensation from Hollinger at Black's and Radler's discretion, Perle had a motive to rubber-stamp transactions Black and Radler proposed, and Perle did so, despite his duty to Hollinger's shareholders. Because Perle was a faithless fiduciary, this suit seeks, among other things, disgorgement of the following

"compensation" Perle received as a Digital officer and Hollinger director during the period he was breaching his fiduciary duties:

                               2003       2002       2001        2000         1999        1998        TOTAL
                            --------   --------   --------   ----------    --------    --------   ----------
Directors' Fees                 -        23,500     57,000       46,500      36,625      49,500      213,125
Advisory Board Retainer         -          -        15,000       15,000      15,000      15,000       60,000
Digital Salary & Bonus       118,846    300,000    294,231      300,000     311,538     693,462    2,018,077
Digital Incentive               -          -       224,994    2,886,869        -           -       3,111,863
Payments
                            --------   --------   --------   ----------    --------    --------   ----------
TOTAL                       $118,846   $323,500   $591,225   $3,248,369    $363,163    $757,962   $5,403,065
                            --------   --------   --------   ----------    --------    --------   ----------

         37. The fourth method the Black Group Defendants used to satisfy their own spending and liquidity needs at the expense of Hollinger's public non-controlling shareholders was to cause the Company to lend HLG or its subsidiaries substantial sums of money at below-market interest rates. In September 1997, for example, Defendants caused the Company to lend HLG approximately $42.5 million at an initial effective annual interest rate of approximately 1.4%, a grossly low rate in view of HLG's creditworthiness, the interest rate Hollinger was paying on its own debt, and the other uses to which Hollinger could have put this money. The loan -- which was not negotiated or reviewed by Hollinger's audit committee -- was supposed to be for a period of 90 days. But HLG did not repay the loan until February 1999, and did not even pay all the nominal interest required by the terms of the note. HLG's actual interest payments on the September 1997 loan equated to an annual interest rate of only 1.25%. And as explained below, when HLG finally did repay the loan, it did so with funds received from Hollinger itself, including $14 million in unauthorized non-compete payments.

         38. In July 2000, the Black Group caused the Company to lend HLG another $36.8 million. Although this loan was approved by the HLR audit committee, the Black Group obtained that approval without telling the audit committee several material facts about the transaction and by affirmatively misrepresenting HLG's need for the loan. For example, the

Black Group misrepresented to the audit committee that HLG needed the money for a stock repurchase, when in fact HLG could have repurchased the stock with shares of Hollinger Class A common stock that it already owned. The audit committee also was not told about HLG's poor debt-repayment track record on the September 1997 loan: that is, that HLG "repaid" the loan late and with $14 million it had converted from Hollinger and that HLG had breached the pledge agreement on that loan.

         39. In addition, the HLR audit committee had approved the July 2000 loan on the condition that HLG pay the Company interest quarterly at an annual rate of 13%. HLG never made these payments. Eighteen months later, Defendants reduced the 13% interest rate unilaterally, without obtaining audit committee approval. Specifically, on or about January 1, 2002, HLG, Black, and Radler caused the Company to reduce HLG's interest obligation to a rate equal to 90-day LIBOR plus 3%, readjusted every quarter. At that time, 90-day LIBOR was approximately 1.86%, meaning that the interest the Company was earning on this $36.8 million July 2000 loan was reduced from 13% to 4.86%. The Company did not receive any consideration for reducing the interest rate by more than 60%. The Black Group did not seek audit committee approval for this reduction, even though they knew that the audit committee had required in July 2000 that the interest rate be 13%. The audit committee did not even learn that the interest rate had been reduced on the loan until HLG sought to change the terms of the loan again in March 2003. At that time, HLG repaid a portion of the loan. HLG still owes $33.5 million to HLR, calculating the balance without regard to the improper interest rate reduction. In view of Defendants' deception and material omissions in obtaining the July 2000 loan, and their unauthorized manipulation of the interest rate thereafter, Plaintiff seeks immediate repayment of that $33.5 million amount (as adjusted for additional accrued interest prior to judgment).

         40. A fifth category of devices by which Defendants Black, Radler, and their associates drained income out of Hollinger was transferring the Company's publications to Horizon and Bradford, companies that Black and Radler controlled. Not content simply to pay most of the Company's income to themselves as "management fees," "non-competes," "incentive payments," or through some other pretext (including as described herein millions in sham "broker" fees, unfair and unrepaid loans, and wasteful and unearned "salary" and "bonus"), Black and Radler also transferred ownership of various Hollinger operating publications to themselves through Horizon and Bradford. In one of these transactions, Black and Radler went so far as to cause, in effect, Hollinger to pay Horizon approximately $162,000 to take several publications owned by Hollinger. In other transactions, Black and Radler sold Hollinger newspapers to themselves for prices that were tens of millions lower than Hollinger could have received from unrelated third parties. By taking operating entities from Hollinger for nothing, buying them at below-market prices, and even paying themselves to take publications off Hollinger's hands, Black and Radler blatantly disregarded their fiduciary duties of loyalty to Hollinger, usurped corporate opportunities belonging to Hollinger, and violated their fiduciary duty as controlling shareholders to refrain from any principal transaction not entirely fair to the non-controlling Hollinger shareholders.

         41. The Company's six asset sales to Horizon and Bradford are summarized in the following chart:

                                                                  BLACK/RADLER-CONTROLLED
           DATE                  HLR NEWSPAPER ASSETS SOLD               PURCHASER                  PRICE
           ----                  -------------------------               ---------                  -----
As of March 31, 1999    16 properties throughout the U.S.         Horizon                   $43.7 million (including
                        comprising 33 publications ("Horizon I")                            below market rate seller
                                                                                            financing)
As of April 1, 2000     Colville, Washington                      Horizon                   Asset Exchange for
                        Deer Park, Washington                                               Horizon's Lerner
                        Valley City, North Dakota                                           Publications
                        ("Horizon II")
May 1, 2000             Skagit Valley, WA                         Horizon                   ($161,999) Black and
                        San Juan Islands, WA                                                Radler caused Hollinger
                        ("Horizon III")                                                     to pay their own company

                                                                                            Horizon to take these
                                                                                            Hollinger assets.
July 20, 2000           Salamanca, New York                       Bradford                  $37.559 million
                        Olean, New York                                                     (including interest-free
                        Bradford, Pennsylvania                                              seller financing)
                        ("Bradford")
November 1, 2000        Bishop, California                        Horizon                   $4.1 million
                        Blackfoot, Idaho
                        ("Horizon IV")
As of August 1, 2001    Mammoth Lakes, California                 Horizon                   $1
                        ("Horizon V")


         42. Defendants Black and Radler unilaterally determined the assets Hollinger would transfer to Horizon and Bradford and the unfair terms of those transfers. They made no serious effort to seek out independent purchasers, and on various occasions they took steps that appear to have prevented independent parties from bidding on those assets in a manner that would have benefited all Hollinger shareholders. In each of these transactions, they avoided independent director scrutiny of their self-dealing through deception. In Horizon I and Bradford, they manipulated the earnings and multiples of Hollinger newspapers to pay nearly $30 million less for the properties than what independent third parties would have paid (based on prices as a multiple of cash flow on contemporaneous third-party transactions involving other newspapers Hollinger sold). In Horizon III and V, they took for $1 -- and in one instance essentially REQUIRED HOLLINGER TO PAY HORIZON $162,000 to take -- newspapers for which the Company had received six-figure and seven-figure purchase offers that Black and Radler rejected and also concealed from the board. In Horizon II, Black and Radler carried out a swap of properties between Hollinger on the one side and Black and Radler's Horizon venture on the other side. In this deal, Black and Radler made a quick $2 million profit by transferring newspapers worth approximately $6.6 million to Horizon in return for other newspapers transferred to the Company that had a value of less than $4 million, while falsely portraying the deal to the board as profitable for Hollinger. In Horizon IV, Black and Radler avoided any independent director review of a purchase price several million dollars below market by creating the fiction that Horizon had obtained the Hollinger newspapers not from Hollinger, but from an independent third-party purchaser of Hollinger newspapers at an arm's length price.

         43. The double standard that Defendants Black and Radler applied when self-dealing with Hollinger's assets is vividly illustrated by the "non-compete" agreements that Hollinger gave to Bradford, a company Black and Radler controlled. When Black and Radler arranged for non-compete payments to themselves as part of the CanWest and other transactions, they extracted from Hollinger up-front lump sum cash payments for the full amount of the "non-compete" allocation, and they charged pre-closing interest on the proposed non-compete agreements when the closing was postponed. In contrast, when they caused Hollinger to sell certain newspapers to themselves through Bradford, they arranged for $6 million of the purchase price to be paid in the form of a 10-year non-compete agreement, with payments by Bradford to Hollinger stretched out over this period of time without interest, thereby substantially reducing the present value of the price paid to Hollinger. In addition, Black and Radler did not disclose to Hollinger's independent directors that they planned to subordinate the delayed and interest-free "non-compete" payment to Bradford's bank debt on its own acquisition, thereby rendering Hollinger's ability to collect this portion of its purchase price entirely speculative. Black and Radler, through Bradford, subsequently did in fact default on the payments due to Hollinger, leaving $5.3 million unpaid. Thus, Black and Radler in effect caused Hollinger to lend themselves $6 million interest-free for 10 years and then, without disclosure to the board, subordinated the loan in a manner that has resulted in Hollinger not receiving payments of principal.

         44. Since the only ostensible business purpose for selling the highly profitable community newspapers was to use the proceeds to reduce Hollinger's external debt, to the extent properties were sold to insiders with deferred interest-free financing from Hollinger, the entire purpose that the board was given for the transaction was undermined. Instead of Hollinger receiving cash sale proceeds as it did from third parties, and using the proceeds to pay debt and current obligations, the "seller financing" Defendants Black and Radler gave to themselves meant that outstanding debt and interest obligations were not reduced (to the extent of the take-back of unsecured paper), yet the current income from the newspaper was transferred to Black and Radler even before they paid the full purchase price. Thus, Black and Radler transferred the properties and their profit streams to themselves on unsecured credit, thereby enabling themselves to use the profits of Hollinger's own companies to fund all or a portion of their purchase price obligations to Hollinger. Such a transaction structure did not accomplish the stated purpose of reducing leverage at Hollinger, but rather appears to have been a deliberate effort to dismantle profitable Hollinger assets and transfer them to themselves piece-by-piece on terms that were unfair to Hollinger's shareholders.

         45. At or about the time that Defendants Black and Radler were securing HLR board approval for these sales to Horizon and Bradford at unfair prices and on unfair terms, Black was falsely assuring the Company's public shareholders that he would never allow these very things to happen. For example, Black's May 11, 2000 address to stockholders spends substantial time reassuring "unbelieving and disillusioned shareholders" about plans to increase the Company's stock price. Regarding the Company's announced plan to "entertain offers to purchase our U.S. and Canadian community newspapers," the stated purpose of which is to obtain funds sufficient to "eliminat[e] from 40% to 60% of debt," Black told shareholders the following:

                  I perfectly understand that many are curious about exactly what might be sold at precisely what prices but two sides are necessary for any transaction and, as I only speak for one side [presumably the Company], I can't offer a useful answer to any such questions. Responses have been encouraging so far. If offers prove insufficient, we [HLR management] are under no pressure whatsoever, with steadily improving results, to sell assets at less than they are worth to us [the Company] AND WE WILL NOT DO SO. (Emphasis added.)

         46. But causing Hollinger to sell Horizon and Bradford valuable assets for less than they were worth was not the only way in which Black and Radler used their competing newspaper ventures to injure Hollinger. Black and Radler cheated Hollinger of additional millions in operating profits and sales proceeds by allowing their self-interest in maximizing Horizon's profits to supersede the profit-maximizing interests of Hollinger's shareholders for whom they were fiduciaries. Specifically, in the spring of 1999, Radler arranged for Horizon to purchase the Kelowna Daily Courier, the main rival in Canada of Hollinger's Kelowna Capital News. Radler knew that the Kelowna Daily's purchase price was very attractive, and yet he never presented this synergistic business opportunity to the Hollinger board, usurping the opportunity instead for Horizon. The Canadian Competition Bureau concluded the following year that because senior Hollinger executives controlled Horizon, either Hollinger or Horizon would have to sell its Kelowna paper. Rather than presenting that choice to Hollinger's Board, Radler unilaterally arranged for Hollinger to divest the Kelowna Capital, so that Horizon could retain the Kelowna Daily. Then, rather then selling Hollingers's Kelowna Capital to the highest bidder -- an established Canadian newspaper operator who would be more apt to effectively compete against Horizon's Kelowna Daily -- Radler chose instead to sell it for well below its fair market value to a company that was friendly to Horizon.

         47. There were several other transactions in which the Black Group improperly extracted value from Hollinger. In December 2000, for example, Defendant Black caused the Company to sell him an apartment Hollinger owned in New York City at a price substantially below its market value. Specifically, Black acquired the Company's New York City apartment, which was worth approximately $5.4 million, for a price of $3 million. But Black did not even pay this inadequate purchase price because he paid $850,000 of it by giving the Company his own New York City apartment, which he overvalued. Thus, Black actually only surrendered $2.85 million in value for the Hollinger apartment that was worth approximately $5.4 million.

         48. And there was still more. In 2002, the Black Group Defendants caused Hollinger to sell its subsidiary NP Holdings -- the principal asset of which was approximately $50 million in loss carryforwards that provided significant tax benefits -- to Ravelston at an unfair price that was substantially below its value. Specifically, Radler and Boultbee caused Hollinger to sell NP Holdings to Ravelston for US$3.6 million (Cdn.$5.75 million). They obtained audit committee approval for this transaction by failing to disclose that the going rate for tax loss sales was approximately 10-20% of the losses and by misrepresenting that CanWest, the only other eligible user of NP Holdings' losses, had offered US$2.9 million (Cdn.$4.55 million) to purchase NP Holdings. In fact, CanWest had offered US$4.1 million (Cdn.$6.5 million), or $500,000 more than the price Ravelston paid.

         49. In total, this Second Amended Complaint seeks recovery of the following amounts that Defendants have wrongfully taken from the Company:

         DEFENDANT HLG

         o The approximately $23.3 million in excessive management fees received from the Company in 1996 and 1997, plus interest.

         o At least $16,550,000, plus interest, in unauthorized and unfair non competition styled payments in connection with sales of U.S. Community Newspaper properties.

         o At least $5.3 million, plus interest from February 26, 1999, in damages for the loss of interest on the Company's $42.5 million unfair nominal interest loan to HLG.

         o $33.5 million as repayment in full of the Company's July 2000 $36.8 million loan to HLG, without regard to the Black Group's improper January 2002 rate reduction.

         o All HLR dividends obtained during the period HLG was breaching its fiduciary duties, in whole or to the extent that such compensation was excessive.

         o Compensation that the Company paid during the period that HLG was breaching its fiduciary duties, in whole or to the extent that such compensation was excessive.

         o Damages in an amount to be determined at trial suffered by the Company as a result of HLG's breaches of its fiduciary duties as a controlling shareholder.

         DEFENDANT RAVELSTON

         o The entire $191 million in management fees received directly or indirectly from the Company since 1998, or alternatively approximately $183.3 million in excessive fees, plus interest.

         o $26,437,193, plus interest, in unfair non-competition styled payments in connection with the CanWest transaction.

         o All benefits derived from the CanWest-Ravelston management services agreement, including future termination and annual $3.9 million management fees paid by CanWest to Ravelston. Alternatively, the $38,820,000 that represents the reduction in the CanWest sale proceeds paid to the Company as a result of CanWest's management fee payments to Ravelston, plus interest.

         o At least $1.42 million, plus interest from January 2002, as the difference in value between what Ravelston should have paid Hollinger for NP Holdings and the $3.6 million Ravelston paid.

         o Damages in an amount to be determined at trial suffered by the Company as a result of Ravelston's breaches of its fiduciary duties as a controlling shareholder.

         DEFENDANT BLACK

         o At least $119 million, plus interest, representing Black's 65.1% share of excessive management fee payments to Ravelston.

         o At least $7,197,500, plus interest, in unauthorized and unfair non competition styled payments purportedly in connection with sales of U.S. Community Newspaper properties.

         o $11,896,736, plus interest, in unfair non-competition styled payments in connection with the CanWest transaction.

         o $2,337,700, plus interest, in unfair non-competition styled payments in connection with the Osprey transactions.

         o $2,445,645, plus interest, in unfair payments made under the Digital Incentive Plan.

         o $300,000, plus interest, as Black's one-third pro rata portion of the $900,000 sham "broker fee" paid to Moffat Management Inc.

         o $2.55 million, plus interest, representing the difference between the value of the apartment Hollinger gave to Black in December 2000 and the assets Black gave Hollinger in exchange.

         o Restitution and damages to the Company of all its costs and damages associated with the Horizon and Bradford transactions.

         o Compensation that the Company paid during the period that Black was breaching his fiduciary duties, in whole or to the extent that such compensation was excessive.

         o Damages in an amount to be determined at trial suffered by the Company as a result of Black's breaches of his fiduciary duties as an officer and director of Hollinger and/or its subsidiaries and as a controlling shareholder.

         DEFENDANT RADLER

         o $25.8 million, plus interest, representing Radler's 14.1% share of excessive management fees paid in Ravelston.

         o $11,896,736, plus interest, in unfair non-competition styled payments in connection with the CanWest transaction.

         o $2,337,700, plus interest, in unfair non-competition styled payments in connection with the Osprey transactions.

         o $680,605, plus interest, in unfair payments made under the Digital Incentive Plan.

         o $3,526,084, plus interest, for losses on the Company's Digital investments in which Radler had an undisclosed financial interest.

         o $300,000, plus interest, as Radler's one-third pro rata portion of the $900,000 sham "broker fee" paid to Moffat Management Inc.

         o Restitution and damages to the Company of all its costs and damages associated with the Horizon and Bradford transactions.

         o Compensation that the Company paid during the period that Radler was breaching his fiduciary duties, in whole or to the extent that such compensation was excessive.

         o Damages in an amount to be determined at trial suffered by the Company as a result of Radler's breaches of his fiduciary duties as an officer and director of Hollinger and/or its subsidiaries.

         DEFENDANT BOULTBEE

         o At least $602,500, plus interest, in unauthorized and unfair non-competition styled payments purportedly in connection with sales of U.S. Community Newspaper properties.

         o $1,321,859, plus interest, in unfair non-competition styled payments in connection with the CanWest transaction.

         o $246,074, plus interest, in unfair non-competition styled payments in connection with the Osprey transactions.

         o $50,000, plus interest, for the unfair payment made under the Digital Incentive Plan.

         o $300,000, plus interest, as Boultbee's one-third pro rata portion of the $900,000 sham "broker fee" paid to Moffat Management Inc.

         o Compensation that the Company paid during the period that Boultbee was breaching his fiduciary duties, in whole or to the extent that such compensation was excessive.

         o Damages in an amount to be determined at trial suffered by the Company as a result of Boultbee's breaches of his fiduciary duties as an officer and director of Hollinger and/or its subsidiaries.

         DEFENDANT COLSON

         o $1,844,988, plus interest, for the unfair bonus payments made purportedly under the Digital Incentive Plan.

         o $1,073,719, plus interest, for an unfair, excessive, and unauthorized "bonus" payment.

         o Compensation that the Company paid during the period that Colson was breaching his fiduciary duties, in whole or to the extent that such compensation was excessive.

         o Damages in an amount to be determined at trial suffered by the Company as a result of Colson's breaches of his fiduciary duties as an officer and director of Hollinger and/or its subsidiaries.

         DEFENDANT AMIEL BLACK

         o $1,141,558, plus interest, in unfair and excessive "salary" and "bonus" payments.

         o Compensation that the Company paid during the period that Amiel Black was breaching her fiduciary duties, in whole or to the extent that such compensation was excessive.

         o Damages in an amount to be determined at trial suffered by the Company as a result of Amiel Black's breaches of her fiduciary duties as an officer and director of Hollinger and/or its subsidiaries.

         DEFENDANT PERLE

         o Compensation that the Company paid during the period that Perle was breaching his fiduciary duties, in whole or to the extent that such compensation was excessive.

         o Damages in an amount to be determined at trial suffered by the Company as a result of Perle's breaches of his fiduciary duties as a member of the HLR board's executive committee.

         o Damages in an amount to be determined at trial suffered by the Company as a result of Perle's breaches of his fiduciary duties as an officer and director of Hollinger and/or its subsidiaries.

         50. In addition, each Defendant, as aiders and abetters and/or co-conspirators, is jointly and severally liable for some or all of the amounts received by other Defendants and related parties.


                             JURISDICTION AND VENUE

         51. The Court has subject matter jurisdiction over Plaintiff's claims under 28 U.S.C. ss. 1332(a). The parties are of diverse citizenship and the amount in controversy exceeds the sum of $75,000, exclusive of interest and costs.

         52.      Venue is appropriate in this district under 28 U.S.C. ss.
1391(a).


                                     PARTIES

         53. Plaintiff is a Delaware corporation with its principal office located in Chicago, Illinois. It is a holding company that trades on the New York Stock Exchange under the symbol HLR. Through its operating subsidiaries, HLR publishes the CHICAGO SUN-TIMES and several community newspapers in the Chicago area and THE JERUSALEM POST in Israel.

         54. Defendant HLG is a Canadian corporation with its principal office located in Toronto, Canada. It is a mutual fund company that trades on the Toronto Stock Exchange under the symbol HLG. As the Court found in the Delaware Judgment (at page 6), HLG "has solely been a holding company" since the mid-1990s, "the principal -- but not sole -- asset of which is the ownership of 30.3%" of the equity of the Company. During the relevant period, HLG held at least 71.8% of the overall voting power in the Company because a majority of the HLR stock that HLG owns is in the form of a Class B common stock that has a 10-to-1 voting preference over the Class A common shares held by HLR's public non-controlling shareholders. HLG thus controls the Company despite its minority equity interest. Defendant HLG is charged with constructive knowledge of its officers, Defendants Black, Radler, Boultbee, and Colson. (SEE Delaware Judgment at 68.)

         55. Defendant The Ravelston Corporation Limited is an Ontario corporation with its principal office located in Toronto, Canada. It beneficially owns 78% of HLG's stock. The Ravelston Corporation Limited is privately-held, with 98.5% of its equity owned by officers and directors of HLR and HLG and 1.5% of its equity owned by the estate of a former HLG director. The Ravelston Corporation Limited thus controls the Company indirectly through its ownership of its controlling interest in HLG. The Delaware Court found that Ravelston "is a private company Black personally dominates and controls." (Delaware Judgment at 9.)

         56. Defendant Ravelston Management Inc. is a Canadian corporation with its principal office located in Toronto, Canada. It is a wholly-owned subsidiary of The Ravelston Corporation Limited.

         57. Defendant Conrad M. Black, also known as Lord Black of Crossharbour, is a British citizen living in London, England, New York, New York, Palm Beach, Florida, and Toronto, Canada. He owns (through Conrad Black Capital Corporation) 65.1% of Ravelston and therefore controls both it and Defendant HLG. Black is the Chairman of the board of directors and the Chief Executive Officer of HLG. Until November 19, 2003, he was also the Chief Executive Officer of the Company. Until January 17, 2004, when he was discharged by the board, he was the Chairman of the Company's board of directors. As the Court found in the Delaware Judgment (at pages 5, 9, 68), "Black was the creator of this group of companies, has personally dominated their affairs, and put in place boards to his liking." He "is a formidable controlling stockholder," who "has held himself out to the world as able to control Ravelston, [HLG], and [Hollinger]." "Black believed himself to be the initial arbiter of what should be done with [Hollinger] and its assets, to the exclusion of the rest of the Company's directors." The Court noted that Black "felt free to and did act for [HLG] -- as in function both principal and agent -- in a manner that was obviously inconsistent with the duties Black owed [Hollinger]." Black breached his fiduciary duties to the Company, as set forth in this Second Amended Complaint, in his capacity as an officer, director, and controlling shareholder of the Company. Black worked directly on Company business with Defendant Radler and other Company executives, who were physically officed at the Company's principal place of business in Chicago, Illinois. Among the Company business Black regularly conducted are the activities constituting Black's breaches of fiduciary duties to the Company as set forth in this Second Amended Complaint.

         58. Defendant F. David Radler is a Canadian citizen currently living in Vancouver, Canada, and Palm Springs, California. He also lived in Chicago, Illinois, at times relevant to this action and worked out of the SUN-TIMES building in Chicago. He owns (through F.D. Radler Ltd.) 14.1% of Defendant Ravelston. Radler is the Deputy Chairman of the board of directors of HLG and its President and Chief Operating Officer. Until November 17, 2003, when he resigned, he was also Hollinger's Deputy Chairman of the board of directors and President and Chief Operating Officer. Radler breached his fiduciary duties to Hollinger and its non-controlling shareholders in his capacity as an officer and director of the Company. During the time that Radler breached his fiduciary duties to the Company, as set forth in this Second Amended Complaint, Radler maintained an apartment in Chicago, Illinois, and an office at the Company's principal place of business in Chicago, Illinois. Radler, while in Chicago and while acting as an officer and director of the Company, participated in discussions with Defendants Black and Boultbee and others concerning the amount of unwarranted compensation to be set under the management services agreements between Ravelston and the Company, as set forth in this Second Amended Complaint. Radler, also from his Chicago office and while acting as an officer and director of the Company, and in breach of his fiduciary duties to the Company, participated in discussions with Defendants Black and Boultbee and others concerning "non-compete" styled payments, the Hollinger Digital incentive payments, the HLG loan transactions, and the NP Holdings transaction, and engaged in conduct effectuating those payments and transactions and each of the Horizon and Bradford transactions.

         59. Defendant John A. Boultbee is a Canadian citizen living in Canada. He owns (through Mowitza Holdings Inc.) 0.98% of Ravelston. From 1998 until 2003, Boultbee sat on the board of directors of HLG and held various positions as an officer of HLG at different times during this period, including Vice President of Finance and Treasury, Executive Vice President, and Chief Financial Officer. Boultbee was a member of Hollinger's board of directors from 1990 to 1995. Although he was never an employee of Hollinger, he served as the Company's Chief Financial Officer from 1995 until 1999, when he became the Company's Executive Vice President. He remained in this capacity until he was removed from his position as an officer on November 17, 2003. Boultbee breached his fiduciary duties to the Company, as set forth in this Second Amended Complaint, in his capacity as an officer of the Company. He worked directly on company business with Defendant Radler and other Company executives, who were physically officed at the Company's principal place of business in Chicago, Illinois. Among the Company business that Boultbee regularly conducted are the activities constituting Boultbee's breaches of fiduciary duties to the Company, as set forth in this Second Amended Complaint.

         60. Defendant Daniel W. Colson is a Canadian citizen living in London, England. He owns 2.9% of Ravelston. Colson has been a member of Hollinger's board of directors since 1995 and was the CEO and Deputy Chairman of the DAILY TELEGRAPH from 1995 until he resigned in March 2004. Colson also served as Chairman and as a director of Hollinger Telegraph New Media Ltd. and as Vice Chairman and a director of Hollinger Digital until his March 2004 resignation. Until December 2003, Colson also sat on the board of directors of HLG. Colson breached his fiduciary duties to the Company, as set forth in this Second Amended Complaint, in his capacity as an officer and director of the Company. He worked directly on Company business with Defendant Radler and other Company executives, who were physically officed at the Company's principal place of business in Chicago, Illinois. Among the Company business that Colson regularly conducted are the activities constituting Colson's breaches of fiduciary duties to the Company, as set forth in this Second Amended Complaint.

         61. Defendant Barbara Amiel Black is a citizen of Canada and the U.K. living in London, England, New York, New York, Palm Beach, Florida, and Toronto, Canada. Defendant Amiel Black has held the title Vice President, Editorial, of Hollinger since September 1995 and has been a director of Hollinger since February 1996. She has also been a director of HLG and is a shareholder of Black-Amiel Management Inc., an offshore Barbadian entity to which Hollinger has paid unfair and unwarranted management fees. Amiel Black breached her fiduciary duties as a director of Hollinger by taking these unjustified management fees from the Company, and by taking directly from Hollinger cash compensation of approximately $1.4 million, in addition to equity-based compensation, for an executive position to which she devoted no meaningful time or effort.

         62. Defendant Richard N. Perle is a Maryland citizen. He has been an HLR director since 1994. Perle served on the board's audit and compensation committees from 1994 until 1998 and on the board's executive committee from 1996 until November 2003. Perle was also the chief executive officer of Digital from 1996 until 2003. According to its private placement memorandum, Perle is currently a principal in Trireme Partners L.P. ("Trireme"), a venture capital fund in which Defendant Black caused Hollinger to invest in 2003, after more than a year of solicitation by Perle, without independent director approval. During the relevant period, Perle regularly worked on HLR business with HLR employees located in Chicago, Illinois. Specifically, he regularly received board packages and executive committee consents from the Company's headquarters in Chicago, and he regularly signed the executive committee consents and sent them back to Chicago.


                               GENERAL ALLEGATIONS

                              MANAGEMENT STRUCTURE

         63. In addition to controlling Hollinger through super-voting stock ownership, Defendant HLG effectively exercised daily management control over the Company through overlapping officers and directors. Until November 2003, Defendant Black was the Chairman of the board and Chief Executive Officer of both Hollinger and HLG, and Defendant Radler was a director and the President and Chief Operating Officer of both companies. At all times relevant to this Second Amended Complaint, Defendant Boultbee was also an officer and/or director at both companies. Defendant Colson was an officer and director of both companies until December 2003. Peter Atkinson and Defendant Amiel Black, Black's wife, were also senior officers and/or directors of both companies. Black, Radler, Atkinson, Boultbee (collectively, the "HLR Executives"), and Colson were shareholders of Defendant Ravelston.

         64. All of these HLR senior officers and directors that Defendant HLG installed therefore had direct and material conflicts of interest and divided and conflicting loyalties and financial incentives in any transaction between or among Hollinger, HLG, and Ravelston. As the Court stated in the Delaware Judgment (at page 11) "[p]ut simply, [Hollinger's] top executives not only worked for Black in his capacity as CEO of [Hollinger] and understood the practical voting control he exercised over that company, they were also subordinate to and drew benefits from Black in their roles at [HLG] and Ravelston."

         65. The existence of these pervasive conflicts, combined with Black's absolute power to dominate and control the Company's board, obligated them to negotiate all related-party transactions with the Company's independent directors and to refrain from any transaction that was not entirely fair to shareholders of the Company. The board had two independent director committees: the audit committee and the compensation committee. Governor James R. Thompson chaired the audit committee, which until 1998 also included Defendant Perle. In 1998 Perle resigned from the audit committee and Richard R. Burt and Marie-Josee Kravis joined it. Governor Thompson and Burt also sat on the compensation committee, as did Perle until on or about March 1, 1998.

         66. As the Company's direct and indirect controlling shareholders, Defendants Black, Ravelston, and HLG owed fiduciary duties of loyalty, care, and good faith to the Company and its public majority noncontrolling shareholders. As the Company's senior officers and directors, Defendants Black, Radler, Boultbee, Colson, and Amiel Black also owed those same fiduciary duties to the Company and its shareholders. All of the Black Group Defendants bear the burden under Delaware law of proving that their transactions with Hollinger are "entirely fair" to all of the Company's shareholders. The entire fairness determination requires a showing of both fair dealing and fair price, subjecting the Black Group's self-dealing transactions to exacting and rigorous scrutiny.

         67. The fiduciary duties of the Black Group members also included an obligation "to be candid with HLR, its independent directors, and its public non-controlling shareholders." (Delaware Judgment at 67.) This duty of candor included: (i) the duty not to "use superior information or knowledge to mislead others in the performance of their fiduciary obligations"; (ii) the duty "to avoid misleading [the corporation] by misstatements and omissions"; and (iii) the duty "to disclose the material facts known to the director or senior executive." (Delaware Judgment at 67 (citations omitted).) Any "misleading and deceptive behavior towards directors is a `fraud upon the board.'" (ID. at 81 (citations omitted).)


                  THE DEFENDANTS CREATED A CORPORATE CULTURE OF
                      CONTROLLING SHAREHOLDER ENTITLEMENT

         68. Throughout their tenure as HLR executive officers and directors, Defendants Black, Radler, Boultbee, Colson, and Amiel Black freely plundered the Company's coffers to subsidize their own lifestyles and to support the Black Group's independent pursuits. For example, Black caused the Company to pay substantial expenses associated with the staffing and operation of his New York and London homes, complete with personal residence staff (including a chef, senior butler, butler, under butler, maids, housemen, and others) and cars (including a classic Rolls Royce limousine with drivers), and two private airplanes for his and Radler's business and personal uses.

         69. Black and Amiel Black routinely used corporate funds to subsidize -- in ways large and small -- a lifestyle that reflects, in Amiel Black's own words, "an extravagance that knows no bounds." For example, from 2000-2003, Hollinger was billed approximately $90,000 to refurbish a 1958 Silver Wraith Rolls Royce limousine owned by Ravelston, so that Black and

Amiel Black could travel London in classic style. Charitable donations were made in the name of Black and Amiel Black (as well as Radler), but paid for by Hollinger. The Company was charged nearly $9 million ($8 million for one single collection and then assorted other pieces) to acquire papers of former President Franklin D. Roosevelt, most of which were stored in Black's and Amiel Black's personal residences at a time when Black was coincidentally writing a 1300-page biography of FDR (while also being paid to be the Company's full-time CEO, not a part-time CEO and part-time author).

         70. As Defendant Black explained in an August 5, 2002 e-mail, he believed his "proprietor" status in HLR entitled him and his fellow Ravelston shareholders to these extravagances:

         There has not been an occasion for many months when I got on our plane without wondering whether it was really affordable. But I'm not prepared to reenact the French Revolutionary renunciation of the rights of nobility. We have to find a balance between an unfair taxation on the company and a reasonable treatment of the founder-builders-managers. We are proprietors, after all, beleaguered though we may be.

         71. This attitude of "proprietor's" entitlement permeated the Black Group's dealings with the Company. In a September 6, 2002 memorandum, in which Black announced that "[w]e have pretty well won the great battle over the non-competition agreements and a decent interval has passed," Black reminded his fellow Ravelston shareholders that the interests of the controlling shareholders must always come first:

         These companies have always been run in the Argus tradition of proprietary businesses where the controlling shareholders take reasonable steps to ensure their comfortable enjoyment of the position they, (we, in fact), have created for themselves. Care must be taken not to allow this to degenerate into decadence, as it did in the old Argus. But nor should we allow the agitations of shareholders, amplified by certain of our colleagues discountenanced at the performance of their stock options, to force us into a hair shirt, the corporate equivalent of sackcloth and ashes.

         72. The sense of "proprietor's" entitlement that Defendant Black nurtured and reinforced carried with it a coarse contempt for the public non-controlling majority shareholders to which the Black Group members were duty-bound. One of numerous examples is Defendant Black's August 3, 2002 e-mail to Atkinson and Defendant Boultbee:

         We have said for some time that [HLR] served no purpose as a listed company other than relatively cheap use of other peoples' capital, and privatization noises have been audible for a long time. We now have an unsatisfactory situation where a number of the shareholders think we are deliberately suppressing the stock price, some others think we are running a gravy train and a gerrymandered share structure, and we think they are a bunch of self-righteous hypocrites and ingrates, who give us no credit for what has been a skillful job of building and pruning a company in difficult circumstances just ahead of seismic financial events.

         73. That contempt extended further to the Black Group Defendants' perception of the Company's independent directors, who had the unenviable task of protecting its public shareholders from the Black Group's repeated and systematic schemes to divert corporate assets and opportunities to themselves. The job of the independent directors was made more difficult by Defendants' repeated failures to seek prior authorization for self-dealing transactions and to then seek after-the-fact "ratification" based on rationalizations such as inadvertent error or oversight. On numerous occasions, one or more of the Black Group members made misrepresentations and misleading statements to the audit committee and board and failed to provide directors with material and complete information regarding related-party payments and transactions. The ability of the independent directors to question or vote against Black's and Radler's proposals was particularly difficult because the Black Group usually did not leave the room for discussions of related-party transactions, and there was little, if any, dissent while they were present.

         74. The Black Group has for many years concealed their wrongdoing by numerous deceptive acts described herein, including: (i) failing to seek authorization from the Hollinger independent directors for various related-party payments and transactions; (ii) falsely characterizing other related-party payments in statements to HLR's board and public majority non-controlling shareholders; (iii) lying under oath about the extent of their ownership and control of a purchaser of Hollinger assets;
(iv) manipulating the Company's financial data and books and records; and (v) making a variety of materially false and misleading statements to the HLR independent directors and public majority non-controlling shareholders and failing to disclose material information they had a duty to disclose in SEC filings, shareholder meetings, written board packages, and oral board presentations.


                THE SHAM NON-COMPETE PAYMENTS IN CONNECTION WITH
              THE COMPANY'S SALES OF ITS U.S. COMMUNITY NEWSPAPERS

         75. The Company owned more than 300 community newspapers throughout the United States until 1998, when it began selling them ostensibly to raise capital and focus on its "core" metropolitan daily newspaper assets. Defendants Black and Radler, however, caused the Company to sell many of these assets to the Black and Radler-controlled Horizon and Bradford entities for nominal consideration, and on some occasions with generous seller financing from the Company. The Company divested virtually all of its U.S. community newspaper assets from 1998 through the end of 2000.

         76. In each of HLR's U.S. community newspaper sales described below, the Company signed an agreement not to compete with the newspapers it was selling. This was relatively standard practice in the industry for assets of this type. Newspaper purchasers buy not just the trade name of the newspaper, but also its subscriber and advertising bases. They usually demand the seller's agreement not to return to the same area in a short time period and start a rival newspaper.

         77. The U.S. community newspaper transactions described below allocated a portion of the purchase price proceeds to the non-competition agreement. For tax reasons, it is not unusual for the buyer and seller to allocate a portion of the sales proceeds towards the seller's non-competition agreement.

         78. Non-competition agreements usually are broadly worded to bind not only the selling corporation, but also the seller's corporate affiliates and officers. The buyer typically does not pay additional consideration for a separate agreement that the seller's affiliates and officers will not personally compete with the buyer.

         79. This was especially true during the relevant period for Defendant HLG, where there was no need for any purchaser of the Company's U.S. community newspapers to pay for HLG's agreement not to compete. HLG did not present a competitive threat to any of these newspapers, and it did not employ staff who could manage newspaper properties in the U.S. other than staff already working for the Company, which was subject to such non-competition agreements. On information and belief, neither HLG nor its subsidiaries owns, or has in the last five years seriously considered buying, any community newspapers in the United States. Indeed, as HLG has recently conceded in Delaware, HLG has been a mutual fund company since 1997, not an operating company. For these reasons, to the knowledge of the Company not one of the U.S. community newspaper transactions described herein involved any purchaser unaffiliated with the Company asking for HLG to sign a non-competition agreement or offering to pay additional consideration for HLG's agreement not to compete.

         80. There was no legitimate reason for the Company to agree to share the sales proceeds from the divestitures of the U.S. community newspaper properties with Defendant HLG. The properties being sold belonged to the Company, and all sales proceeds rightfully belonged to all shareholders of the Company equally. Nevertheless, HLG received at least $16.55 million purportedly in connection with its putative agreements not to compete in these U.S. markets. In addition to being economically baseless, many of these payments are not even supported by valid documentation, including written, duly authorized, and executed non-competition agreements.

         81. Nor was there any legitimate reason for the Company to agree to share any of the sales proceeds from the divestitures of the U.S. Community Newspaper properties with the HLR Executives. Nevertheless, the HLR Executives received $15.6 million purportedly in connection with their putative agreements not to compete. In addition to being economically baseless, these payments were not even supported by valid and genuine non-competition agreements.

         82. During their presentations to the Company's independent directors explaining the U.S. community newspaper divestitures, Defendants Black and Radler did not disclose that they were causing the Company to pay these "non-compete fees" to HLG, themselves, and the other HLR Executives. The Company's independent directors therefore never reviewed these payments to determine whether they made economic sense, were in the best interest of the Company, or should be negotiated in any way. And no independent financial advisor or other expert was asked in connection with any of these transactions to render an opinion on the value of HLG's or the HLR Executives' non-competition agreements, since the directors of the Company did not know that most of such payments were being made.

         83. One motivation for the Black Group's forceful pursuit of "non-compete" payments was simple greed. Giving the Black Group non-compete payments equal to 3-15% of the sale proceeds for a major part of the Company was no different than transferring ownership of that volume of such assets to the individuals for free. For the Black Group, this seemingly esoteric type of "agreement" that they could argue was customary practice (perhaps for companies, but not for officers of selling companies) gave a plausible sounding rationale to take more than $90 million out of the Company. This truly extraordinary windfall was breathtaking in magnitude and an utterly unjustified gift.

         84. Another motivation for taking the non-compete payments was the opportunity to claim tax free status under Canadian law. During the relevant period, Canadian tax experts generally considered BONA FIDE non-competition payments as having favorable Canadian tax treatment. The Black Group Defendants, in fact, believed that such payments were not subject to taxation in Canada. Thus they repeatedly sought -- after-the-fact and contrary to the transaction documents and economic realities -- to characterize their self-dealing diversions of cash as "non-compete payments."


               THE U.S. COMMUNITY NEWSPAPER DIVESTITURES INVOLVING
                   UNAUTHORIZED "NON-COMPETE" STYLED PAYMENTS

         85. On or about May 11, 1998, the Company sold certain publications to Intertec Publishing Corporation ("Intertec") for approximately $75 million. Both the asset purchase agreement and Hollinger's executive committee resolution provided that an additional $2 million was being paid to the Company as consideration for its assent to a non-competition agreement. Neither document suggests that Defendant HLG would also be agreeing not to compete, and no such HLG non-competition agreement exists. Nevertheless, on February 1, 1999, the Company paid the entire $2 million non-competition agreement allocation to HLG, purportedly as compensation for HLG's assent to a non-competition agreement relating to the Intertec transaction. During January 1999, Defendant Radler, on HLG's behalf, orchestrated this payment and its fictitious justification from his HLR office in Chicago. The Black Group never obtained the HLR independent directors' approval to make this $2 million payment to HLG, nor did they disclose this payment to the Company's public majority non-controlling shareholders.

         86. On or about February 1, 1999, the Company sold certain of its newspaper assets to Community Newspaper Holdings, Inc. ("CNHI") for approximately $472 million. $50 million of the purchase price was allocated to non-compete agreements. CNHI did not request that Defendant HLG sign an agreement not to compete, but instead, HLG, through Defendants Black, Radler, and Boultbee requested CNHI's consent that HLG be permitted to sign one. The December 1998 term sheet that Hollinger and CNHI signed and the first several drafts of the asset purchase agreement did not provide that HLG would covenant not to compete. Three business days before the closing, however, Defendant HLG, through Defendant Radler, caused itself to be added to the asset purchase agreement as a non-competition covenanter, and at the closing Defendant Radler signed HLG's non-competition agreement on HLG's behalf. Having created this fictitious justification for an HLG non-competition payment, Radler, on HLG's behalf, then caused HLR to instruct CNHI to wire $12 million of the $50 million non-competition allocation to Defendant HLG. Radler committed these acts from his HLR office in Chicago. The Black Group never obtained the HLR independent directors' approval to make this $12 million payment to HLG, nor did they disclose this payment to the Company's public majority non-controlling shareholders.

         87. On or about November 30, 1998, Defendant Radler, with Defendants Black, Colson, and Boultbee in attendance, presented the terms of the CNHI transaction to the Company's board of directors for approval. He presented the board with, among other things, an offer from CNHI for the acquisition of 45 of the Company's Community Newspaper Group operations and the execution by Hollinger of a three year non-compete in exchange for approximately $472 million. He did not disclose, however, that $12 million of the Company's transaction proceeds would be transferred to Defendant HLG despite the lack of any meaningful connection between HLG and the assets that were the subject of this transaction. On or about February 26, 1999, Black, in the presence of Radler, Colson, and Boultbee, disclosed to the HLR board that "[t]he sale of American Publishing assets to Community Newspaper Holdings Inc. concluded successfully." Neither Black, nor Radler, nor Boultbee, nor Colson, however, nor any other HLG officer or director, disclosed to the HLR board or public majority non-controlling shareholders the $12 million transfer of HLR funds to HLG in connection with that "successful" closing.

         88. Defendants Black, Radler, Boultbee, and HLG also failed to inform the HLR board that from February 1, 1999, through February 22, 1999, HLG "round-tripped" the $14 million in unauthorized HLG non-competition payments from the Intertec and CNHI transactions back to the Company, purportedly to help "pay" off an overdue HLG loan from Hollinger. Specifically, HLG combined the $14 million with a $5.5 million HLR dividend payment that HLG had received in mid-January 1999 to make a $20,127,508.41 million paydown on HLG's September 1997 $42.5 million (Cdn.$58.9 million) loan from Hollinger, which was supposed to have been repaid on December 1, 1997. Also in February 1999, HLG caused the Company to redeem 196,823 shares of HLR Series D Preferred Stock for $19,362,000 (Cdn.$28.8 million). The combination of that stock redemption and the $20,127,508.41 cash payment "extinguished" the $42.5 million (Cdn.$58 million) debt. Although the Company's 2000 Annual Report on Form 10-K reported that "in February 1999, 196,823 shares of Series D Preferred Stock were redeemed for cash of US$19,362,000," the Black Group never disclosed to the public majority non-controlling shareholders or the board the simultaneous debt repayment using HLR's round-tripped funds -- in other words, THAT THEY HAD CAUSED HLR TO REPAY ITSELF A LOAN DUE FROM ITS PARENT COMPANY.

         89. By transaction agreement dated as of March 31, 1999, Hollinger sold certain newspapers and specialty publications to Horizon for approximately $43.7 million, of which $5 million was allocated to a non-compete agreement. Defendant HLG, through Defendants Black and Radler, caused the Company to include HLG along with HLR as a non-compete covenantor in the asset purchase agreement. At the Horizon I Transaction closing in Chicago, Illinois, Radler signed HLG's non-competition agreement. Also at the closing, Horizon signed a demand promissory note for $1.2 million in favor of HLG, purportedly as compensation for HLG's assent to the non-competition agreement, thereby usurping Hollinger's right to those proceeds. On or about August 9, 1999, Black and Radler completed the conversion by having Horizon pay the entire $1.2 million to HLG.

         90. On or about November 30, 1998, Defendant Radler, with Defendants Black, Colson, and Boultbee in attendance, presented the terms of the Horizon I Transaction to the Company's board of directors for approval. Radler did not disclose, however, that $1.2 million of the transaction proceeds would be transferred to Defendant HLG. The Black Group never obtained the HLR independent directors' approval of this $1.2 million payment to HLG, nor did they disclose it to the Company's public majority non-controlling shareholders.

         91. On or about September 30, 2000, HLR sold certain newspapers to Forum Communications Co. ("Forum") for $14 million, $400,000 of which was allocated to non-competition agreements. Defendant HLG, through Defendants Black and Radler, caused HLR to include HLG along with HLR as a non-compete covenantor in the asset purchase agreement. At Radler's instruction, the Company's corporate counsel in Chicago, Illinois, Mark

Kipnis, signed a non-competition agreement in the Forum transaction on behalf of both the Company and HLG. Kipnis, however, had no authority to bind HLG, and on information and belief, Forum did not ask for proof of Kipnis' authority to sign on HLG's behalf. Radler, on HLG's behalf, caused the Company to pay $100,000 of the Forum transaction proceeds to HLG, purportedly as compensation for HLG's assent to the non-competition agreement. Radler committed these acts from his HLR office in Chicago, Illinois. The Black Group never obtained the HLR independent directors' approval of this $100,000 payment to HLG, nor did they disclose it to the Company's public majority non-controlling shareholders.

         92. On or about October 2, 2000, HLR sold certain newspapers to PMG Acquisition Corp. ("PMG") for approximately $59 million, $2 million of which was allocated to non-competition agreements. Although PMG assumed the HLR non-compete agreement would bind all Hollinger affiliates, it was Defendant HLG, through Defendants Black and Radler, that caused the Company to include HLG explicitly as a non-compete covenantor in the asset purchase agreement. Kipnis then signed the non-competition agreement on behalf of both the Company and Defendant HLG. As with Forum, Kipnis had no authority to sign on HLG's behalf. Radler, on HLG's behalf, caused the Company to pay $500,000 of the transaction proceeds to Defendant HLG, purportedly as compensation for its non-competition agreement. Radler committed these acts from his HLR office in Chicago, Illinois. The Black Group never obtained the HLR independent directors' approval of this payment to HLG, nor did they disclose it to the Company's public majority non-controlling shareholders.

         93. On or about November 1, 2000, the Company sold additional newspapers to CNHI for approximately $90 million. Defendant HLG, through Defendants Black and Radler, caused the Company to include HLG along with HLR as a non-compete covenantor. The asset purchase agreement, dated September 28, 2000, allocated $3 million of the purchase price to HLR's and HLG's non-competition agreements -- $2.25 million to HLR and $750,000 to HLG. At Radler's instruction, Kipnis again signed a non-competition agreement on HLG's behalf, even though he had no authority to bind HLG. CNHI did not ask for proof of Kipnis authority to sign on HLG's behalf, and did not seek or attach any commercial significance to HLG's non-competition agreement. Pursuant to wiring instructions prepared before the November 1, 2000, closing, Defendant HLG, through Defendants Black and Radler, caused CNHI to wire $750,000 of the transaction proceeds to HLG. The Black Group never obtained the HLR independent directors' approval of this $750,000 payment to HLG, nor did they disclose it to the Company's public majority non-controlling shareholders. Radler committed these acts from his offices in Chicago, Illinois.

         94. Defendant Radler also caused the CNHI November 2000 closing documents to be altered at closing to create a sham basis for making non-competition payments to Defendants Radler, Black, and Boultbee, and to Atkinson. The September 28, 2000 CNHI asset purchase agreement did not require any non-competition agreement from these individuals, and Exhibit D to that asset purchase agreement was a form non-competition agreement that would require only HLR's and Defendant HLG's signatures. At the eleventh-hour instruction of Radler, however, Kipnis created a new non-competition agreement at closing that added Black, Radler, Boultbee, and Atkinson, as non-compete covenantors. At Radler's further instruction, Kipnis arranged for an additional $9.5 million of the Company's transaction proceeds to be paid to those individuals, $4.3 million each to Defendants Black and Radler, and $450,000 each to Atkinson and Defendant Boultbee, purportedly as compensation for their assent to the reconfigured non-competition agreement. Those payments were not disclosed to, or approved by, the

Company's independent directors. Radler awarded Kipnis a "bonus" of $100,000 concurrently with Kipnis' processing of the $9.5 million in unauthorized and undisclosed payments to Black, Radler, Boultbee, and Atkinson.

         95. On or about February 2001, Defendants Black, Radler, and Boultbee caused the Company to pay themselves and Atkinson an additional $5.5 million in "non-compete" styled payments. By checks issued in February 2001, but back-dated to December 31, 2000, the Company paid Defendants Black and Radler $2,612,500 each, and Atkinson and Defendant Boultbee $137,500 each. The HLR Executives caused the Company's employees to fabricate a documentary record to make these checks appear to be compensation for non-competition agreements. That is, in February 2001, Black, Radler, and Boultbee signed non-competition agreements back-dated to December 31, 2000, supposedly in support of the payments. The agreements were shams, however, and had nothing to do with any U.S. Community Newspaper sales transaction. Rather, the HLR Executives agreed in these sham non-competition agreements not to compete with the Company's wholly-owned subsidiary, American Publishing Company -- a company that, at the time these sham agreements were signed, did not employ Black, Radler, or Boultbee and had already sold (or given away to Horizon) substantially all of its assets. These sham payments were never approved, reviewed, or negotiated by the Company's independent directors.

         96. On or about April 9, 2001, Defendants Black, Radler, and Boultbee caused the Company to pay themselves and Atkinson an additional $600,000 in "non-compete" styled payments: $285,000 each to Defendants Black and Radler, and $15,000 each to Atkinson and Defendant Boultbee. The HLR Executives falsely characterized these April 2001 payments as non-compete fees to be charged against post-closing financial reserves from the October 2000

PMG transaction and the September 2000 Forum transaction. Neither Black, Radler, nor Boultbee signed non-competition agreements on either the PMG or Forum transactions, and neither PMG nor Forum, on information and belief, requested that they sign such an agreement.

         97. In or about January 2001, Defendants Black, Radler, and Boultbee responded to and signed questionnaires regarding their year-2000 compensation for use in preparing disclosures for the Company's year-2000 Annual Report on Form 10-K and the Company's Proxy Statement for its May 2001 Annual Meeting. In those questionnaires, they failed to disclose the millions each of them took out of the proceeds from the second CNHI transaction.

         98. Beginning in or about March 2002, Defendants Black, Radler, and Boultbee signed HLR filings with the Securities and Exchange Commission that falsely characterized the payments they took, as described above, in November 2000, February 2001, and April 2001. The false representation was as follows:

         During 2000, the Company sold most of its remaining U.S. Community newspaper properties, for total proceeds of approximately $215 million. In connection with the sales of United States newspaper properties in 2000, to satisfy a closing condition, the Company, Lord Black and three senior executives entered into non-competition agreements with the purchasers for which each agreed not to compete directly or indirectly in the United States with the United States businesses sold to purchasers for a fixed period, subject to certain limited exceptions, for aggregate consideration paid in 2001 of $0.6 million. These amounts were in addition to the aggregate consideration paid in respect of these non-competition agreements in 2000 of $15 million. Such amounts were paid to Lord Black and the three senior executives. The Company's independent directors have approved the terms of these payments.

This representation -- repeated in numerous HLR filings that Black, Radler, and Boultbee signed -- was false and misleading because, among other things: (i) neither Black, Radler, nor Boultbee signed any agreements individually to satisfy a closing condition on any U.S. Community newspaper sale; (ii) the $15.6 million in payments were not made as genuine consideration for Black, Radler, or Boultbee agreeing not to compete at the buyers' request with the businesses sold; (iii) only $9.5 million of the payments, not $15 million, were made in 2000; (iv) the independent directors never "approved the terms of these payments"; and (v) the Black Group failed to disclose the additional non-competition styled payments to Defendant HLG out of the proceeds of the Company's U.S. Community Newspaper sales.

         99. During the Company's May 23, 2002 annual shareholders meeting in New York, Defendant Black misleadingly stated that the $15.6 million in payments were legitimate non-compete payments arising out of purchaser demands:

         You're right that there were some non-compete in the American Community sales, but that wasn't as dissimilar as it seems from the Canadian situation. In those papers, they wanted some assurance that we wouldn't come back with shoppers, which is always a threat to those small newspapers and indeed, there's been some incidence in the history of that business of people doing just that, selling the paper and coming back with a shopper, taking advantage of the commercial relationships. But as -- I think you would agree that the amounts involved were comparatively modest. I am focusing on the matter that would have chiefly concerned you, which was the CanWest deal.


                  THE NOVEMBER 15, 2003 AGREEMENT TO REPAY THE
        UNAUTHORIZED U.S. COMMUNITY NEWSPAPER NON-COMPETE STYLED PAYMENTS

         100. In or about October 2003, the HLR Special Committee obtained evidence of the above-described $16.55 million in unauthorized payments to Defendant HLG and the above-described $15.6 million in the unauthorized and mischaracterized payments to Defendants Black, Radler, and Boultbee, and to Atkinson. By letter dated November 6, 2003, the Special Committee provided each of the HLR Executives an opportunity to explain the circumstances of the above payments and to provide any evidence that these payments were authorized. Previous opportunities had also been provided through interviews and document requests. The HLR Executives responded in writing the following week. After considering the HLR Executives' responses, and all the evidence before it, the HLR Special Committee determined that the payments were unauthorized and must be disgorged with interest.

         101. On or about November 15, 2003, Defendant Black signed the following acknowledgment as part of a written agreement with the Company (the "November Agreement"):

         . . . the term "Payments" shall mean the aggregate US$16,550,000 paid to Hollinger Inc. ("HLG"), the aggregate US$7,197,500 paid to each of Messrs. Black and Radler, and the aggregate US$602,500 paid to each of Messrs. Atkinson and Boultbee from 1999 to 2001. The payments were not properly authorized on behalf of the Company.

         102. As part of the November Agreement, Defendant Black agreed to make restitution of the $7,197,500 in unauthorized payments he received, plus interest. Black has since repudiated that agreement and failed to honor his commitment to make an initial $850,000 payment not later than December 31, 2003. Defendant Boultbee has not agreed to make restitution of the $602,500 he personally received in payments misrepresented to be U.S. Community non-compete payments. Defendant Radler agreed in November 2003 to make restitution under a payment schedule, and he has honored his restitution commitment. Atkinson also agreed in November 2003 to repay the amount he received and has honored his restitution commitment.


                    THE SALE TO CANWEST GLOBAL COMMUNICATIONS
                  CORP. AND RELATED UNFAIR NON-COMPETE PAYMENTS

         103. The Company also owned more than 200 newspapers in Canada until 2000, when it began selling them. By the end of 2001, the Company had divested itself of substantially all of its Canadian newspaper assets. Defendants Ravelston, HLG, Black, Radler, and Boultbee caused the Company to make so-called non-compete payments in connection with these divestitures that further breached Defendants' duties of loyalty to the Company and its public shareholders.

         104. On or about November 16, 2000, the Company sold the majority of its Canadian newspaper assets to CanWest Global Communications Corp. ("CanWest") for US$2.1 billion

(Cdn.$3.6 billion). The HLR-CanWest transaction agreement allocated US$51.8 million (Cdn.$80 million) of the purchase price to the non-competition agreements. The Black Group, and not any independent HLR representative, negotiated this allocation with CanWest. The transaction agreement did not provide that any of this amount was to be paid to any person or entity other than the Company, and no representative of CanWest ever requested or demanded that any of this amount be paid to anyone other than the Company.

         105. Although the Company was the seller of the assets and a signatory of a non-competition agreement, the Black Group Defendants did not allow the Company to retain any of the non-competition allocation from the CanWest proceeds.

         106. Instead, the Black Group Defendants caused the Company to pay the entire US$51.8 million (Cdn.$80 million) plus interest (totaling approximately US$52.9 million (Cdn.$81.7 million)) to Defendant Ravelston and the HLR Executives. Ravelston received US$26.44 million (Cdn.$40.86 million), Defendants Black and Radler each received US$11.9 million (Cdn.$18.387 million), and Atkinson and Defendant Boultbee each received US$1.32 million (Cdn.$2.043 million). These figures include an interest component as described below.

         107. In obtaining approval for these payments from the Company's independent directors, Defendants Black and Radler made several significant misrepresentations and omitted certain material information. In part because of the Black Group's misrepresentations and omissions and bad faith manipulation of the process, the audit committee and independent directors did not have the necessary information, analysis, or advice by which to fully and fairly review or negotiate the payments and corporate opportunities that the Black Group took on the CanWest transaction. Thus, neither the process for approving these payments, nor the payments themselves, were fair to the Company's public non-controlling shareholders.

         108. Defendant Black first reviewed the proposed CanWest transaction with the HLR board at a special meeting held on July 26, 2000. Black explained the various terms of the proposed transaction, including the purchase price and the various deductions to the purchase price, including the deduction of $39 million (representing 10 times the annual fee of US$3.9 million) payable under Defendant Ravelston's Management Services Agreement with CanWest. Neither Black nor Radler informed the board, among other things, that: (i) originally CanWest proposed that the post-closing management services agreement would be with HLR, but Black unilaterally decided that the CanWest post-closing management services agreement, and its attendant financial benefits, would be executed in the name of, and accrue solely to the benefit of, Ravelston, not HLR; (ii) CanWest rejected as unreasonable and excessive the post-closing annual management services fee to Ravelston that Black originally proposed, and only agreed to pay approximately 32% of that proposal; and (iii) the proposed management fee that CanWest rejected as unreasonable and excessive was approximately the amount that Ravelston had been charging the Company to manage those assets during the year in which the CanWest transaction closed. Also during the July 26, 2000 board meeting, Black highlighted that certain monetary allocations would be made to Ravelston and those parties required to sign non-competition agreements. The board minutes noted that related party issues would be resolved prior to closing by the audit committee.

         109. During a meeting of the HLR audit committee on or about September 11, 2000, Defendants Radler and Ravelston made the following misrepresentations, among others to the committee members: (i) "CanWest originally insisted that Messrs. Black and Radler each receive Cdn.$26 million [US$16.8 million] in order to justify their exclusion from Canadian newspapers," but "Black and Radler negotiated Cdn.$12 million [US$7.8 million] be reallocated to cover bonuses for senior management, which reallocation would save the Company additional bonus costs"; (ii) Ravelston should receive Cdn.$30 million (US$19.4 million) of the non-competition allocation both as a "termination fee" under its management services agreement with the Company and because Ravelston was reducing its year-2000 management services fee from the Company, which resulted in a higher EBITDA figure for the assets sold, thus "increasing the purchase price the Company would receive for the CanWest transaction by 10 times the amount forgiven"; and (iii) Ravelston was waiving its six-month termination notice to which it was entitled under its management services agreement with the Company. On information and belief, Radler made these misrepresentations from his HLR office in Chicago. In addition, on or about September 1, 2000, he caused Kipnis to send the audit committee, from HLR's corporate offices in Chicago, a memo that contained similar representations.

         110. In fact, (i) CanWest did not insist that any portion of the non-competition allocation go to any individual; (ii) only three days before closing, no portion of the purchase price had been allocated to the non-competition agreements, but Defendants Black, Radler, Boultbee, and Ravelston then negotiated the allocation exclusively for their own benefit;
(iii) the non-competition allocation was originally pegged at Cdn.$57 million (US$ 36.9 million), but the the Black Group negotiated the allocation upward to Cdn.$80 million (US$ 51.8 million) exclusively for their own benefit; (iv) Ravelston did not reduce its year-2000 management services fee to HLR; (v) no termination notice was required because Ravelston's management services arrangements with HLR remained in place after the CanWest transaction closed; and (vi) the Black Group had simultaneously negotiated for themselves a lucrative income flow from CanWest in the form of a Cdn.$6.0 million (US$3.9 million) in perpetuity annual management fee (reducing HLR's transaction proceeds by ten times that amount), and extraordinary termination fee compensation whereby, if CanWest were to terminate the management services agreement, CanWest would have to pay Ravelston US$29.1 million (Cdn.$45 million), whereas if Ravelston were to terminate, CanWest would STILL have to pay Ravelston US$14.6 million (Cdn.$22.5 million).

         111. Also on or about September 11, 2000, Defendants Radler and Boultbee listened while audit committee chairman James Thompson conveyed to the full HLR board the information that Radler had provided to him earlier that day regarding the "non-compete" and other payments to be made to the HLR Executives and Defendant Ravelston on the CanWest transaction. Upon information and belief, Radler participated in this board meeting from his HLR office in Chicago, Illinois. None of the Black Group Defendants corrected the false and misleading information presented to the board.

         112. In addition to the false characterizations, the HLR Executives failed to provide material information to the board, including the following:
(i) that in addition to the $51.8 million (Cdn.$80 million) in payments, each of Defendants Ravelston, Black, Radler, and Boultbee, and Atkinson, would also be receiving an additional $1.1 million (Cdn.$1.7 million) as a percentage of the August 2000-November 2000 interest allocation the CanWest transaction Agreement provided the Company would receive; (ii) although HLR's subsidiary Hollinger Canadian Newspapers Limited Partnership ("HCNLP"), which was owned 87% by the Company and 13% by public limited partners, was selling one-third of the assets in the CanWest transaction, HCNLP's public limited partners were not being assessed for any portion of the non-compete payments to the Black Group; (iii) Ravelston, which had entered into a management services agreement with CanWest purportedly to assist CanWest in managing the sold assets after the transaction, had negotiated for the Cdn.$6.0 million (US$3.9 million) in perpetuity annual CanWest management services fee to be paid to Ravelston and not HLR; and (iv) Ravelston had also negotiated for itself extraordinary termination compensation from CanWest, described above.

         113. In or about May 2001, the Black Group sought the audit committee's and board's "ratification" of the November 2000 CanWest related-party payments based on what they asserted to be a more accurate factual record than they had provided to the audit committee and board in September 2000 when the payments were approved. The Black Group, however, still failed to correct all the false information and material omissions in the September 2000 audit committee and board presentations. Moreover, the Black Group characterized their fall 2000 misrepresentations as "inadvertent" when, in fact, those misrepresentations were intentional and part of the Black Group's orchestrated plan to window-dress the payments as economically valid, essential transaction terms.

         114. The Black Group, through a May 1, 2001 memorandum to the audit committee and board that was sent by Kipnis from HLR's corporate offices in Chicago, conceded, among other things, that (i) CanWest did not specify the amount of the $51.8 million (Cdn.$80 million) that should be paid to any individual or entity; and (ii) Defendant Ravelston was not entitled to any "break fee" or "termination fee" because it did not reduce its year-2000 HLR compensation, nor was its management services contract with HLR terminated. The Black Group also disclosed to the audit committee for the first time the termination provisions of the Ravelston-CanWest management services agreement, but mischaracterized those provisions as requiring Ravelston to pay $14.6 million (Cdn.$22.5 million) to CanWest in the event that Ravelston terminated the agreement when, in fact, CANWEST was obligated to pay $14.6 million (Cdn.$22.5 million) TO RAVELSTON even if Ravelston were to terminate the agreement.

         115. In addition to the material omissions described above, Defendants Ravelston, Black, Radler, and Boultbee also failed to disclose to the audit committee and board in May 2001, among other things, that (i) they had misappropriated $15.6 million of the Company's funds from November 2000 to April 2001 as described above, and (ii) from February 1999 to November 2000, they had arranged for the Company to pay HLG at least $16.55 million in unauthorized and bogus "non-compete" styled payments as described above; and (iii) in 1999, they had misappropriated at least $900,000 in sham "broker" fees to Moffat Management.

         116. The audit committee recommended ratification of the CanWest "non-compete" payments on May 14, 2001, following a 20-minute telephonic meeting. The board accepted the audit committee's recommendation after a similarly brief May 17, 2001 meeting. In large part because of the Black Group's misrepresentations and omissions and bad faith manipulation of the process, the audit committee and independent directors did not have the necessary information, analysis, or advice by which to fully and fairly review or negotiate the proposed "ratification" of payments and corporate opportunities that the Black Group took for themselves on the CanWest transaction.

         117. In or about May 2001, Defendants caused the Company to make the following belated disclosure of the CanWest non-compete payments in its annual report to the SEC on Form 10-K:

                  Also, as required by CanWest as a condition to the transaction, Ravelston, Hollinger Inc. and Messrs. Black, Radler, Boultbee and Atkinson, entered into non-competition agreements with CanWest pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to CanWest for a five year period, subject to certain limited exceptions, for aggregate consideration received by Ravelston and the executives of Cdn.$80 million ($53 million) paid by CanWest in addition to the purchase price referred to above, consisting of Cdn.$38 million paid to Ravelston, Cdn.$19 million paid to Mr. Black, Cdn.$19 million paid to Mr. Radler,

                  Cdn.$2 million paid to Mr. Boultbee and Cdn.$2 million paid to Mr. Atkinson.

That filing also disclosed Defendant Ravelston's Cdn.$6.0 million (US$3.9 million) annual fee from CanWest and the Cdn.$22.5/$45.0 million (US$14.6/$29.1 million) termination fee provisions.

         118. Among the misstatements in and omissions from this May 2001 SEC filing are the following: (i) it leaves the false impression that the $51.8 million (Cdn.$80 million) was paid IN ADDITION TO the purchase price, when in fact it effectively REDUCED the purchase price; and (ii) it leaves the false impression that negotiations with CanWest determined the amounts paid to the individuals and Ravelston, when in fact the allocation of the payments was determined solely by the the Black Group. Additionally, CanWest did not demand non-competition agreements from Atkinson or Defendant Boultbee.

         119. During the Company's May 23, 2002 annual shareholders meeting in New York, in response to a question from a shareholder regarding the non-competes, Defendant Black stated:

         Mr. Asper demanded that there be a non-compete arrangement and effectively the independent directors of this company determined that since he wished - that it was something that he was paying valuable consideration for and some of that should come to us and not to this company. AND THAT WAS NOT A MATTER NEGOTIATED DIRECTLY BY US. (Emphasis added.)

         [CanWest] attached significant commercial value to a non-compete agreement with us. Not with Hollinger International . . . And, I accept that there's a conundrum as to the division between [HLR's] interest and our thing like that, so we effectively handed it to the independent directors to determine, stayed above the 10 times multiple, shrunk our own incomes, undoubtedly saved all of the shareholders a tremendous inconvenience by doing these deals that have enabled this company to sail relatively painlessly through a difficult time.

         And in all the circumstances, the independent directors felt this was the fair thing to do and I must say, I agree.

         You're dealing with a best efforts attempt to accommodate to industry practice and do what's equitable as determined by independent directors who are a group quite a distinguished group.

         . . . we leave the determination of these matters in the hands of disinterested people, who do, as I said in my remarks, conduct whatever analysis they think is appropriate. It's not for us to tell them what to do . . .

         120. These representations were false in a number of ways. Most glaring is Defendant Black's statement that the payments were negotiated by the audit committee, rather than by the Black Group. Additionally, Black represents that the payments were made directly by CanWest, when, in fact, the Company made the payments out of the transaction proceeds, with CanWest having no input as to the specific amounts paid to the HLR Executives and Defendant Ravelston. Finally, Black falsely represented that payments of this type conformed to "industry practice." On information and belief, it is virtually unprecedented for a buyer of newspapers from a public company to make non-compete payments directly to the selling company's executive officers.

         121. Defendant Black also misleadingly suggested at the May 2002 shareholders meeting that the non-competition payments did not reduce HLR's sales proceeds:

         The answer is that it was in our opinion not technically speaking a reduction of the compensation paid to the company. The consideration was not reduced there by the acquirer in the principal case that you're referring to, the CanWest deal.

         122. In fact, Defendants Black, Radler, Boultbee, and Ravelston caused the Cdn.$80 million (US$51.8 million) to be removed from the agreed-upon transaction proceeds into the non-competition agreement allocation, and then ultimately into the bank accounts of Defendant Ravelston and its shareholders, the HLR Executives and Defendant Colson.

         123. The CanWest non-competition payments and the terms of the related CanWest-Ravelston management services agreement were unfair to the Company's public majority shareholders, and Defendants Black, Radler, Boultbee, and Ravelston breached their duties of loyalty and good faith in taking those payments and opportunities from the Company.

         124. Unsatisfied with his shareholder portion of Ravelston's CanWest non-competition payment, Defendant Colson requested of Defendant Black in or about late 2000 that he too be paid. To appease Colson, Black arranged for a $1,073,719 payment to Colson in or about September 2001 -- not from Ravelston, Colson's employer -- but from Hollinger.

         125. As a Ravelston shareholder who was already getting compensation through, among other things, the Ravelston management fees, Defendant Colson's "bonus" required approval by the Company's independent directors before it could be made. Nevertheless, neither Colson nor Defendant Black ever obtained independent director approval for this more than $1 million "bonus" to Colson. The payment was unfair to the Company's public majority shareholders, constituted corporate waste, and Black and Colson breached their duties of loyalty and good faith in causing the Company to make it.


     THE SALES TO OSPREY MEDIA GROUP AND THE UNFAIR NON-COMPETITION PAYMENTS

         126. Defendants Black, Radler, and Boultbee also caused the Company to pay themselves and Atkinson a portion of the proceeds of two separate 2001 sales of additional Canadian newspaper properties by HLR and entities it controlled to Osprey Media Group, Inc. ("Osprey").

         127. On or about July 31, 2001, HLR and HCNLP sold certain Canadian newspapers to Osprey for approximately $144 million (Cdn.$220,495,667). Osprey's June 4, 2001 term sheet provided for no greater than $4.47 million (Cdn.$6.84 million) of the purchase price to apply as consideration for non-competition agreements "to be determined and allocated by the recipients." Osprey's term sheet provided for non-competition agreements from the selling companies, "and certain affiliates or associates specified by the Purchaser (and acceptable to the Vendor)." In a June 18, 2001 e-mail, Atkinson instructed HLR's outside counsel to "add the names of Conrad [Black], David [Radler], Jack [Boultbee] and me re the non-competes."

         128. The Osprey I transaction agreement allocated $4.47 million (Cdn.$6.84 million) of the purchase price to the non-competition agreements, but did not provide that any of this amount was to be paid to the HLR Executives, and no representative of Osprey ever expressed a desire for any of this amount to be paid to anyone other than the Company.

         129. Nevertheless, the Company, although it was a seller of the assets and a signatory of a non-competition agreement, was not allowed to retain any of the non-competition payment allocation.

         130. Instead, the Black Group caused the Company to pay the entire $4.47 million (Cdn.$6.84 million) to the HLR Executives. Defendants Black and Radler each received $2,021,000 (Cdn.$3,094,286). Atkinson and Defendant Boultbee each received $213,000 (Cdn.$325,714).

         131. Defendants Black, Radler, and Boultbee did not seek or obtain approval from the Company's audit committee or independent directors before causing the Company to transfer these funds to their personal bank accounts.

         132. Moreover, although the assets sold to Osprey were mostly owned by HCNLP, the the Black Group Defendants made a calculated decision not to present the non-competition payment issue to the HCNLP board because, as Atkinson stated, "I doubt our partnership independents will be very comfortable with this concept." In or about June 2001, Defendant Black asked Atkinson to confirm Black's "hope that the HCNLP `independents' . . . won't have to comment." Atkinson responded that the independents would not have to comment because

HCNLP would get "100% of what it is entitled to." In other words, the Black Group consciously determined not to charge HCNLP's public limited partners for any of the non-competition payments because they wanted to avoid objective scrutiny of, and safeguard their ability to keep for themselves, the entire $4.47 million (Cdn.$6.84 million) non-competition allocation.

         133. In or about September 2001, Defendants Black, Radler, and Boultbee caused the Osprey I non-competition payments to be presented to the HLR audit committee for after-the-fact "ratification." Upon information and belief, this presentation to the audit committee was made by Radler from his HLR office in Chicago, Illinois. The rationale provided to the audit committee was that Osprey insisted on the same non-competition agreements that CanWest had obtained and wanted to avoid competition from Black's and Radler's "private interests in other newspaper operations." The latter was a reference to Horizon, which the audit committee had also allowed Black and Radler to own and run without adequate fairness analysis.

         134. Defendants Black, Radler, and Boultbee failed to disclose to the audit committee and board, among other things, (i) that HCNLP public limited partners were not paying, and were not even being asked to pay, any portion of the non-competition allocation; (ii) that the HLR Executives' names had been inserted in the non-competition provisions at their insistence; and (iii) the payments HLG and the HLR Executives had received in the U.S. community newspaper styled "non-compete" payments as described above.

         135. The audit committee "ratified" these non-compete payments after a twenty-minute meeting during which it also considered and approved two other transactions. In large part because of the Black Group's misrepresentations and omissions and bad faith manipulation of the process, the audit committee did not have the necessary information, analysis, or advice by which to fully and fairly review or negotiate the Osprey I non-compete payments. The ostensible after-the-fact ratification was not effective and should be set aside because the audit committee was not given full and complete disclosure of the underlying facts to enable them to make a reasonable evaluation of the fairness of these payments to HLR and its shareholders.

         136. On or about November 30, 2001, HCNLP sold two additional newspapers to Osprey for approximately $22.5 million (Cdn.$35 million). Non-competition agreements on this "Osprey II" transaction were executed by the Company, HLG, Ravelston, the HLR Executives, and HCNLP.

         137. The transaction agreement between HLR, HCNLP, and Osprey allocated $700,000 (Cdn.$1.1 million) of the purchase price to the non-competition agreements. The agreement did not state that any of this amount was to be paid to anyone other than the Company or HCNLP, and no representative of Osprey ever expressed a desire for any of this amount to be paid to anyone other than the Company or HCNLP.

         138. As usual, the Black Group Defendants did not allow the Company to retain any of the non-competition allocation.

         139. Instead, Defendants Black, Radler, and Boultbee caused the Company to pay the entire $700,000 (Cdn.$1.1 million) to the HLR Executives. Defendants Black and Radler each received $317,000 (Cdn.$497,619). Atkinson and Defendant Boultbee each received $33,000 (Cdn.$52,381). This represented an unjustifiable and unfair reduction of the proceeds received by the Company for the sale of its own assets.

         140. As with the Osprey I payments, the Black Group Defendants did not seek audit committee or independent director approval before causing HLR to make the payments. Similarly, the the Black Group avoided presenting the non-compete payment allocations to the

HCNLP audit committee by directing HLR to bear the entire burden of the payments from its 87% share of the partnership distribution relating to the Osprey I transaction.

         141. On or about February 25, 2002, the Black Group Defendants presented the Osprey II payments for another after-the-fact "ratification" by the audit committee. As with the earlier Osprey I ratification, the Black Group obtained the audit committee's ratification while withholding, among other information, the facts described in paragraph 134 above. The audit committee summarily approved the payments based on a similar rationale as provided in the Osprey I context.

         142. In large part because of the Black Group Defendants' misrepresentations and omissions and bad faith manipulations of the process, the audit committee did not have the necessary information, analysis, or advice by which to fairly and fully review, analyze, or negotiate the Osprey II non-compete payments.

         143. The Osprey I and Osprey II non-competition payments were unfair to HLR's public majority shareholders, and Defendants Black, Radler, and Boultbee breached their fiduciary duties of loyalty in taking those payments from the Company.


             PAYMENTS FOR HLG'S AND RAVELSTON'S MANAGEMENT SERVICES

         144. Since the mid-1990's, the Company has been paying Defendant HLG or Defendant Ravelston to make Defendants Black, Radler, Boultbee, and Colson, and other personnel, available to perform certain management and administrative functions for the Company. In other words, Black, Radler, Boultbee, and Colson have exercised their controlling position over the Company to cause it to "purchase" their management services from Ravelston -- a separate, private company that they control, and in which Hollinger's public majority non-controlling shareholders have no economic interest. This "outsourcing" of senior management and administrative functions -- as opposed to hiring and compensating such professionals directly -- is virtually unprecedented in U.S. public companies. Since 1996, the Company has paid a total of more than $226 million in such management fees. HLG's and Ravelston's fees were far in excess of the fair market value of the services the Company was receiving, and grossly in excess of the cost to HLG or Ravelston of providing such services. Indeed, there is no reason other than the self-interested actions of Defendants Black, Radler, Boultbee, and Colson that the Company did not retain its own management staff and senior officers directly as employees, and did not require each such officer and employee to provide services exclusively to the Company and to agree not to compete with the Company and with purchasers of the Company's assets.

         145. These fees were unfair and simply another vehicle for diverting funds from the Company to Defendants Ravelston and HLG, and to various HLR Executives. By extracting these excessive fees on an annual basis, the Black Group repeatedly breached their fiduciary duties to the Company and its public non-controlling shareholders.


              HISTORY OF DEFENDANTS' MANAGEMENT SERVICES AGREEMENTS

         146. In or about the early 1990's, before HLR existed, HLG had a management services agreement with Ravelston. Under this arrangement, Ravelston's fee was determined annually by HLG's compensation committee, which examined Ravelston's costs in providing the services, I.E., the salaries of the management personnel, and paid only those costs.

         147. Although Defendants Black and Radler and their co-conspirators only obtained from HLG a "pass-through" of their management services "costs" during the early years in which HLG paid a management fee to Ravelston, the Black Group has used Ravelston in all subsequent years to extract from the Company payments far in excess of their "costs" of providing management services to the Company. With full knowledge from Ravelston's prior experience in providing Hollinger management services, the Black Group habitually collected from the Company windfall fees they knew were not negotiated at arm's length or in a manner that was fair to the Company's shareholders. Indeed, the fees were so high that they attracted the scrutiny of U.K. taxing authorities. Boultbee and Colson knew that the U.K. taxing authorities over the years had disallowed significant portions of the deduction attributable to the management fees that Ravelston charged to HLR subsidiary the Telegraph Group, and that this required Hollinger to re-allocate to its U.S. operations a significant portion of the fee that otherwise would be attributable to that subsidiary. Boultbee also knew that Hollinger had to reserve large amounts because of the likelihood that various taxing authorities would disallow Hollinger's annual deductions for its excessive management fees.

         148. From in or about 1994 through in or about 1997, HLG provided management services to the Company. In or about 1998, the Black Group caused Ravelston to take over the management services agreement. This allowed Ravelston to: (i) keep a greater portion of the fee away from HLG's Canadian public shareholders; and yet (ii) support HLG's interest and dividend payment obligations with funds obtained through the management fee paid by the Company.

         149. In or about 1998, the Company entered into two management contracts entitled "Services Agreements" with Defendant The Ravelston Corporation Limited: one through the Company's Southam Inc. subsidiary to manage the Company's Canadian operations, and another to manage the Company's U.S. operations. These agreements were drafted by the Black Group and their own lawyers, not by any independent HLR law firm. The agreements were bare-boned, requiring generally that Ravelston provide "advisory, consultative, procurement or administrative services" with respect to strategic advice, financial planning, and any other services "necessary or desirable to conduct and operate the businesses of the Company [and Southam] in an efficient and cost effective manner." Numerous standard and material terms and provisions were absent from the contract, including a price, an expiration provision and a non-competition agreement. On or about July 5, 2002, Defendant The Ravelston Corporation Limited transferred and assigned the HLR management services agreements to Defendant Ravelston Management Inc.

         150. Although Ravelston only had a management services agreement with the Company, it continued to provide management services to HLG, but at the Company's expense. That is, the same senior executives providing management services to the Company were also simultaneously providing management services to HLG, in both cases through Ravelston. Defendants Black, Radler, Boultbee, and Colson, however, never caused HLG to reimburse the Company for the costs of the management services that Ravelston provided to HLG that the Company's public majority non-controlling shareholders were bearing.

         151. The management services agreements did not establish specific fee amounts to be paid to Defendant HLG or Defendant Ravelston. According to the agreements, the fee was to be negotiated every year between Ravelston and the independent members of Hollinger's board. The Company's board delegated this responsibility to the HLR audit committee.

         152. Each year, Defendant Radler, with assistance from Defendants Black and Boultbee, determined and proposed a management fee to the HLR audit committee that he knew to be far in excess of Ravelston's costs of providing services to the Company. Radler used no "scientific" approach for calculating the fee, but simply came up with a proposed fee in consultation with Black and Boultbee. On information and belief, the starting point for determining what management fee Ravelston would seek from the Company was not the cost of providing services or the value of such services, but rather the amounts "needed" by Ravelston to support its activities and its shareholders, including servicing the bank loans, and other debt and dividend obligations of Ravelston and HLG. Black, Radler, Boultbee, and Colson caused the Company to incur indebtedness to finance acquisition or holding costs of HLG's ownership interests in the Company and other companies, as well for other purposes that did not benefit the Company. The management fee "proposed" to the Company was then set at a number high enough to pay at a minimum the entire carrying cost of the HLG and Ravelston debt, as well as to satisfy in full the appetites of the Black Group for current compensation. The Black Group never provided the HLR audit committee with any information to support their management fee "proposal," including, for example, financial basis, breakdown, or intended use of the proposed fee.

         153. For example, in a May 1, 2003 email to Atkinson and Defendant Black, Defendant Boultbee stated, "I think we should concentrate on taking steps to keep the management fees as high as possible." Boultbee's stated concern in the email was not the interests of the Company's public noncontrolling majority shareholders, to whom he owed fiduciary duties, but liquidity and investment concerns at Defendants HLG and Ravelston.

         154. Defendant Radler compared any proposed fee amount suggested by Defendants Black or Boultbee against two "rules of thumb": (i) the sum of his rough estimate of Ravelston's salaries, bonuses, benefits, pensions, and "overhead," plus 20% for Ravelston's "profits"; and (ii) two-and-a-half times Ravelston's salaries and bonuses. As long as the fee proposed by Black or Boultbee was approximately the same as or greater than the figure derived from Radler's "back-of-the-envelope" calculations, Radler would propose it to the audit committee.

         155. These fee measurement "standards" were grossly unfair to the Company's public majority non-controlling shareholders. The Company could have obtained comparable senior management services by employing directly its own senior management team for a small fraction of the amounts proposed by Defendants Black, Radler, and Boultbee. Neither Black, Radler, nor Boultbee ever disclosed their calculations to the HLR audit committee. The HLR audit committee and board annually accepted Radler's proposals with little or no variation.

         156. Further proof of the gross unfairness of the management services fees is that the generous "salaries" and "bonuses" built into Defendant Radler's proposals were not nearly the only compensation Defendants Black, Radler, Boultbee, and Colson and other Ravelston shareholders took from the Company. A large portion of Black's and Radler's extravagant living and travel expenses were paid directly by the Company and its subsidiaries. The Company also paid certain of Defendant Ravelston's expenses, including almost $90,000 on Ravelston's Rolls Royce. Further, the Ravelston shareholders regularly received lucrative stock options and excessive payments under the Hollinger Digital Management Incentive Plan, as explained below. As HLR directors, Black, Radler, and Colson and other Ravelston shareholders also received quarterly directors fees and meeting attendance fees. On information and belief, it is highly unusual for public company executive officers who serve as directors of the company to earn separate fees for attending board meetings.

         157. Moreover, the value of Defendant Ravelston's services to the Company were diluted by, among other things, (i) the Ravelston shareholders' and employees' simultaneous services, at HLR's expense, to HLG; (ii) Defendant Black's and Defendant Radler's simultaneous pursuit of their own outside newspaper interests through, among other companies, Horizon and Bradford; (iii) the fact that notwithstanding Ravelston's services, the Company still had to hire and pay numerous of its own officers, including corporate counsel, a treasurer, and many other positions. Indeed, any "value" to the Company's shareholders was substantially undermined or destroyed by virtue of the pattern and practice of self-dealing and deception described herein, and the lack of honest services.

         158. Similarly, the Black Group Defendants breached their duty of candor in extracting approval of each year's grossly excessive management fees. Among other things, they failed to disclose to the independent directors: (i) the exorbitant amounts that HLG and Ravelston took above and beyond the "costs" of managing Hollinger's assets; (ii) the $32.15 million in unauthorized payments they took from 1999 to 2000; and (iii) the numerous other ways in which the Black Group unfairly or fraudulently took company assets, money, and opportunities.

         159. Managers of the Company's operating subsidiaries complained frequently about the excessive fees because the fees were charged against their operating profits. The finance director of the Telegraph Group, for example, often complained to Defendant Colson about the amounts charged to that group for management fees and perquisites because she wanted the Telegraph Group to be a profitable one. But the Black Group Defendants cared less about whether the Company's operating subsidiaries (or the Company itself) were profitable than whether they were extracting their "proprietor's" entitlement.

         160. All told, from 1996 through 2003, the Company paid HLG and Ravelston a total of more than $226 million in management fees. During this same period, the Company directly paid the HLR Executives and Defendant Colson approximately $101 million in direct and indirect cash and equity-based compensation. On information and belief, the total Ravelston/HLG compensation attributable to the HLR Executives and Colson from 1996 through 2003 exceeded a fair market-based level of compensation for their services by over $200 million.

         161. The Black Group Defendants knew that Ravelston never provided the audit committee, and the committee did not request, documentation or support for the proposed annual fees or Ravelston's costs of providing management services to Hollinger.

         162. As the Black Group Defendants also knew, the only information that the audit committee generally considered in approving each year's management fee "proposal" was: (i) the previous year's unreasonable fee; (ii) a generalized sense of the Company's size in comparison to the previous year; and
(iii) a generalized sense of the work Defendant Ravelston would perform in comparison with the previous year. The Black Group knew that the audit committee did not evaluate Ravelston's fee proposal by reference to any performance-based criteria, such as percentages of revenues, net income, or EBITDA, and did not engage in any meaningful negotiation, review, investigation, analysis, or valuation of the amounts Ravelston demanded.

         163. In a December 20, 2002 e-mail to Defendant Black, Atkinson expressed a concern as to whether the members of the HLR audit committee would become "Sarbanes hawks" -- an apparent reference to the enhanced duties imposed on corporate directors under the Sarbanes-Oxley Act -- and begin to more scrupulously analyze and negotiate the annual management fee proposal.

         164. Later, in a January 23, 2003 e-mail, Atkinson recounted to Defendant Black that "the annual review and approval of the management fee is a regular and routine matter." He warned, however, that Defendants Ravelston and HLG should first obtain Governor Thompson's consent to Ravelston's 2003 management fee proposal before raising other related-party issues with him:

                  the Governor will feel that a number of related party transactions are in the offing and the prudent course may be to retain outside counsel and a financial advisor now. He may decide to do that anyway but I think we have a better chance of gaining approval for the management fee on a fairly expeditious [sic] basis if we treat it as a one-off matter.

         165. Defendant HLG participated in Defendant Ravelston's efforts to extract exorbitant fees from the Company because Ravelston was using the money it received from the Company, in part, to pay HLG's debt obligations. HLG thus had a greater interest in seeing Ravelston reap higher profits and generate substantial cash flow than in seeing the Company earn higher profits and thereby had a financial incentive for the Company to over-pay Ravelston.


                               SHAM "BROKER" FEES

         166. In or about the mid-1990s, the HLR Executives set up Moffat Management Inc. as a tax-advantaged offshore vehicle to collect money on their behalf from the Company.

         167. Moffat Management is owned by, among others, Defendants Black, Radler, and Boultbee. During the relevant period Black and Boultbee sat on Moffat Management's board of directors. Moffat Management is incorporated under the laws of the Island of Barbados, purportedly with a "head office" in Bridgetown, Barbados. Its purported "purpose" is to "provide management, administrative and consulting services."

         168. In or about August 1999, via an American Publishing Company check dated August 10, 1999, sent from HLR's offices in Marion, Illinois, Defendants Black, Boultbee, and Radler caused the Company to send Moffat Management $900,000 of the Company's funds. The Black Group further caused this six-figure diversion to be recorded on HLR's books in Marion as a "broker fee."

         169. This related-party payment was unauthorized because the Black Group never obtained the HLR independent directors' approval for the payment. Moreover, the payment was a sham, and unfair to HLR's shareholders, because neither Moffat Management nor its principals ever performed "broker" services for HLR, nor did they have a brokerage contract or agreement with HLR, and were already receiving grossly excessive payments and "compensation" from the Company.

         170. On information and belief, the Black Group Defendants caused the Company to send other "broker" fees to Moffat Management and/or Ravelston in amounts yet to be determined.

         171. By causing the Company to pay these unauthorized, improper and unfair "broker" fees, Defendants Black, Radler, and Boultbee breached their fiduciary duties to the Company.


                        PAYMENTS TO DEFENDANT AMIEL BLACK

         172. From 1999 through 2003, Defendant Amiel Black received approximately $1,141,558 in "salary" and "bonus" from the Company, purportedly for serving as Vice President of the Company. During this time, she performed little if any work for the Company. There was no legitimate basis for the Company to pay Amiel Black these amounts. Had she not been the wife of Defendant Black, these amounts never would have been paid.

         173. Defendant Amiel Black was otherwise more than adequately compensated for any legitimate services she actually did perform for the Company. Specifically, during this period, Amiel Black received more than $132,000 for serving as a member of the HLR board of directors and attending its meetings, and more than $94,000 for columns she wrote that were published in HLR newspapers. Amiel Black also received more than $1,000,000 in dividends from Black-Amiel Management, another Barbadian corporation that -- like Moffat Management -- received a portion of the grossly excessive Ravelston management fee. Amiel Black was also granted more than 370,000 options, worth millions of dollars. She also has had the Company pay the services of a full-time secretary, and has shared in the many lucrative perquisites received by husband Defendant Black, such as the house staff, drivers, and a private jet plane. The Company has also paid or pledged to pay approximately $250,000 to charities on behalf of Amiel Black.

         174. By causing the Company to pay, and by taking, these unfair, excessive, and wasteful "salary" and "bonus" amounts, Defendants Black and Amiel Black violated their fiduciary duties to the Company.


         PAYMENTS UNDER THE HOLLINGER DIGITAL MANAGEMENT INCENTIVE PLAN

         175. In 2000 and 2001 the Company paid Defendants Black, Radler, Boultbee, and Colson more than $5 million in "incentive payments," ostensibly for managing the investments of HLR subsidiary Digital. The Hollinger Digital Management Incentive Plan awarded Digital managers, the HLR Executives, and Colson 22% -- 7 percentage points of which was separately reserved for the "Senior Executive Group," made up of Defendant Ravelston shareholders Black, Radler, and Colson -- of the "profits" on individual Digital investments, without taking into account losses from unprofitable Digital investments. And when calculating the "profits" on which they would take their 22% share, plan participants used a defined "Liquidity Event" that allowed payments regardless of whether the Company actually realized proceeds from that Liquidity Event, and even if the Company's investment ultimately lost money, I.E., earned no profits at all. In sum, although Digital's approximately $203 million in investments resulted in almost $68 million in recorded losses as of December 31, 2003, the Company has paid $15.5 million in "profit" distribution to Digital's executives, with more than $5 million of those funds going to Black, Radler, Boultbee, and Colson. The Defendants knew the Hollinger Digital Management Incentive Plan was far more generous than those provided in typical investment funds, but they obtained approval for the Plan based on their knowingly false representations to the HLR audit committee that it was comparable to customary compensation formulas in the venture capital/private equity business. In reality, these "incentive payments" were simply another way for Defendants Black, Radler, Boultbee, and Colson to take funds from the Company. By taking these unfair and unwarranted "incentive payments," Defendants breached their fiduciary duties to the Company and its public majority non-controlling shareholders.

         176. Digital was formed in 1996 to manage the Company's investments in new media and Internet companies. Because it simulated a venture capital fund, the Defendants decided it should reward employees by having them share in the success of Digital's investments, notwithstanding the fact that, with respect to Defendants Black, Radler, Boultbee, and Colson, they were already receiving grossly inflated management fees through Ravelston to oversee ALL aspects of the Company's business. In or about late 1997, Black, Radler, and Colson, among other Ravelston shareholders, and Perle began discussing the components of a Digital "incentive plan." Those discussions resulted in the Hollinger Digital Management Incentive Plan that Defendants circulated in January 2000 and presented to the HLR audit committee and board on February 22, 2000.

         177. In preparation for the HLR audit committee February 22, 2000 meeting, Defendants Black, Radler, Boultbee, and Colson caused HLR Corporate Counsel Mark Kipnis to send the committee a memo dated February 14, 2000, from HLR's corporate offices in Chicago, Illinois, which explained, among other things, that the Hollinger Digital Management Incentive Plan was intended to "retain management by offering the type of incentive that competitive investment banking firms offer." Radler presented the Plan to the audit committee on February 22, 2000, consistent with Kipnis' February 14 memo. The audit committee was neither provided with, nor did it request, any financial analysis, legal advice, or examples of comparable arrangements at independent venture capital/private equity firms.

         178. Relying on the representations made in the February 14, 2000 memo to the audit committee and Defendant Radler's February 22, 2000 presentation, Governor Thompson told the board on February 22, 2000, in the presence of Defendants Black, Radler, and Colson, that the audit committee had approved the Hollinger Digital Incentive Management Plan "as consistent with those types of bonuses found in the marketplace." As the Defendants knew, however, the Plan was not an industry norm, but was unusual and excessive because it paid bonuses based on liquidity events on individual investments, without regard to the investment portfolio's overall performance.

         179. For example, in an October 2, 1999 memo to HLR board member and Digital CEO Perle, Defendant Black commented on an early draft of the plan's definition of "net gains" from which the Digital executives would obtain their bonuses:

                  I think `net gains' should be either for a period or for the overall performance and not on an individual investment basis. In any case the overall performance should be taken into account.

         180. Similarly, in a November 30, 1999 memo to Defendant Black, Atkinson stated that "pooling of gains and losses . . . fosters a team approach and a great aversion to any one or two members creating losses which all members will have to shoulder," and "should create a highly motivated group who will exercise great diligence so as to avoid their gains being diluted by losses." The Plan that Black and his fellow Ravelston shareholders recommended for approval in 2000, however, did not take overall performance into account and did not foster a "team approach" by pooling investment gains and losses in determining the timing and amount of cash distributions.

         181. Defendant Colson also knew that the Hollinger Digital Management Incentive Plan was not consistent with industry practice. He told Defendant Black in a memo dated December 23, 1999, that he "under[stood] from CSFB and various other people who are actively involved in the internet sector that a 20% `allocation' is high in comparison with similar plans used by other companies." Colson suggested instead that Digital "not be required to allocate the full 20% in the case of each investment." Colson noted that even though the draft "makes no reference to pooling `winners and losers', [he] strongly endorse[d] this idea as it will potentially reduce the temptation to make higher risk investments on a one-off basis." Colson permitted the Hollinger board to approve the plan without either suggestion being adopted, however.

         182. Not only did Defendants Black, Radler, and Colson not insist on an overall performance component to the Digital compensation structure, they raised the bonus pool from 20% of "net gains," as was contemplated before 2000, to 22% of "net gains." (Again, however, their notion of "net gains" was a very narrow one, which did not include any offset for investment losses.) In an e-mail to Black dated February 14, 2000, Atkinson wrote: "With respect to the Digital incentive plan, David [Radler] said that [audit committee chairman] Governor Thompson would have no difficulty increasing the plan from 20% to 22% and perhaps higher. That is aggressive particularly when the current plan does not provide for the pooling of gains and losses."

         183. Moreover, as of February 2000, Defendants Black, Radler, and Colson knew that the "incentive" plan they were proposing would generate payments on two investments that Digital had already made. For example, on February 14, 2000 -- the same date as Kipnis' memo to the audit committee describing the Digital Incentive Plan as "the type of incentive that competitive investment banking firms offer" -- Atkinson wrote a memo describing the plan as

"very generous," because it does "not require pooling of gains and losses and which, in the result, will see substantial bonuses paid for Trip.com and iii [Interactive Investors International] without any deduction for investments which will not achieve success." In fact, during 2000, Black, Radler, and Colson awarded themselves approximately $2.2 million, $530,000, and $1.8 million, respectively, on Digital's Trip.com and Interactive Investors International investments.

         184. Atkinson's February 14 memo further noted, in contrast to what the audit committee was told in a memo that same day, that "pooling of gains and losses" was a "more recognizable and conventional [compensation] structure." Similarly, in a February 29, 2000 memo, Atkinson told Defendant Black that a plan "call[ing] for the pooling of gains and losses before any bonus can be declared" is "much better."

         185. Shortly after Kipnis told the HLR audit committee in his February 14, 2000 memo that the Hollinger Digital Management Incentive Plan was "the type of incentive that competitive investment banking firms offer," but before any payments were made, the Company's outside law firm told Kipnis that the plan was atypical. In a March 31, 2000 e-mail, the lawyer told Kipnis that it was unusual when an employee "enjoys his share of profits on the good [investments] and is not penalized for losses on the investments that go sour" and in this regard the Hollinger Digital Management Incentive Plan was different from those customary in "this business."

         186. In or about December 2000 or January 2001 -- nearly a year after Defendant Radler presented the Hollinger Digital Management Incentive Plan to the audit committee for approval, and after the bulk of the money had been paid to Black and Radler -- the Black Group sought KPMG's advice regarding the structure of the compensation arrangements. KPMG responded in a January 26, 2001 letter to Defendant Boultbee as follows:

                  While Digital's plan provides for management's participation in the results of each individual investment with no provision for offset of losses on other investments, all of the funds we are aware of base management's participation on the results of the total fund which is valued on a periodic basis, usually annually.

                                    *       *        *

                  It is normal practice for a fund to establish a threshold rate of return requirement for the overall fund before management participation in the upside . . . Normally there is a provision to carry forward losses in the calculation of any rate of return. However, if the return were based on each investment, with no provision for offset of losses on other investments, then the threshold rate of return would be much higher compared to the 15% preferred return provided for in the Digital plan. We have been unable to find any funds who [sic] calculate their return on an investment by investment basis.

         187. In a January 29, 2001 memo to Defendant Black, Defendant Boultbee told Black of KPMG's letter and his view that the Company "could modify the plan leaving significant benefits while corresponding more closely to the norm." Neither Black nor Boultbee told the HLR audit committee about KPMG's opinion, and none of the Defendants recommended any changes to the Hollinger Digital Management Incentive Plan in response to KPMG's advice.

         188. The Defendants also did not tell the HLR audit committee or board how the Hollinger Digital Management Incentive Plan's "Liquidity Event" provision allowed for millions of dollars in bonuses to be paid on Hollinger's investment in Interactive Investors months before the Company realized any proceeds on the investment and in an amount that ultimately equated to 38% of the Company's actual gain on the investment. In August 2000, the Defendants calculated a $25 million "gain" on Hollinger's investment in Interactive Investors based on its market trading price at that time (although the Plan only permitted the Defendants to do so if Hollinger could sell its stock at this price "without adversely affecting the market for the securities or the price at which such securities can be sold," which was unlikely given that the Company owned 29% of Interactive Investor's common stock), and awarded bonuses equal to

22% of that amount. The $25 million "gain," was only theoretical, however, because Hollinger had not at that point sold any of the Interactive Investors stock. In fact, Interactive Investors' stock price was falling throughout the latter half of 2000. When Hollinger liquidated the investment in August 2001, it realized an actual cash gain of only $15 million, not the $25 million theoretical "gain" on which the Defendants had paid themselves bonuses in August 2000. Thus, under the excessive Hollinger Digital Management Incentive Plan, not only did the Defendants get the benefit of sharing in profitable Hollinger investments without offset for Hollinger's far more numerous unprofitable investments, they took a disportionate share of even the rare profitable investments by locking in a percentage of the Company's "paper" profits at the stock price's peak, and then shifting the risk of any subsequent market price downturn to Hollinger.

         189. Not surprisingly, Defendants' "up-side only" and rigged compensation plan yielded unfair and inequitable results. Digital had a few investments that generated profits. Specifically, the Company invested approximately $40 million in four companies that by the end of 2003 had generated gains of approximately $62 million. But as of that same date, Digital had also made approximately forty other investments that had resulted in $130 million in losses. All told, the Company put approximately $203 million into Digital investments and by December 31, 2003, was holding investments valued at $30 million and had realized proceeds of approximately $105 million -- meaning Digital's investments had lost the Company almost $68 million. Against this dismal performance record, the Company paid out $15.5 million under the Hollinger Digital Management Incentive Plan, with the Senior Executive Group, Defendants Black, Radler, and Colson, taking more than $5 million.

         190. Defendant Perle was not a member of the Senior Executive Group, but he received more than $3.1 million under the Hollinger Digital Management Incentive Plan. With Black's and Radler's approval, he received the following "incentive payments":

                       DATE               INVESTMENT              AMOUNT
                       ----               ----------              ------
                  May 2000                Trip.com                  $191,533.08
                  August 2000             Trip.com                  $583,282.50
                  November 2000           Trip.com                  $167,725.57
                  December 2000           Trip.com                  $421,191.40
                  December 2000           iii                     $1,523,136.93
                  January 2001            Canada.com                $224,993.57

                                                     TOTAL        $3,111,863.05

Perle also received hundreds of thousands of dollars a year in Hollinger Digital salary and bonus and thousands annually for sitting on the "International Advisory Board."

         191. In addition to the unfair Digital payments Defendants took, Defendant Radler failed to disclose his conflicts of interest in certain Digital investments. During the relevant period, Radler owned between 10 and 15% of Salman Partners Inc., a Vancouver-based investment banking firm that acted as financial advisor to two companies in which the Company invested, Stockhouse Media Corporation and Bidhit.com, Inc. Salman Partners brought these investments opportunities to the Company and received commissions or fees on the amounts HLR invested. Thus, Radler stood to benefit indirectly from these investments even if the Company earned no profit directly from them. Radler never told the Company's independent directors of his self-interest in these transactions.

         192. The Company invested approximately $3,083,898 in Stockhouse Media. As of December 31, 2003, the Company had salvaged only $20,009 from selling Stockhouse Media's assets and written off the remainder of the investment as worthless, leaving the Company with a loss of $3,063,889 on this investment. The Company invested $462,195 in Bidhit.com and by

December 31, 2003, had also written off that investment as worthless. Thus, Hollinger suffered total losses in the amount of $3,526,084 in these two investments in which Radler had an undisclosed financial interest.


                         THE SEPTEMBER 1997 LOAN TO HLG

         193. In addition to the numerous ways they brazenly took Hollinger's money, HLG also often unfairly took advantage of Hollinger's credit. HLG engaged in at least the following unfair loan-related transactions with
Hollinger: (i) a September 1997 loan from Hollinger to HLG in the amount of US$42.5 million (Cdn.$58.8 million), and an associated share exchange; (ii) HLG's June 2000 unilateral restructuring of its commitments under that 1997 share exchange; (iii) a July 2000 loan from Hollinger to an HLG subsidiary, in the amount of $36.8 million, to enable the subsidiary to satisfy the obligation it voluntarily undertook in the June 2000 restructuring; and (iii) the Black Group's reduction of the interest rate on the July 2000 loan for no consideration. In these transactions, Defendants Black, Radler, Boultbee, HLG, and Ravelston breached their fiduciary duties to Hollinger and its non-controlling shareholders.

         194. On or about September 3, 1997, Defendant HLG, through Defendants Black and Radler, and with the assistance and complicity of Defendant Perle, caused the Company to lend it $42,534,487 (Cdn.$58,859,223.65). Both the process for approving this loan and its terms were entirely unfair to the Company. The HLR independent directors did not discuss or negotiate this loan, nor did they obtain any independent advice or fairness opinion regarding its terms. Moreover, the terms of the loan, including the interest rate provisions, were unfair to Hollinger.

         195. Defendants Black and Radler used an "Executive Committee Unanimous Written Consent" as the purported authorization for this unfair loan to HLG. On or about September 2,

1997, Black and Radler arranged for the HLR board of directors executive committee, which consisted of Black, Radler, and Perle, to approve the transaction. Black and Radler knew that they had a conflict of interest in transactions with HLG and thus should not have voted on or otherwise participated in any decisions regarding the transaction. They also knew that Perle could not meaningfully approve the transaction on behalf of Hollinger's non-controlling shareholders because he: (i) reported and was beholden to Black and Radler as a Digital employee and thus was not an independent director (SEE Delaware Judgment at 77 n. 99 ("Perle is not considered an independent director")); and (ii) did not fulfill his fiduciary duties to negotiate or evaluate the terms of the loan before signing the executive committee consent.

         196. At a meeting of the HLR board held on or about September 8, 1997, the board passed a resolution that "confirmed and ratified" all nine of the executive committee's unanimous written consents since the previous board meeting, including the September 2, 1997 consent purporting to authorize the Company to lend $42.5 million to HLG on unfair terms. Although the board package included a copy of the September 3, 1997 executive committee consent regarding the $42.5 million loan, the resolution does not set forth or explain any of the terms of the unfair loan. Instead, it deceptively refers to the consent as "authorizing various actions taken to facilitate [HLG's] redemption of its 7% Southam Linked Debentures." The board did not discuss the loan when it passed the omnibus resolution ratifying all nine of the executive committee's unanimous written consents.

         197. Although both the unanimous written consent and the promissory note provide that the loan was only to be made for a period of 90 days, HLG did not "repay" the loan until February 22, 1999. Moreover, as explained above, when HLG finally did "repay" the loan, it did so in part with the Company's own funds.

         198. The promissory note required HLG to pay interest "in the same amount and due on the date which is one Business Day after the date on which any dividends are paid on the" shares that HLG had pledged as security on the loan -- 401,426 shares of Hollinger Series D Preferred Shares. At the time, Hollinger's Series D Preferred Shares were paying dividends of approximately $.37 per quarter, which represents approximately $594,110 per year in dividends on the shares pledged as collateral. Thus, HLG was requiring itself to pay only $594,110 in interest annually on this $42.5 million loan. This equates to an effective 1.4% annual interest rate payable by HLG to Hollinger -- a nominal rate that was significantly lower than the market rate and lower than the rate Hollinger had to pay its own lenders.

         199. HLG did not even pay this inadequate interest amount, however, for two reasons. First, Hollinger's Series D Preferred Shares did not pay $.37/share in dividends during the entire time the loan was outstanding. Second, despite the pledge agreement prohibiting it from doing so, HLG converted 70,477 of the Series D Preferred Shares into HLR Class A common stock, meaning that HLG did not earn the Series D dividends on those shares that were supposed to be paid to Hollinger as interest. Ultimately, the interest HLG paid on the loan equates to an annual interest rate of only 1.25%, which is even further below market than the nominal 1.4% rate that had been planned when the Black Group caused Hollinger to lend the money in September 1997. Moreover, the Black Group did not cause the promissory note to contain customary default and late payment penalty provisions, nor did they cause HLG to pay Hollinger any additional interest or default penalties after HLG failed to pay the loan when it came due on December 1, 1997.

         200. By causing the Company to make the September 1997 $42.5 million loan to HLG, which was unfair as to process and terms, by causing that loan to be left outstanding for more than one year past its due date, by manipulating the security pledged for the loan to decrease the already nominal interest rate, and by causing the loan's "repayment" in part with Hollinger's own funds, Defendants HLG, Black, and Radler violated their fiduciary duties to the Company.

         201. Defendant Perle also violated his fiduciary duties to the Company by signing the executive committee consent authorizing the loan. If Perle had read the consent before signing it, he would have seen that it was a related-party transaction in which Hollinger was lending $42.5 million to HLG. And as a member of the audit committee at that time, Perle should have known that related-party transactions must be approved by the audit committee, but he made no attempt to bring it to their attention. Moreover, if Perle had properly reviewed the consent he would have seen that it does not require HLG to pay ANY interest to Hollinger at all, which would have put him on notice about how unfair to Hollinger this transaction would be. But Perle made no effort to protect Hollinger's interests.


                            THE JULY 2000 LOAN TO HLG

         202. The $42.5 million that HLG borrowed from Hollinger in September 1997 allowed HLG to fund its repurchase of $53 million in debentures it had issued in December 1993 to raise $125 million. The HLG debentures, which called for interest to be paid at a rate of 7%, were otherwise to have come due in November 1998. In addition to using $42.5 million of Hollinger's cash, HLG also paid consideration to its debenture holders of approximately 4 million shares in a Hollinger subsidiary known as Hollinger Canadian Publishing Holdings Co. ("HCPH"). Thus, by using the shares of a Hollinger subsidiary, the Black Group similarly caused HLG to make use of Hollinger's credit. Hollinger received no consideration for this additional use of its credit. Rather, HLG "paid for" the 4 million HCPH shares -- in another unfair transaction -- with 4 million shares of a shell subsidiary it had formed just for this transaction.

         203. Both sets of stock were to be repurchased in June 2000 for $36.8 million in cash or Hollinger Class A common stock. Hollinger had the responsibility for repurchasing the HCPH stock from the former debenture holders, and HLG had the responsibility for repurchasing its subsidiary's stock from Hollinger. In or around June 2000, HLG decided that it wanted to purchase the HCPH shares from the public, so by agreement dated June 16, 2000, HLG caused Hollinger to give HLG the right to repurchase HCPH shares from the former debenture holders. Defendant Boultbee signed the agreement on behalf of both Hollinger and HLG. This transaction between Hollinger and its controlling shareholder HLG was never disclosed to, let alone approved by, the Hollinger audit committee or board.

         204. HLG still had an obligation to repurchase its own subsidiary's shares from Hollinger in June 2000 because the redemption rights were equivalent to the redemption rights of the HCPH stock. HLG breached this obligation and did not repurchase this stock. It was not until February 2001 -- seven months after HLG was supposed to repurchase its subsidiary's stock -- that HLG instead sold its subsidiary to Hollinger for $1 to avoid the obligation.

         205. The Black Group Defendants further breached their fiduciary duties to Hollinger when they required the Company to lend HLG the $36.8 million it needed to repurchase the 4 million HCPH shares from the public. This loan, like the September 1997 loan that preceded it, was unfair as to both process and price. Although the Hollinger audit committee authorized Hollinger to lend the money to HLG, Defendants Black, Radler, and Boultbee failed to give the audit committee full information about the loan. The audit committee was told that HLG needed the money because it was required to repurchase the 4 million HCPH shares. But the audit committee was not told that: (i) HLG had voluntarily assumed this repurchase obligation from Hollinger; (ii) HLG had caused Hollinger to assign HLG this repurchase obligation without audit committee approval; and (iii) HLG was simultaneously breaching its obligation to Hollinger to repurchase its subsidiary's shares. The audit committee was also falsely told that HLG was required to repurchase the HCPH shares with cash when in fact HLG could have repurchased the HCPH shares with its Hollinger Class A common stock. Defendants Black, Radler, and Boultbee also failed to disclose to the audit committee the full background of the loan, which, among other things, was highly relevant to HLG's creditworthiness. The committee was not told, for example, that Hollinger was lending HLG money to finally pay-off the debenture debt that Hollinger had given HLG the means to defer in September 1997 for an additional three years, with no concomitant consideration to Hollinger. It was also not told that as part of that September 1997 transaction, HLG had caused Hollinger to lend HLG money at virtually no interest and that HLG had violated the terms of the loan by, among other things, reducing the pledged collateral and then paying the loan back more than 14 months late, in part with round-tripped unauthorized "non-compete" payments.

         206. The audit committee's approval took the form of a unanimous written consent dated June 26, 2000, signed by each member of the committee at his or her own location and then faxed to Hollinger's Chicago office. Thus, the audit committee never discussed the loan or attempted to negotiate the best possible terms for Hollinger and its public shareholders. The audit committee was told that the Company had consulted a U.S. investment bank that had not finalized a fairness opinion, but that the investment bank had indicated that as long as certain provisions were incorporated into the loan's terms -- including an HLG guarantee, a 13% interest rate, payable quarterly, and a demand repayment term -- the loan would be "on commercial terms." The investment bank never met with the audit committee or provided them any further information about the economic consequences to Hollinger of making the loan.

         207. After the audit committee approved the loan, the executive committee, Defendants Black, Radler, and Perle, authorized Hollinger to make the loan on the same terms. In its unanimous written consent dated the same day, the executive committee expressly noted that "the audit committee of the Corporation has recommended the approval of the loan . . . on the terms set out in the term sheet attached hereto," which included the 13% interest rate. Thereafter, on or about July 11, 2000, Hollinger lent $36,816,542.12 to HLG.


       THE REDUCTION IN INTEREST RATE ON HOLLINGER'S JULY 2000 LOAN TO HLG

         208. On or about January 1, 2002, Defendant HLG, through Defendants Black, Radler, and Boultbee, and with the complicity of Defendant Perle, caused the Company to reduce the interest rate on Hollinger's July 2000 loan to HLG from 13% to a rate equal to 90-day LIBOR plus 3%, readjusted every quarter. At that time, 90-day LIBOR was approximately 1.9%, meaning that the interest the Company was earning on this $37 million loan was reduced from 13% to 4.9%. The Company did not receive any consideration for reducing the interest rate by more than 60%. The interest rate was increased three months later, but only to approximately 5.1%. Moreover, given LIBOR, the interest rate remained around 5% or lower at all times until the terms of the loan were changed again in March 2003, as described below.

         209. The January 2002 interest rate reduction was unfair as to both process and price. Although Defendants HLG, Black, Radler, and Boultbee knew that the audit committee's approval of the July 2000 loan was predicated on the loan having specific terms, including a 13% interest rate, they did not present this interest rate reduction to the Company's audit committee or independent directors for review, negotiation, or approval. They chose not to present this matter at an audit committee meeting held immediately before the interest rate reduction on or about

December 3, 2001, and at an audit committee meeting held immediately after the interest rate reduction on or about February 25, 2002.

         210. Instead, Defendants Black, Radler, and Boultbee used another "Executive Committee Unanimous Written Consent" as the purported authorization for the interest rate reduction. On or about January 1, 2002, Black, Radler, and Boultbee arranged for the HLR board of directors executive committee, which consisted of Black, Radler, and Perle, to approve the transaction. As explained above, Black and Radler knew that they had a conflict of interest in transactions with HLG and thus should not have voted on or otherwise participated in any decisions regarding the transaction. They also knew, as explained above, that Perle could not meaningfully approve the transaction on behalf of Hollinger's non-controlling shareholders because he was not an independent director and did not fulfill his fiduciary duties to negotiate or evaluate the interest rate reduction before signing the executive committee consent. In addition, by this time, the Hollinger Digital Management Incentive Plan had been implemented, and Perle had already received, at Black's discretion, approximately $3.1 million in bonuses under the plan, as well as hundreds of thousands of dollars in other compensation at Black's and Radler's discretion, and hoped to receive more.

         211. On or about January 16, 2002, Defendant Boultbee met with audit committee chairman Thompson to discuss another related-party transaction -- Hollinger's sale of NP Holdings to Ravelston, which is described elsewhere in this Second Amended Complaint. Defendant Boultbee was a senior financial executive at both HLR and HLG and thus knew or should have known about the interest rate reduction. Nevertheless, Boultbee did not tell Thompson about the interest rate reduction during their January 16, 2002 meeting.

         212. At a meeting of the HLR board held on or about February 25, 2002, the board passed a resolution that "confirmed and ratified" all of the executive committee's actions taken by unanimous written consent since the previous board meeting, including the January 1, 2002 consent purporting to authorize the Company to reduce the interest rate on the July 2000 loan. As with the other resolutions that "confirmed and ratified" executive committee action, the omnibus resolution simply contains a list of several consents -- in this case five of them -- and describes them in only a cursory fashion. Specifically, the resolution merely refers to the consent that reduced the interest rate on the loan as "Approval and authorization of amendment to $36.8 million promissory note issued by [the HLG subsidiary] to the Company." The board did not discuss the interest rate reduction when it passed the resolution ratifying all of the executive committee's unanimous written consents.

         213. By causing the Company to reduce the interest rate on this loan to HLG without providing or securing any consideration to Hollinger in return, and without following corporate procedures for independent director and financial advisor review, Defendants HLG, Black, Radler, and Boultbee violated their fiduciary duties to the Company.

         214. Defendant Perle also violated his fiduciary duties to the Company by signing the executive committee consent authorizing the interest rate reduction on the July 2000 loan. Perle knew or should have known from his own executive committee approval of the July 2000 loan that the audit committee had required the 13% interest rate based on the advice of an investment bank, and had he properly evaluated this January 1, 2002 consent, he would have seen that Hollinger was being required to reduce that interest rate. Moreover, Perle had just attended the HLR board's December 3, 2001 meeting and therefore knew the board had not approved this transaction with the Company's controlling shareholder. Nevertheless, he did not ensure that

Black and Radler submit the proposed interest rate reduction to the audit committee or that Hollinger obtain independent financial advice. In breach of his fiduciary duties, he simply signed the executive committee consent, rubber-stamping another related-party transaction for the Black Group's benefit.

         215. The HLR audit committee did not learn of the executive committee's January 2002 approval of the interest rate reduction until March 2003. At that time, Defendant HLG proposed to obtain financing by issuing $110 million in secured notes. HLG could not close on the notes unless the Company agreed to subordinate the HLG subsidiary's $36.8 million July 2000 loan (the balance of which had by March 2003 grown significantly, because HLG had not made any principal or interest payments) to HLG's new secured notes. Because the attorneys representing the noteholders required it, Defendants Black and Radler sought authorization from the HLR audit committee for the loan subordination, unlike the earlier interest rate reduction on the loan.

         216. In or about March 2003, the HLR audit committee commissioned William Blair & Company to negotiate the transaction with HLG and provide a fairness opinion. Willaim Blair & Company advised the audit committee that the loan's current interest rate of 90-day LIBOR plus 3% was "below market" and the borrower was "a risky credit." Willaim Blair & Company opined that the proposed subordination transaction would be fair provided that, among other things, the interest rate on the loan was increased to 14.25% if it were repaid in cash and 16.5% if it were repaid with additional notes, and HLG agreed with this term. HLG also agreed to repay approximately $26 million of the outstanding balance by selling 2 million shares of Hollinger common stock back to the Company at the market price and redeeming certain other preferred shares.

         217. When HLG asked Hollinger to subordinate the debt in March 2003, the outstanding balance was represented to be approximately $46 million. This figure was inaccurate, however, because Ravelston did not properly compound the interest in accordance with the promissory note. With proper compounding, but including the Black Group's improper interest rate reduction, the balance would have been $47.2 million. If, on the other hand, the Company had continued accruing the 13% interest that Hollinger's independent directors had approved in June 2000, the outstanding balance in March 2003 would have been (and as a matter of law was) approximately $52.0 million. Thus, this particular fiduciary duty breach in unilaterally reducing the interest rate -- which is only one small part of the Black Group's breaches in using Hollinger as their personal bank -- caused damage to the Company as of March 2003 in the amount of approximately $4.8 million.

         218. Hollinger agreed to subordinate HLG's debt as described above to HLG's new notes. In exchange, in accordance with William Blair's financial advice, HLG agreed to pay approximately $25.8 million toward the purported $46 million outstanding balance (again, as calculated by Ravelston, without compounding the proper interest and with credit for the improper interest rate reduction), purportedly leaving a principal amount of approximately $20.3 million. The subordinated debt accrues interest at a rate of 14.25% if paid in cash and 16.5% if paid with an additional note. While in 2003 HLG made a few nominal interest payments in cash, HLG has failed to make most of the requisite interest payments. Thus, interest has been accruing since March 2003 at the 16.5% rate. Applying that rate to the balance that would have existed in March 2003 had the Black Group not improperly reduced the interest rate in January 2002, the outstanding balance today is approximately $33.5 million (I.E., $52 million less HLG's $25.8 million paydown and the few nominal interest payments in 2003). Hollinger seeks immediate repayment of that entire amount because (i) the July 2000 loan was obtained under false pretenses, with the HLR audit committee not being fully informed about the transaction, and (ii) the Black Group manipulated the approved terms of the loan thereafter.


        BLACK'S DECEMBER 2000 PURCHASE OF HOLLINGER'S MANHATTAN APARTMENT

         219. In December 2000, on the heels of Defendant Black and his co-conspirators taking millions of dollars from Hollinger in, among other things, CanWest and U.S. Community newspaper non-compete payments and Hollinger Digital incentive payments, Black breached his fiduciary duty to the Company in yet another transaction. Thus, apparently Black required more from the Company than just his $16.2 million in November non-compete payments, his $2.2 million in year-2000 Digital "Incentive" payments, and the millions more in year-2000 salary, bonus, perks, stock options, and fees he also extracted from the Company. So to top-off the year, he caused Hollinger in December 2000 to sell him its apartment on Park Avenue in New York City for millions less than its fair market value in a transaction that was unfair as to process and price.

         220. By late 2000, Hollinger and Defendant Black each owned an apartment in the same building at 635 Park Avenue, New York, New York. Hollinger had purchased the second-floor apartment in 1994 for $3 million, a price at or below market value. Black had purchased a ground floor apartment in January 1998 for $499,000, its market value. The Blacks lived in Hollinger's larger second-floor apartment rather than their own.

         221. A December 20, 1994 option agreement between Defendant Black and an HLR subsidiary gave Black the right to purchase Hollinger's second-floor apartment for its "fair market value . . . payable in cash." In December 2000, Black took advantage of this option but used as his option price Hollinger's 1994 purchase price of $3 million, rather than the apartment's December 2000 "fair market value." On information and belief, the "fair market value" of the apartment in December 2000 was approximately $5.4 million.

         222. Defendant Black also did not comply with the option agreement's requirement that he pay the purchase price in cash (although as described above in December 2000 he was flush with tens of millions in Hollinger's cash). He paid only $2.15 million in cash and gave Hollinger his ground floor apartment, claiming it should be valued at $850,000, or 70% more than the $499,000 he had paid for it just two years earlier. On information and belief, Black's ground floor apartment was worth at most $700,000 as of December 2000. Thus, Black paid only $2.85 million for the Hollinger apartment that had a fair market value of approximately $5.4 million.

         223. Black never presented this transaction to the audit committee for approval. To avoid having to pay the fair market value for the apartment, Defendant Black agreed with his co-conspirators, Defendants Radler and Boultbee, that the parties to the option agreement did not intend to require Black to pay "fair market value" but only Hollinger's cost in acquiring the apartment. Rather than attempting to correct or renegotiate the document with the HLR audit committee, whose approval was needed for this transaction with Hollinger's controlling shareholder, the Black Group simply decreed that Hollinger's 1994 cost WAS the apartment's December 2000 fair market value. The transaction was completed on those terms after Boultbee falsely claimed to have met with "real estate specialists" in New York who would attest that Hollinger's apartment had not appreciated at all in six years but that Black's apartment had appreciated 70% in two years.

         224. Defendant Black's exercise of his option to purchase the apartment was disclosed as follows in Hollinger's 2001 and 2002 proxy statements:

                  In order to facilitate the rendering of management and advisory services by Messrs. Black and Radler, and to enhance the business interests of the Company within the financial community, the newspaper industry and otherwise, a subsidiary of the Company purchased apartments in New York and Chicago in 1994 for the use of Messrs. Black and Radler, respectively, on a rent-free basis while they are in the United States. . . THE COMPANY HAS GRANTED OPTIONS TO MESSRS. BLACK AND RADLER, RESPECTIVELY, TO ACQUIRE AT ANY TIME THE COMPANY'S INTEREST IN THE NEW YORK AND CHICAGO APARTMENTS, RESPECTIVELY, AT THEIR THEN FAIR MARKET VALUES . . . EFFECTIVE DECEMBER 29, 2000, MR. BLACK EXERCISED HIS OPTION TO PURCHASE.
                  (Emphasis added.)

These disclosures falsely and misleadingly suggest that Black paid "fair market value" for the apartment. But as explained above, and as Black and his co-conspirators well knew, he did not.


                   THE MARCH 2001 PURCHASE OF FDR MEMORABILIA

         225. In March 2001, Black caused Hollinger to spend $8 million to purchase a collection of FDR memorabilia known as the Tully Collection. In causing Hollinger to make that purchase, Black violated his fiduciary duty of care and good faith by failing to take the most basic steps to ensure that the Company would not incur a loss from this purchase. Most significantly, Black did not obtain an independent appraisal of the property. The result was that Black caused the Company to substantially overpay. On information and belief, the entity that sold Hollinger the collection paid only approximately $3.5 million for the Tully Collection less than a year before Black caused Hollinger to pay $8 million for it. And in mid-2004, the Company was only able to obtain $2.4 million for the collection, in a sale brokered by Christie's. Even that sale is in jeopardy, as the National Archives is now claiming that the Tully Collection belongs to the U.S. government.

         226. The reason Black consciously disregarded his fiduciary duties in causing this $8 million expenditure of corporate funds is that he simply craved the Tully Collection. In or about 2001, Black was cultivating his own reputation as an expert on FDR. In furtherance of this personal pursuit, he had caused previous Hollinger purchases of FDR artifacts, some of which he maintained in his residences. In fact, during 2001, Black was writing a 1300-page biography of FDR, which he published in late 2003. Thus, although the Tully Collection would have some minor benefit to Hollinger as corporate artwork, Black recklessly caused Hollinger to grossly overpay for that collection, because it fit neatly within his personal interests and ambitions.

         227. Black never obtained an appraisal of the Tully Collection before he caused Hollinger to purchase it. It was only a year after he caused Hollinger to purchase the Tully collection, that Black finally sought some written assurance as to its worth, but only from the person who sold it to him and therefore could not independently value it. Moreover, he only obtained that inadequate valuation to deflect board criticism.

         228. For example, in or around August 2002, Atkinson expressed concern about Hollinger's acquisition of the Tully Collection. Recognizing the risk of loss to which he had recklessly exposed the Company, Black told Atkinson in an August 8, 2002 e-mail: "I will be happy to guaranty personally against any downside from our purchase price."

         229. The time has come for Black to compensate the Company for the loss caused by the self-centered Tully Collection purchase he recklessly had the Company make. The Company's losses are at least $5.6 million -- plus interest from March 2001 and transaction costs -- in light of the Company's summer 2004 $2.4 million sale of the Tully Collection through Christie's. But the damages might be even millions more, because the National Archives is now claiming that the Tully Collection belongs to the U.S. government.


                THE JANUARY 2002 SALE OF NP HOLDINGS TO RAVELSTON

         230. Effective on or about January 16, 2002, Hollinger sold its subsidiary NP Holdings to Ravelston for Cdn.$5.75 million (US$3.6 million). At the time of the sale, NP Holdings' only asset was accrued Canadian tax loss carryforwards arising from its former ownership interest in the NATIONAL POST. This asset was extremely valuable to Ravelston, because it allowed Ravelston to substantially reduce its Canadian tax burden. Due to Canadian tax law limitations on loss utilization, NP Holdings' losses could only have been used by NP Holdings, its Canadian affiliates (such as HLR's Canadian subsidiaries, HLG, or Ravelston), or CanWest (which had purchased the NATIONAL POST from Hollinger). In obtaining HLR audit committee approval of the $3.6 million sale of NP Holdings to Ravelston, Defendants Boultbee and Radler misrepresented that CanWest was only willing to pay Cdn.$4.55 million (US$2.9 million) for NP Holdings. In fact, as Radler and Boultbee knew, CanWest had offered Cdn.$6.5 million (US$4.1 million), or $500,000 more than what Ravelston paid. Moreover, Defendants Boultbee and Radler failed to disclose to the audit committee that the NP Holdings sales price was about a million-and-a-half dollars less than the "going rate" for sales of tax losses. The NP Holdings sale was thus unfair to Hollinger and its noncontrolling shareholders, both as to process and price, and Defendants Ravelston, Radler, and Boultbee breached their fiduciary duties and committed fraud in causing the Company to execute that transaction.

         231. In November 2000, Hollinger sold to CanWest a 50% interest in the NATIONAL POST, a Canadian newspaper Hollinger had started in 1998. Hollinger owned its remaining 50% through a subsidiary known as NP Holdings. In 2001 NP Holdings sold its 50% of the NATIONAL POST to CanWest. After that, NP Holdings' only asset was its accrued tax loss carryforwards. At that time, KPMG estimated NP Holdings' tax loss carryforwards to total approximately $45.7 million, with expiration dates of December 31, 2005, 2007, and 2008.

         232. Boultbee in particular wanted Ravelston to obtain NP Holdings' tax loss carryforwards. In or about mid-November 2001 Boultbee was advised by Torys -- a law firm that regularly represented both Ravelston and Hollinger -- that the Hollinger board should establish a committee of independent directors to conduct arm's length negotiations with Ravelston to reach an appropriate sale price and that the committee should be advised by independent counsel. Torys also told Boultbee that the "going rate" for tax loss sales was 10-20% of the losses. Torys cited two examples in which the firm had participated -- in one case the price was 16% of the losses and in the other the nominal price was 10% but there were "other complicated elements" that "one could argue" made the real price 12-14%.

         233. Approximately two weeks later, on or about November 27, 2001, Governor Thompson met by telephone with Defendants Radler and Boultbee and others to discuss Ravelston's interest in buying NP Holdings. Although the minutes reflect a discussion of "the type of confirmation and materials the Audit Committee would require in order to consider [the] proposal," neither Radler or Boultbee nor anyone else at the meeting suggested that the HLR board form a committee to negotiate the transaction or that the committee hire an independent advisor.

         234. On or about December 3, 2001, Defendants Radler and Boultbee attended a full audit committee meeting and discussed Ravelston's interest in purchasing NP Holdings. Boultbee did not tell the audit committee that Torys had advised that the Hollinger independent directors should form a special committee to negotiate the transaction and hire independent counsel to assist them. Instead, the minutes reflect that the audit committee delegated to Hollinger management -- I.E., interested Ravelston shareholders -- the task of providing information to CanWest and "determin[ing] whether there will be an auction among CanWest and Ravelston." In addition, although Boultbee knew that the "going rate" for tax loss sales was 10-20% of the losses, Boultbee did not disclose this fact to the audit committee.

         235. There was no true auction between CanWest and Ravelston. CanWest, however, did make an offer for NP Holdings. On January 5, 2002, Atkinson sent an e-mail to Defendant Boultbee relaying that CanWest executive Leonard Asper had spoken to Defendant Radler on January 3rd "and told him [CanWest's] best offer for NP Holdings is [Cdn.]$6.5 million [US$4.1 million]. David told him it was not enough and that we [Ravelston] will pay more." In this same e-mail, Atkinson wrote that Radler "suggests we now proceed to advise the Governor of Leonard's offer and to have Ravelston offer [Cdn.]$6.75 million [US$4.2 million] and complete the transaction."

         236. The next day Atkinson sent a similar e-mail to Hollinger corporate counsel Mark Kipnis: "David [Radler] may have told you of his call from Leonard Asper last Thursday. CanWest will not offer more than [Cdn.]$6.5m [US$4.1 million] for NP Holdings. As a result, David asked me to speak to Jack [Boultbee] with a view to Ravelston offering [Cdn.]$6.75m [US$4.2 million]. I a[ss]ume Jack will agree. If so, will you and David meet with the Governor to finalize the approval process?" On January 7th, Boultbee responded to Atkinson's January 5th e-mail and agreed that Ravelston should offer Cdn.$6.75 million (US$4.2 million) for NP Holdings.

         237. On or about January 16, 2002, Defendant Boultbee met with Governor Thompson to "negotiate" Hollinger's sale of NP Holdings to Ravelston. The minutes of that meeting reflect that: (i) Boultbee told Thompson that CanWest's offer was only Cdn.$4.55 million (US$2.9 million) -- rather than the Cdn.$6.5 million (US$4.1 million) figure Atkinson had relayed to Boultbee ten days earlier; and (ii) Boultbee and Thompson agreed that Ravelston would purchase NP Holdings for Cdn.$5.75 million (US$3.6 million) -- rather than the Cdn.$6.75 million (US$4.2 million) Boultbee had told Atkinson ten days earlier Ravelston would offer to pay.

         238. During its February 25, 2002 meeting, which Defendants Radler and Boultbee attended, the Audit Committee passed a resolution approving the sale of NP Holdings to Ravelston at the Cdn.$5.75 million (US$3.6 million) price on which Boultbee and Governor Thompson had agreed. The resolution approved by the audit committee indicates that the other members were similarly not told the truth about CanWest's offer for NP Holdings, and nothing in the minutes suggests that either Boultbee or Radler -- both of whom knew the truth about CanWest's offer -- took the opportunity to disclose it. Boultbee also continued to keep from the audit committee Torys' advice that Hollinger's independent directors should obtain independent counsel and that the "going rate" for tax loss sales was 10-20% of the losses.

         239. At the full Board meeting held the same day, Thompson reported that the audit committee had approved the NP Holdings sale to Ravelston, and the board also passed a resolution approving the sale. Like the audit committee resolution, the board resolution does not describe CanWest's actual US$4.1 million offer, but instead the lower US$2.8 million figure misrepresented by Defendants Boultbee and Radler. Although they again both attended the board meeting, neither Boultbee nor Radler disclosed CanWest's true offer to the board.

         240. Although Torys had avised that the "going rate" for tax loss sales was 10-20% of the losses, Ravelston's sale price was only 8.14% of NP Holdings' losses, as then-estimated by KPMG ($45.7 million). In early March 2003, KPMG notified Hollinger that NP Holdings' tax losses were even higher -- $50.2 million as opposed to the $45.7 million that was originally estimated. The price at which Ravelston bought NP Holdings was only 7.4% of this revised estimate of NP Holdings' ordinary losses. In addition, KPMG notified Hollinger that in 2001 it had failed to identify NP Holdings' capital losses of $62.3 million. This further increased the disparity between the amount Ravelston paid Hollinger for NP Holdings and its true value.

         241. At its March 13, 2003 meeting, the Hollinger audit committee discussed the NP Holdings issue with KPMG. According to the minutes, "[t]he [Audit] Committee directed Jack Boultbee to report on the amount of the additional benefits to Hollinger Inc. [sic] so that a reconsideration of purchase price could be made at the next Committee meeting." Boultbee thereafter prepared a memo for distribution to the audit committee and sent a draft to Defendants Black and Radler for their comments. When Black responded with an e-mail stating: "I'm not sure I understand all of this, but it looks all right to me," Boultbee acknowledged the windfall the Black Group had received in the NP Holdings transaction: "[t]here is not much to understand. We had a deal. We kept our side of it. The committee wants to reopen it and be paid more money. It is still a VERY good deal for us." (Capitals in original.)

         242. Neither Defendant Black nor Defendant Radler suggested any changes to Defendant Boultbee's memo, and it was sent to the audit committee unchanged on May 7, 2003. The memo contains further misrepresentations and material omissions:

                  In order to determine a value for the company we offered it to Canwest [sic] first at a price of (I believe) [Cdn.]$4.5 million [US$2.8 million] but they were not interested. Because of limitations on the use of losses by purchasers there really is no market for these in Canada any more. In the past when losses could be transferred to unrelated persons the usual price was about 5(cent) to 8(cent) per dollar of losses. We were not in control of the computation of the tax losses for the partnership as this was done by CanWest. In any event the price offered and negotiated was based on a premium to the amount that CanWest refused to pay and was increased in negotiation with Governor Thompson to a somewhat higher amount. The computation of the present value of the benefit was for illustration purposes only. In fact, [Ravelston] has many other ways to shelter portions of its income that were not reflected in those calculations and that would significantly defer the use of the losses and reduce the present value thereof.

                  *        *        *

                  Since the price was based on a premium to what we offered CanWest and since there were no representations and warranties regarding the amount of the losses that we ultimately will benefit from and no warranties about the unknown and contingent liabilities one would not ordinarily expect that there would be any change to the price. In usual commercial agreements, if we were to agree to such a change it would have to be part of a new agreement under which Hollinger International warranted the tax losses and all other matters relating to the company. The vendor would have to agree to cover any future costs of dealing with tax audits and challenges relating to the losses. In an ordinary commercial transaction even with those reps and warranties the losses would still only trade at about 7(cent) on the dollar for operating losses and nil for capital losses so the price would still be less than was paid.

The memo is false and misleading in several ways. First, CanWest WAS interested in buying NP Holdings, and was willing to pay more than Cdn.$4.5 million [US$2.8 million] for it. Second, since Boultbee had received the e-mail from Torys advising that the "going rate" for tax loss sales was 10-20% of the losses, he knew that "5(cent) to 8(cent) per dollar of losses" was not "the usual price." Third, Boultbee suggests that NP Holdings' losses do not have much value to Ravelston because Ravelston could shelter its income in other ways. In fact, in an e-mail just four days before his memo went to the audit committee, Boultbee told Atkinson and Ravelston's bank lender that "NP Holdings has tax losses of about [Cdn.$]70 million. These will be used [by Ravelston] over the next four years to eliminate about [Cdn.$]28 million of taxes that we otherwise would have to pay."

         243. The audit committee revisited the NP Holdings sale at its next meeting, held on May 14, 2003. According to the minutes, Kipnis "reviewed the additional ordinary losses and capital losses that were discovered and Mr. Boultbee's proposal for amending the purchase price," the amount of which was not recorded in the minutes. The audit committee deferred consideration because Boultbee was absent from the meeting. The audit committee subsequently retained outside counsel to advise them, and the issue remains unresolved.

         244. The sale price of NP Holdings was well below its market value. On information and belief, ordinary tax losses are usually sold in Canada for at least 10 cents on the dollar. NP Holdings had ordinary losses of $50.2 million, so it should have been sold for at least $5.02 million rather than only $3.6 million. In addition, NP Holdings had a capital loss of $62.3 million, which made it even more valuable. Thus Hollinger was damaged in this sale by more than $1.42 million, plus interest, from the January 2002 sale date of the NP Holdings transaction.

         245. The Black Group Defendants caused Hollinger to make false disclosures about the NP Holdings sale in Hollinger's 2002 annual report on form 10-K. The 10-K falsely states that "[t]he only asset of NP Holdings was Canadian tax losses . . . [which] were effectively sold at their carrying value" and that "[t]he only other potential purchaser for these losses, CanWest, declined the opportunity to acquire the losses." But there was no basis for the statement that the losses were "sold at their carrying value" and, as described above, CanWest made a higher offer than Ravelston for the losses.


           OVERVIEW -- THE HORIZON CONCEPT AND THE GENESIS OF BRADFORD

         246. Defendants Black and Radler also breached their fiduciary duties to the Company by causing it to sell to Horizon and Bradford many of Hollinger's community newspaper assets at below-market prices and on terms that were unfair to the Company and its public shareholders.

         247. In or about 1998, Defendants Black and Radler decided to establish a new private company, Horizon, that would obtain newspaper assets from the Company on terms favorable to Horizon. Buying the newspapers from the Company was a distinct advantage for Black and Radler because as HLR officers, they were very familiar with the papers' operations and earning potential, as well as the identity of third parties who might be interested in acquiring them. As Black later wrote to a potential investor in Horizon:

                  We have bought and sold hundreds of these little American newspapers in public companies and have never failed to make handsome profits on them. We sold them a few years ago to clear the debt of our public company and are buying them back now for our own account, knowing their profit potential intimately.

         248. Although Defendants Black and Radler disclosed that they had AN ownership interest in Horizon, they structured Horizon to conceal their CONTROLLING ownership interest. In or about 1999, Black, through the Ontario corporation Conrad Black Capital Corp., contributed approximately $1,510,673 for a 24.099% equity interest in Horizon, and Radler, through the Prince Edward Island Corporation F.D. Radler Ltd., contributed approximately $1,510,674 for a 24.099% equity interest in Horizon. Although this structure gave the appearance that Black and Radler jointly owned less than 50% of Horizon, in fact, they owned far more through a nominee company.

         249. That is, in or about April 1999, Defendant Radler created Vee Holdings, Ltd., a British Columbia company, as a vehicle for an additional $1,551,640 investment and additional 24.752% equity interest in Horizon. Radler instructed Todd Vogt -- who had been an HLR employee in Chicago until early 1999, when Radler installed him as Horizon's President and CEO -- to act as the registered holder of Vee Holdings Ltd.'s Horizon shares, but to secretly hold those shares in trust for Radler's F.D. Radler Ltd. As part of the Declaration of Trust, dated April 30, 1999, Vogt acknowledged that he would vote Vee Holdings Ltd.'s Horizon shares "only as directed by" F.D. Radler Ltd. "and in no other manner," and that Radler -- who had been Vogt's boss at Hollinger and was his boss at Horizon -- would have "full authority" on F.D. Radler Ltd.'s behalf to give Vogt "instructions and directions hereunder." Thus, through Conrad Black Capital Corp., F.D. Radler Ltd., and Vee Holdings Ltd., Defendants Black and Radler owned 72.95% of Horizon's original equity. Radler never disclosed to the HLR audit committee or board, or to the Company's shareholders, the full extent of his ownership interest in Horizon.

         250. To maintain the secrecy of his additional 24.75% Horizon ownership through Vee Holdings Ltd., Defendant Radler gave false and misleading testimony under oath in the Supreme Court of British Columbia, Canada, during the 2002 trial of PAUL WINKLER V. LOWER MAINLAND PUBLISHING LTD., a wrongful termination action brought by a former HLR employee. Radler gave the following testimony during direct examination:

                  Q In 1999 what voting interest did you and Conrad Black have in Horizon?

                  A    Combined, we had forty-eight per cent.

                  Q    And did you each have individual --

                  THE COURT: Forty-eight?

                  THE WITNESS: Forty-eight.

                  THE COURT: Thank you.

                  Q    Did you each have individual holdings?

                  A    Yes. It was twenty-four per cent each.

                  Q    Now, what was Mr. Vogt's voting interest at that time?

                  A I believe it was in the thirties. Thirty-five I would estimate.

Radler also testified that he had no participation in Horizon's management, that when Horizon was established in 1999 "we [Radler and Black] wanted him [Todd Vogt] to be totally independent," and that "I [Radler] wanted him [Vogt] to have total control." In fact, as Radler well knew: (i) he had complete control over Vee Holdings Ltd.'s 24.75% interest in Horizon; (ii) Vogt could only vote Vee Holdings Ltd.'s shares as Radler directed; (iii) Vogt was not independent, but reported and answered to Radler; (iv) Vogt beneficially owned only approximately 6.5% of Horizon's shares; and (v) Radler participated in Horizon's management.

         251. Defendants Black and Radler dispersed the remaining original equity of Horizon among numerous other individuals whom they dominated or controlled, or who were otherwise loyal to them. The following chart sets forth the remaining 27.05% ownership of Horizon's original equity that Black and Radler did not directly or indirectly own:

                                                                                                     ORIGINAL
                 OWNER                              RELATIONSHIP TO BLACK/RADLER                  HORIZON EQUITY
                 -----                              ----------------------------                  --------------
Todd Vogt                          HLR and then Horizon employee reporting to Radler                  6.337%
(through Toco Holdings Inc.)
Jerry Strader                      HLR employee reporting to Radler                                   4.376%
(through a revocable trust)
Roland McBride                     HLR and then Horizon employee reporting to Radler                  0.495%
Mark Kipnis                        HLR employee and corporate counsel reporting to Radler             0.990%
(through a family trust)
David Dodd                         HLR employee reporting to Radler                                   1.980%
(through a family trust)
Thomas Rose                        HLR employee reporting to Radler                                   0.990%
(through a living trust)
Larry Perrotto                     Former HLR employee and part owner of Bradford                     1.980%
(through Timmus Company)
Peter Atkinson                     Ravelston shareholder and HLR and HLG officer reporting to         1.980%
                                   Black and Radler
John Satterwhite (individually     HLR employee reporting to Radler until 2000; President and         3.960%
and through a family trust)        part owner of Bradford
Terry Salman                       Longtime friend of Radler; President of Salman Partners, an        1.980%
                                   investment firm in which Radler owns
                                   equity and that earned fees for
                                   underwriting services performed for an
                                   HLR subsidiary
Tod Jacobs                         A securities analyst at Sanford C. Bernstein, a research firm      1.980%
(through 360 Partners LLC)         that prepared analyst reports on HLR

         252. On November 30, 1998, Defendants Black and Radler introduced the Horizon concept to the HLR board of directors. Black and Radler mischaracterized that concept in several ways. For example, although they disclosed that they would "take equity positions" in Horizon, they failed to disclose that they would together own a substantial controlling interest of approximately 72.950% of Horizon's original equity. In addition, they characterized Horizon as a venture conceived by Jerry Strader and Todd Vogt, two HLR employees, and portrayed themselves as becoming involved in Horizon only as passive investors because Strader and Vogt needed their financing assistance and equity participation. Indeed, the board resolution approving the Horizon I Transaction included the following:

                  WHEREAS, the board of directors has been informed that Messrs. Strader and Vogt, two directors of [HLR subsidiary] American Publishing Company ("APC") . . . are interested in acquiring the Horizon assets for approximately 10x EBITDA, and that Messrs. Black and Radler are interested in assisting Messrs. Strader and Vogt in obtaining financing and by providing equity for such transaction . . .

In fact, Black and Radler unilaterally conceived and organized Horizon as a separate business venture that they would majority own and control, instructed Strader and Vogt to assist them with the venture, and provided Strader and Vogt opportunities to make only small equity investments.

         253. Defendants Black and Radler never told the HLR board that Vogt and Strader would in fact own very little of Horizon, and Black and Radler consistently failed to disclose their majority ownership in Horizon. Every time a transaction with Horizon was presented to the HLR board for approval, the board was told only that Black and Radler were stockholders in Horizon. The HLR board was never told that Black and Radler owned approximately three-quarters of Horizon.

         254. Defendants Black and Radler also failed to disclose in HLR's SEC filings their domination and control of Horizon. For example, in HLR's 1999 annual report filed with the SEC on Form 10-K, which Black and Radler signed, they described Horizon as "managed by former Community Group executives and owned by current and former [HLR] executives." It was not until March 2002, when the Company filed with the SEC its annual proxy statement, that Black and Radler even suggested that they controlled Horizon. In that disclosure, they described

Horizon as "controlled by certain members of the board of directors and senior management of the Company as shareholders." But even that belated statement omitted the material fact that Black and Radler had beneficially owned at least 73% of Horizon.

         255. From the beginning of its operation in 1999 until today, Horizon operated out of a building in Marion, Illinois, that Hollinger owns. From 1999 through 2003, Defendants Black and Radler caused various HLR officers and employees, including Peter Atkinson, Mark Kipnis, Roland McBride, David Dodd, and Linda Loye, to perform a variety of essential financial and legal services for Horizon. Black and Radler did not put in place any measures to protect the Company's shareholders from conflicts of interest inherent in the Horizon arrangement such as: (i) "ethical wall" procedures that would ensure that no HLR proprietary information they and others obtained as HLR officers would be transmitted to Horizon; (ii) requirements that third-party bids to purchase HLR newspaper assets be considered and negotiated only by HLR representatives who were not affiliated with Horizon; (iii) agreements committing themselves and Horizon not to compete with any HLR newspaper property and to be bound by any HLR agreement not to compete (as opposed to the sham non-compete agreements signed by Black, Radler, and Boultbee in connection with their $5.5 million diversion of Company funds in February 2001); or (iv) requirements that corporate opportunities for newspaper acquisitions be presented to HLR's independent directors before being made available to Horizon.

         256. Defendants Black and Radler formed Bradford in the spring of 2000 as an additional vehicle for them to own other community newspapers they purchased from the Company at a price substantially below market value. Black and Radler each owns 25% of Bradford, as does Larry Perrotto, a former President and CEO of HLR's community newspaper subsidiary, American Publishing Company, who left the Company in 1996 to start his own community newspaper company. The final 25% is owned by John Satterwhite and members of his family. Satterwhite was the Director and Vice President of American Publishing Company at the time the Bradford Transaction was proposed to the HLR board. He left the Company to become Bradford's president.

         257. As with Horizon, Defendants Black and Radler did not tell the HLR board about the extent of their involvement in Bradford. Instead, they told the HLR board that the papers being sold to Bradford were essentially being sold to Bradford's new president, John Satterwhite, and "that it was anticipated that certain members of the board of directors and senior management of the Company would be stockholders." The HLR board was not told that Black and Radler owned 50% of Bradford.

         258. In the same way they concealed the extent of their Horizon holdings from the HLR board, Defendants Black and Radler caused the Company to conceal the extent of their involvement in Bradford from the Company's shareholders. The Company's 2001 annual report, for example, filed in or around April 2002, says only that Bradford is "a company formed by a former U.S. Community Group executive and in which some of the Company's directors are shareholders." It does not disclose that Black and Radler own 50% of Bradford.


                    HORIZON I -- THE MARCH 1999 HLR-FINANCED
                 SALE OF 16 HLR NEWSPAPER PROPERTIES TO HORIZON

         259. As explained above, the Horizon I Transaction occurred through an asset exchange agreement dated as of March 31, 1999 (closing on June 30, 1999). In that transaction, Horizon bought 16 HLR newspaper properties, comprised of approximately 33 individual newspapers and publications, for a total price of $43.7 million. Also as part of the transaction, Horizon sold to HLR THE DOINGS newspaper in Oakbrook, Illinois, for $3.5 million.

         260. The board approved the Horizon I Transaction based on the false representation that the pricing terms on the Horizon I Transaction would match the terms in Hollinger's simultaneously approved separate transaction with an arm's length purchaser, CNHI. In fact, the terms Hollinger obtained from Horizon in the Horizon I Transaction were far less favorable than those the Company obtained from CNHI. If, as the board was told, the same method had been used in determining the Horizon I Transaction price as was used in determining the price CNHI paid for the assets it was purchasing, the Company would have received approximately $18 million more from Horizon than Defendants Black and Radler chose to pay. Moreover, while CNHI paid Hollinger in cash for the assets it purchased, Black and Radler arranged for the Company to finance the entire Horizon I Transaction purchase price at closing. Black and Radler did not disclose to the board, before it approved the transaction, that Hollinger would be obligated to finance the sale of these assets. Nor did Black and Radler cause the Company to publicly disclose this seller-financing until March 2003, almost four years after the transaction closed. Even worse, Horizon subsequently defaulted on its payment obligations and still owes Hollinger approximately $5.6 million. This is because of restrictions -- also not disclosed to the HLR independent directors -- in Horizon's credit facility.

         261. Defendants Black and Radler presented the Horizon I Transaction to the HLR board on or about November 30, 1998. At the same meeting, Black and Radler sought the HLR board's approval for the sale of 45 HLR community newspapers to CNHI, a completely independent third party. Radler informed the board that before negotiating with CNHI, HLR senior management (I.E., he and Black) had undertaken "Project Wishlist," whereby they set a desired sale price for each property in HLR's Community Newspaper Group. In assuring the HLR board that the Horizon I Transaction pricing was fair, Radler said it would be comparable to the pricing in the CNHI I Transaction, which was an arm's length transaction with an unaffiliated purchaser. Specifically, Radler represented that the Horizon I Transaction agreement would "mirror" the CNHI transaction agreement and that Horizon would obtain HLR assets for the same percentage of the Project Wishlist prices as CNHI was paying for the HLR assets it was buying.

         262. These representations were false and misleading for at least three reasons. First, while the CNHI Transaction price represented a discount of only 0.6% from the Project Wishlist prices, the Horizon I Transaction price represented a discount of approximately 29% from those prices. The result was that the Company obtained approximately $18 million less from Horizon than it should have obtained based on the pricing formula that was presented to the board and used to set the price for the assets sold to CNHI. Moreover, as explained above, the Black Group caused Horizon to pay $1.2 million of the already-inadequate transaction price to Defendant HLG instead of the full amount going to the Company.

         263. Second, Defendants Black and Radler misled the board by representing that the Horizon I Transaction price -- which they represented would be $52,450,000 -- would be approximately 10 times the properties' EBITDA. In support of this representation, Radler arranged for a document to be presented to the board that contained, for the Horizon properties, 1998 EBITDA figures that had been manipulated downward at his direction. Specifically, he arranged for the 1.6 % "management fee" charges that the papers would not incur following the sale to be deducted from the Horizon I properties' 1998 EBITDA. Radler's downward manipulation of the Horizon properties' EBITDA had the effect of (i) minimizing the purchase price that Horizon would actually have to pay to Hollinger, but (ii) artificially and misleadingly inflating the valuation multiple that Black and Radler represented to the board that the Horizon I

Transaction price would represent. Had the 1.6% management fee been properly deducted from operating expense to increase the Horizon EBITDA in the Board presentation materials, then the Horizon properties' combined EBITDA would have been $5,809,000, not $5,253,000 as was represented, reducing the sales multiple on the proposed $52,450,000 price from 10x to 9x.

         264. Moreover, the board presentation documents were misleading for an additional reason. They showed the accepted CNHI I price side-by-side with the proposed Horizon I Transaction price, purportedly in an "apples-to-apples" comparison. But while the presentation materials purported to arrive at the transaction multiples by comparing the $472 million CNHI sales price and the proposed $52 million Horizon I Transaction price with the respective properties' "forecasted" or budgeted 1998 EBITDA, Radler only used the 1998 budgeted EBITDA on the CNHI properties. He did not similarly use the Horizon properties' budgeted 1998 EBITDA figures of $6,470,000, but instead used a substantially lower EBITDA figure of $5,253,000. Had the higher Horizon properties' budgeted EBITDA been used -- just as they were used in the supposedly analogous contemporaneous CNHI I Transaction -- the multiple on the proposed $52 million Horizon I Transaction price would have dropped even lower to 8.1 times the papers' EBITDA.

         265. Third, while CNHI paid the entire purchase price in cash at closing, Horizon did not. Rather, Horizon delivered no cash at the June 1999 closing, but instead delivered four unsecured demand promissory notes. Although Horizon paid off most of those notes -- including the $1.2 million note to HLG -- a few months after the June 1999 closing with the proceeds of a bank financing, it still owed the Company approximately $5 million of the Horizon I purchase price by the end of 1999. That balance continued to accrue interest after

1999, with Horizon defaulting on its payment obligations. Horizon only paid $389,785 in 2002 and $378,752.95 in 2003, and owes the Company approximately $5.6 million today.

         266. The unfairness to the Company's shareholders of the seller financing in Horizon I is further demonstrated by the following:

                  (i) Defendants Black and Radler established the financing terms themselves without negotiating those terms with any independent HLR representative;

                 (ii) the outstanding note to the Company was subordinated to Horizon's credit facility with Toronto Dominion Bank, the terms of which, according to Horizon's CFO, restrict Horizon's ability to make the required quarterly interest payments to the Company; and

                 (iii) even though Horizon's note to Hollinger was subordinated to Horizon's bank debt, Horizon's interest rate from the Company was substantially lower than the interest rate Horizon was paying Toronto Dominion Bank and the interest rate that the Company was paying its own note holders as of 1999 and 2000. That is, Black and Radler caused Hollinger to lend Horizon money at a lower rate than the Company was paying to borrow its own funds.

         267. Even after Horizon obtained financing, it did not pay Hollinger in full, but left a balance on the subordinated note with a below-market interest rate. Thus, Hollinger's damages from the Horizon I Transaction are greater than just the approximately $18 million difference between the value of the assets it gave to Horizon and the purchase price. The $5 million of the purchase price that Horizon borrowed from the Company must be discounted to reflect both the time value of the money and the significant risk that Horizon would not repay the loan.

Discounting the debt by an appropriate rate of return for the Company (based on the market rate for subordinated debt), its value at the time of closing was less than $3 million. Thus, Hollinger's damages on the Horizon I Transaction exceed $20.1 million.

         268. A further example of the unfairness to the Company's shareholders of the Horizon I Transaction concerns the Company's Naugatuck, Connecticut, property, which was one of the 16 HLR properties Defendants Black and Radler selected for sale to Horizon. The portion of the Horizon I Transaction purchase price attributable to the Naugatuck property was $78,000. Yet, in or about March 1999, months before the Horizon I Transaction closed, Radler told Horizon investors that Horizon could re-sell it for $400,000. And two weeks before Horizon I closed, American Republican, Inc. signed a letter of intent to buy the Naugatuck Daily News from Horizon for $700,000. Thus, Black, Radler, and Horizon knew that Horizon would immediately sell the property for approximately nine times its purchase price from Hollinger. On September 10, 1999, Horizon sold the Naugatuck property to American Republican, Inc. for $673,314, after working-capital adjustments.

         269. The board's November 30, 1998 approval of the Horizon I Transaction was not only based on Defendants Black's and Radler's representations, it was also conditioned upon the board obtaining a "fairness opinion" that the transaction was fair to HLR's shareholders "from a financial viewpoint." In or about March 1999, Defendant Radler purported to satisfy that condition by obtaining a fairness letter that cost only $25,000, or approximately .0058% of the Horizon I purchase price. The inadequate, two-page result was based on false and incomplete information and incorrect assumptions.

         270. The March 4, 1999 fairness letter from the firm Dirks, Van Essen & Associates ("DVE") bases its fairness determination on a comparison of the pricing in the Horizon I

Transaction to the pricing in the Company's sale of newspapers to CNHI, which as the DVE Letter states, "was negotiated in the fourth quarter of 1998 and closed in the first quarter of 1999." The DVE Letter, however, assumes the following incorrect facts (communicated by or at the direction of Defendant Radler in Chicago, Illinois), among others, regarding the CNHI I and Horizon I
Transactions:

                  (i) "In the process of the sale to CNHI, all the newspapers involved in the transaction were offered to CNHI at the price and terms subsequently accepted by Horizon." In fact, the newspapers sold to Horizon had been offered to CNHI at higher prices and without seller financing.

                  (ii) Hollinger made a "3 percent downward adjustment in their [sic] asking price [of CNHI] as a result of acknowledging lower than budgeted gross operating profit levels upon which the values were based." In fact, CNHI did not obtain a 3% discount on its purchase price based on actual gross operating profit levels differing from budgeted levels.

                  (iii) The Horizon I Transaction purchase price "was arrived at by taking the initial Hollinger valuation used in its discussion with CNHI and making reductions for the exclusion of a printing plant, the same 3 percent reduction in price that was negotiated in the fourth quarter based on a projected shortfall of gross operating profit as compared to budget, and a further
                         11.8 percent reduction as a result of actual performance for 1998." In fact, even before Defendants Black and Radler lowered the Horizon I Transaction price in purported "discounts" of 3% and 11.2% [not 11.8% as stated in the DVE Letter], the prices on the HLR properties that were to be sold to Horizon were secretly manipulated downward from the "Project Wishlist" aggregate price of $61.790 million to an aggregate of $50.729 million.

         271. Lowering the Horizon I Transaction price by an additional 11.2% as a purported "discount" for the properties' "actual performance" in 1998 was also unfair to the Company's shareholders. No such adjustment was made in the CNHI I Transaction, even though that transaction closed on February 1, 1999, when actual 1998 operating results on the newspaper properties were known. In fact, even in March 1999, when Defendants Black and Radler knew the papers' actual 1998 results, they informed a prospective Horizon investor that they would lower the Horizon I Transaction price by an additional 5% (not 11.2%) as the purported "discount" for "1998 actual vs. budget results." It was only when Black and Radler decided they wanted Horizon to pay the Company even less that they decreased the price by an additional 11.2%. They did not tell the HLR board about the 5% "discount" they decided to give themselves or their decision to steepen that "discount" to 11.2%. However, describing the price reduction as an adjustment for "actual vs. budget results" sounded more benign, and was less likely to draw scrutiny from the board, than disclosing that at the last minute they decided to cause Hollinger to give a sharp price reduction to themselves.

         272. Further underscoring that the 3% and 11.2% discounts cannot be justified by the Horizon properties' performing worse than Defendant Radler had anticipated, actual 1998 EBITDA for the Horizon properties turned out to be HIGHER than the 1998 "forecasted" EBITDA figures that Radler provided the board in November 1998 when he made his Horizon presentation. The board presentation documents state that the Horizon properties' "forecast[ed]"

1998 EBITDA (reduced by including the 1.6% management fee) was $5,253,000, whereas actual 1998 EBITDA for the Horizon properties (also reduced by including the 1.6% management fee) turned out to be $5,405,000. Thus, the difference in Horizon's "forecasted" and actual EBITDA figures, as represented to the board, should have increased the Horizon I Transaction price, not decreased it.

         273. The DVE Fairness Letter also did not take into account that CNHI paid the entire purchase price in cash at closing, whereas the Horizon I Transaction was entirely seller-financed, with $8 million of the purchase price not becoming due until 2007. This installment payment option further reduced the actual value received by Hollinger for the properties sold in this transaction.

         274. Other ordinary and customary "fairness" requisites were also lacking. Defendants Black and Radler did not suggest, and the board did not decide on its own, that the board retain independent financial or legal advisers to review the Horizon I Transaction, negotiate any of its terms, or determine whether the Company's shareholders would have been better served either by retaining some or all of these revenue generating assets or by marketing some or all of them to other parties on more favorable terms.


            HORIZON II -- THE APRIL 2000 ASSET EXCHANGE WITH HORIZON

         275. The Horizon II Transaction involved an asset exchange agreement dated April 1, 2000. In this transaction, Defendants Black and Radler caused the Company to transfer to Horizon, three properties in Colville and Deer Park, Washington, and Valley City, North Dakota, in exchange for a group of Chicago weekly publications that Horizon had acquired from Lerner Publications (the "Lerner Newspapers") and a Hawaiian paper called the Honolulu Pennysaver that Horizon had acquired from the Company in the Horizon I Transaction. The Lerner Newspapers included the following publications:

                  (i) TIMES: covering Chicago's northwest metropolitan neighborhoods of Norridge, Elmwood Park, Portage Park, and Edgebrook;

                  (ii) LIFE: covering the suburbs directly north of Chicago, Skokie, Lincolnwood, Morton Grove, and Niles;

                  (iii) SKYLINE: covering affluent northern suburbs of Lake Forest, Highland Park, Glencoe, Winnetka, Wilmette, Evanston, and affluent Chicago neighborhoods Lincoln Park and Chicago Loop;

                  (iv) NEWS-STAR: covering Chicago metropolitan neighborhoods of Rogers Park, Edgewater, Albany Park, and Andersonville; and

                  (v) BOOSTER: covering Lake View, Wicker Park, Bucktown, and Ukranian Village and other north side Chicago neighborhoods.

         276. As described below, Defendants Black and Radler arranged for the Horizon II Transaction to be executed without adequate opportunity for audit committee or board review or negotiation, without a fairness opinion, and without any independent valuation of the properties that were being exchanged in the transaction. The memo on which Defendants Black and Radler arranged for the audit committee to base its approval of this transaction was false and misleading in numerous respects. Among other things, the memo misleadingly portrayed the properties the Company was obtaining as equivalent in value to the properties it was transferring to Horizon. Defendants Black and Radler also failed to inform the board that most of the newspapers that the Company received in this exchange were losing money.

         277. In the Horizon II Transaction, the Company exchanged profitable publications for properties that not only were worth millions less than the properties they received but that also had lower cash-flow margins than any other property the Company owned at that time. When Defendants Black and Radler sold HLR newspaper assets, they valued the properties by multiplying EBITDA by a valuation multiple. But in the Horizon II Transaction, they eschewed that valuation methodology and kept the results of that valuation from the board because it would have exposed the unfairness of the transaction to the Company.

         278. Measured by Defendants Black's and Radler's own standard valuation methodology, the properties the Company transferred to Horizon in the Horizon II Transaction were worth approximately $6.6 million. Specifically, the three properties the Company surrendered to Horizon were worth approximately $6,617,000, measured by taking the "Project Wishlist" valuation multiples that Black and Radler assigned to those properties in the fall of 1998 and applying them to their 1999 EBITDA. In contrast, the Lerner Newspapers and the Honolulu Pennysaver that the Company received from Horizon in the Horizon II exchange were worth millions less.

         279. Although Horizon claimed to have paid Lerner $2.5 million for the Lerner Newspapers, they were worth substantially less. The $2.5 million price was artificially inflated because (i) Horizon President Todd Vogt had agreed (unbeknownst to the HLR audit committee) TO PAY $300,000 MORE THAN THE SELLER EVEN DEMANDED on the condition that he keep $150,000 of the increased price as a "commission," and (ii) the Lerner Newspapers had lost money in 1999 and 1997. Indeed, the Lerner Newspapers' management described the $2.5 million price during a March 30, 2000 board meeting as "a very favorable transaction" and "the best that they could hope to receive and significantly better than other offers or possibilities."

         280. The other newspaper property the Company obtained in the Horizon II exchange, the Honolulu Pennysaver, was worth, at most, $1,729,000 to $1,976,000, based on Defendants Black's and Radler's own valuation method. Defendants would have valued the Honolulu Pennysaver as: (i) $1,729,000, by applying Black's and Radler's Horizon I Transaction valuation multiple of 7x EBITDA to the Honolulu Pennysaver's $247,000 1999 EBITDA as represented in the March 10, 2000 memorandum of HLR employee and Horizon shareholder Jerry Strader; or (ii) $1,976,000, by applying the "Project Wishlist" multiple of 8x EBITDA for the Honolulu Pennysaver (before Defendant Radler adjusted it downward to 7x EBITDA for the Horizon I Transaction) to the $247,000 1999 EBITDA figure. Thus, the combined value of the Honolulu Pennysaver and the Lerner Newspapers that the Company received in Horizon II was millions less than the approximately $6.6 million value of the papers it surrendered.

         281. The HLR audit committee "ratified" after-the-fact the Horizon II Transaction during a meeting held on or about May 11, 2000. The ratification was based on Defendant Radler's presentation at the meeting and on Strader's March 10, 2000 memorandum, which was sent from HLR's corporate offices in Chicago, Illinois. Strader's page-and-a-half memo was false and misleading in numerous respects.

         282. First, it misleadingly portrayed the properties the Company was obtaining as equivalent in value to the properties it was transferring to Horizon. It did not disclose that the newspapers Hollinger was obtaining were worth millions less than the papers it was transferring.

         283. Second, Strader's memo represented that based on a projection of the "synergies we [HLR] could bring to the Lerner operations, we [HLR] should realize EBITDA of approximately $413,000 on the Lerner Newspapers." The memo added this $413,000 EBITDA of the Lerner Newspapers to the Honolulu Pennysaver's 1999 EBITDA of $247,000 in
calculating the EBITDA on the papers HLR was receiving as equivalent to the EBITDA on the papers it was transferring to Horizon: "we [HLR] should realize EBITDA of $660,000 within a year, while Horizon would get $653,000 in cash flow." Neither Strader nor Radler advised the HLR audit committee, however, that the Lerner Newspapers were losing money and that actual 1999 EBITDA was negative $146,456, and that numerous expense items would have to be reduced by a total of approximately $580,000 to arrive at the $413,000 EBITDA figure in Strader's memo. Likewise, the audit committee was not told that the Lerner Newspapers had realized a positive EBITDA in only one of the three previous years.

         284. Third, the memo represented that "Todd Vogt, President and CEO of Horizon has proposed to give Hollinger ownership of the Lerner Newspapers, plus a weekly shopper in Honolulu in return for properties we own in Colville and Deer Park, Washington and Valley City, North Dakota," that "Todd Vogt is prepared to keep the properties, but he sees a better fit for Hollinger," and that "to maintain good relations with us he [Vogt] has agreed to a swap for Colville, Deer Park and Valley City." In fact, (i) Vogt had arranged to buy the Lerner Newspapers in 1999 at Defendant Radler's instruction, (ii) Vogt understood all along that Horizon would not be keeping the properties but transferring them to Hollinger, (iii) it was Radler, not Vogt, who determined the HLR newspapers that would be included in the Horizon II exchange, and (iv) Vogt received an undisclosed $150,000 "commission" on this transaction.

         285. Fourth, the memo represented that "[a]t one point, Hollinger attempted to negotiate a transaction with Lerner, but they refused to sell to us." In fact, as reflected in Lerner's board minutes approving the transaction, Lerner viewed Horizon as "an affiliate of the Hollinger Group" and thus was not "refusing" to sell to the Company.

         286. The Lerner Newspapers did not achieve the profits that Horizon and Radler had told the HLR audit committee would be forthcoming. Consistent with their negative 1999 EBITDA, the Lerner Newspapers lost money for Hollinger in both 2000 and 2001, and their EBITDA for 2002 and 2003 was only approximately $140,000 and $60,000, respectively.

         287. Defendants Radler and Black decided, without input from any independent HLR representative, how the Horizon II Transaction would be structured and what properties the Company would transfer and receive in the transaction. Neither of them suggested that the board or the audit committee obtain independent financial or legal advisers to review the Horizon II Transaction or to negotiate any of its terms, and neither the audit committee nor the board undertook to do so on its own.

         288. The Horizon II Transaction was disclosed in an HLR proxy statement, filed on March 28, 2002. That proxy statement represented that the audit committee and independent directors approved the Horizon II Transaction as a "market value transaction." In fact, as Defendants Black and Radler knew, this was materially false because Horizon obtained HLR assets in Horizon II for substantially less than those assets' fair market value.


              HORIZON III -- THE MAY 2000 SALE OF THE SKAGIT VALLEY
            ARGUS AND THE JOURNAL OF THE SAN JUAN ISLANDS TO HORIZON

         289. The Horizon III Transaction involved a stock purchase agreement dated as of May 1, 2000, but effective as of March 31, 2000. In this transaction, Defendants Black and Radler caused Hollinger to pay Horizon approximately $161,999 to take from the Company the Skagit Valley Argus (the "Argus") and the Journal of the San Juan Islands (the "Journal"). That is, the Horizon III Transaction purchase price was $1 "plus or minus a working capital adjustment (current assets minus current liabilities)," which was a negative amount (I.E., payable by HLR to

Horizon) of approximately $162,000. In other words, Defendants Black and Radler caused HLR to PAY Horizon approximately $162,000 to TAKE these newspapers from the Company.

         290. Defendants Black and Radler provided a slanted negative portrayal of the properties to the audit committee and board that hid the properties' true earning potential. Moreover, the board was not told that before the Horizon III Transaction closed, a third party had offered to buy one of the two papers for approximately $750,000. Within eighteen months of the Horizon III Transaction, Horizon had resold the two properties for a combined profit of approximately $730,000.

         291. The HLR audit committee approved the Horizon III Transaction on February 22, 2000, based on a February 1, 2000 memorandum from David Dodd, an HLR employee and 2% Horizon owner who reported directly to Defendant Radler. That memorandum described the Argus and the Journal as experiencing significant losses and as unlikely to yield profits for the Company. Specifically, the memorandum stated that the Argus "has lost a considerable amount of money for each of the last number of years" and that the Journal had lost $63,000 in the previous year and was "extremely unlikely" to meet its projected 2000 budget of $200,000. The memorandum predicted that both papers would lose more money in 2000.

         292. Although Defendant Radler attended the February 22, 2000 audit committee meeting at which the Horizon III Transaction was discussed and approved, he failed to tell the committee about a memo he had received six months earlier from Dodd that presented a far more optimistic picture of the business prospects of the Argus and the Journal. In that memo, dated July 28, 1999, Dodd told Radler that the Journal appears to be coming along nicely and I do not believe we need to discuss major changes to this operation at this time. The EBITDA has improved from a loss of $40k last year for the six months to June, to a profit of $27,000k this year.

The July 1999 memorandum to Radler also stated that the Argus's recent losses were due to poor management, rather than the paper's financial fundamentals or market factors. To solve this problem, the memo advocated acquiring a neighboring paper, the Courier-Times and Printing, to obtain that paper's manager, Greg MacDonald, and create a stronger revenue base: "if we are to make a go of the Skagit Valley Argus, the combination of our activity together with the Courier-Times will give us a revenue base of approximately $1.5 million and a good shot at nearby market. . . . I was generally impressed with Greg and believe that he would be a very good manager for our activities in this area."

         293. The Company could have easily sold the Argus and the Journal for hundreds of thousands more than the single dollar it received from Horizon. In fact, before the Horizon III Transaction closed, the owner of other newspapers in the region, and therefore the most logical purchaser of the paper, had offered to buy the Journal alone for one times the paper's annual revenue, which was approximately $750,000.

         294. Neither Defendants Black or Radler, nor any of the HLR employee/Horizon shareholders, told the HLR audit committee or board that an independent third-party purchaser had offered to buy the Journal for hundreds of thousands of dollars more than the Horizon III "sale price."

         295. Not only did Defendants Radler and Black cause the Company not to pursue this offer for the Journal, but they also caused the Company not to market the Argus or the Journal to any other potential buyer other than Horizon.

         296. Relying on the February 22, 2000 memo's misleading portrayal of the papers and knowing nothing about the outstanding third-party offer for the Journal, the HLR audit committee approved the transaction without obtaining any additional financial or legal advice or seeking to determine whether unrelated parties were interested in purchasing the properties. Thus, no independent party reviewed or negotiated the transaction on behalf of the Company's shareholders.

         297. The Argus and Journal sale was presented to the audit committee a second time a year later at the February 2001 audit committee meeting. Defendant Radler attended the 2001 meeting, during which Linda Loye, who reported to Radler, told the audit committee that "we believe fair market value was obtained" in the $1 sale that had occured the year before. Radler, however, failed to inform the audit committee, among other things, that approximately three months before the February 2001 meeting, Horizon had already flipped the Argus for approximately $450,000. According to the February 2001 meeting minutes, the audit Committee then "approved and ratified" these $1 sales again.

         298. Although the Horizon III Transaction took place in May 2000, it was not mentioned in the Company's 2000 annual report. Nor did Defendants Black and Radler cause the Company to adequately describe it in the Company's 2001 proxy statement, filed in or around March 2001, which said only that the Company had "sold the stock of Westbourne Investments Inc. [the company that owned the Argus and the Journal] to Horizon" and did not mention that Hollinger had paid Horizon approximately $161,999 to take the papers through the $1 "sales price" plus a $162,000 negative working capital adjustment. The disclosure in the Company's 2002 proxy statement, filed in or around March 2002, was not much better:

                  The Company consummated two transactions with Horizon Publications Inc., a company formed by a former Vice President of American Publishing Company and controlled by certain members of the board of directors and senior management of the Company as shareholders, which were unanimously approved by the audit committee and the independent directors of the Company as market value transactions. American Publishing Company transferred assets in Saagit [sic] Valley [Argus] and San Juan Islands [Journal],

                  Washington and Mammoth Lakes, California in exchange for net working capital.

Contrary to the disclosure, Horizon was not "formed by a former Vice President of American Publishing Company," but instead by Defendants Black and Radler. Moreover, the filing omits the material fact that the independent directors' approval of the transactions "as market value transactions" was based on false, misleading, and incomplete information, and with no meaningful assessment of the market.

         299. Within eighteen months of acquiring the Argus and the Journal from the Company for $1, Horizon re-sold both papers at a substantial profit. In or about September 2001, Horizon sold the Journal for $280,000 to Sound Publishing Co., a wholly-owned subsidiary of the party that had offered to buy the Journal when the Company still owned it. On information and belief, Sound Publishing Co. would have paid Horizon substantially more for the Journal except that Horizon conditioned the Journal transaction on Sound Publishing Co. also agreeing to buy the Vernon Sun-Review from West Partners (as explained below, a company friendly to Horizon), which was losing money and about to be closed, for an inflated price. In or about October 2000, Horizon sold the Argus to Skagit Valley Publishing for approximately $450,000.

         300. Defendants Black and Radler never told the HLR audit committee or board of the substantial profits Horizon reaped in flipping the Journal and the Argus shortly after paying themselves approximately $161,999 to take those properties from Hollinger.


               THE JULY 2000 SALE OF FOUR PUBLICATIONS TO BRADFORD

         301. By asset disposition agreement dated July 20, 2000, Black's and Radler's other company, Bradford, purchased four papers -- the Bradford Era, the Salamanca Press and the Salamanca Pennysaver, and The Olean Times Herald -- from the Company for a stated price of

$37.559 million. This price and the terms of the Bradford Transaction, and the process for determining the transaction's price and terms, were unfair to the Company's shareholders. As particularized more fully below:

                  (i) Defendants Black and Radler failed to disclose to the audit committee that the Company could have obtained approximately $10.6 million more for the properties than the value of the consideration it received in the Bradford Transaction, and $7.6 million more than the purchase price, even without discounting it to account for the fact that a portion of the purchase price was paid with a non-interest bearing subordinated note worth far less than its face value.

                  (ii) Defendants Black and Radler unfairly manipulated the EBITDA and valuation figures presented to the audit committee to misleadingly portray the purchase price as lucrative for the Company.

                  (iii) Defendants Black and Radler secured the audit committee's agreement to $6 million in ten-year interest-free financing, but did not inform the audit committee of the substantial risk that Bradford would not be able to make its payments under the interest-free seller note, due to restrictions in Bradford's bank loan to which the interest-free note would be subordinated.

                  (iv) Defendants Black and Radler caused Hollinger to guaranty Bradford's $22 million bank loan, exposing Hollinger to the risk of having to pay this loan.

         302. The HLR audit committee approved the Bradford Transaction at a meeting held on or about May 11, 2000. Like the Horizon II Transaction, the approval was based on Defendant Radler's presentation at the meeting and on a March 10, 2000 memorandum from

Jerry Strader (sent from the Company's corporate headquarters in Chicago, Illinois) that represented that the sale to Bradford on the proposed terms was "the only logical thing for Hollinger to do." Both Radler's presentation and Strader's memo were materially false and misleading in several important respects.

         303. First, the audit committee was told that the properties Bradford was purchasing had "reported EBITDA" of $3,630,951 for fiscal 1999 and that, after reducing this figure to $3,540,951 to reflect $90,000 of the compensation to then-HLR employee John Satterwhite, who would leave the Company to become Bradford's President, the $37.559 million purchase price represented
10.61 times cash flow. In truth, neither the $3,630,951 1999 EBITDA figure, nor the "adjusted" $3,540,951 1999 EBITDA figure on which the 10.61x valuation multiple reported to the audit committee was based, accurately reflected the papers' "reported 1999 EBITDA." Rather, the papers' reported 1999 EBITDA was $3,735,000. Defendants Black and Radler manipulated that figure through contrived downward adjustments for the purpose of artificially inflating the valuation multiple that the $37.559 million sales price would represent.

         304. The Bradford Transaction EBITDA adjustments were explained to Defendant Radler in a March 2, 2000 memo from Roland McBride, a senior financial officer at Hollinger and then Horizon who performed accounting work in Marion, Illinois, for the Company and Horizon at Radler's direction. McBride told Radler in his March 2000 memo that he reduced the papers' actual 1999 EBITDA by $104,000. This resulted from an "adjust[ment] to reflect an additional 0.3% management fee [I.E., an increase from 1.6% of revenue to 1.9% of revenue] and additional newsprint costs of 10%." After describing these adjustments and their effect, the memo invited Radler to call "if you want to discuss or change" the figures.

         305. Defendant Radler failed to inform the HLR audit committee that the 1999 EBITDA figures presented to the audit committee for the papers sold to Bradford had been manipulated downward by adding in management fee charges and newsprint costs that the papers did not incur in 1999. Radler also failed to disclose that when Hollinger presented EBITDA figures to other potential purchasers with whom he was not affiliated, management fee charges were EXCLUDED, thereby MAXIMIZING the EBITDA calculation, and thus, the purchase price. Here, in contrast, when Radler was selling to himself, he manipulated EBITDA downward, thus MINIMIZING the purchase price. The papers' EBITDA, excluding management fee charges, was not $3,630,951 as Radler used with the audit committee, but $3,924,000.

         306. Had Bradford paid 10.61 times the papers' actual 1999 EBITDA without the above manipulations and with the management fee charge excluded, the purchase price would have been $41.6 million, which is approximately $4 million more than the price to which Defendants Black and Radler caused the Company to agree. In contrast, the actual Bradford Transaction price was only 9.6 times the cash flow as Black and Radler would have calculated it if they weren't selling to themselves.

         307. But Defendants Black's and Radler's deception extended further, because even the artificially inflated 10.61x valuation multiple that Radler reported to the audit committee was significantly less than Hollinger could have obtained from an arm's length third-party purchaser. In or about late 1998 or early 1999, CNHI had offered to pay cash for the papers at 11.5 times EBITDA. On information and belief, other purchasers of U.S. Community newspapers would have been willing to pay based on a similar valuation. Black and Radler refused to permit the Company to sell them to CNHI and refused to allow the papers to be marketed or auctioned to any third-party purchaser. Had CNHI paid
11.5 times $3,924,000 (the papers' 1999 EBITDA with no deductions for management fees, newsprint costs, or Satterwhite's compensation) the Company would have obtained approximately $45.18 million, or approximately $7.6 MILLION MORE than the Bradford Transaction purchase price.

         308. Neither Defendants Black or Radler nor any other HLR employee/Bradford shareholder told the HLR audit committee or board that CNHI and others would have bought the papers for millions of dollars more than the Company received in the Bradford Transaction. In fact, they told the HLR directors just the opposite. As evidenced by the minutes of the May 11 board meeting at which the transaction was approved, the board was told that "[b]ecause the Satterwhite family name is so prominent in the area, [the audit committee] believe[s] that the selling of these properties to an outsider would greatly reduce the value that the Company would receive."

         309. But the unfairness to Hollinger was even more profound, because the Company did not even receive the unfairly low $37.559 million Bradford Transaction price. Rather, as explained below, Defendants Black and Radler caused the Company to finance $6 million of that price over ten years with an interest-free subordinated note. Thus, the actual value of the consideration received by the Company in the Bradford Transaction was only approximately $34.6 million. The difference between what the Company could have obtained for the properties ($45.2 million) and the value of the cash and note it received ($34.6 million) was approximately $10.6 MILLION.

         310. The vehicle for the interest-free financing was the Company's agreement not to compete with the sold properties, to which $6 million of the purchase price was allocated. Defendants Black and Radler caused the payment terms on this non-competition purchase agreement price allocation to be stretched over the agreement's ten-year duration. The non-competition agreement does not provide for the Company to be paid any interest or other compensation for the deferred payment, but simply divides the non-competition "consideration" into ten equal annual installments. In stark contrast, when Black and Radler engineered "non-competition" payments from Hollinger to themselves or HLG or Ravelston, the Company paid 100% up front. It was only when THE COMPANY WAS TO RECEIVE the purported non-competition consideration from an entity they controlled that Black and Radler arranged for extended payment terms.

         311. The unfairness went still further. Bradford borrowed $22 million from Bank One to help pay the remainder of the purchase price. Defendant Radler permitted Bradford to agree to restrictions in this credit facility that would preclude Bradford from making payments to the Company under certain circumstances. As McBride told Radler in an April 2000 memo, "the non-compete payments can only be made as long as the Total Leverage Ratio is 4 to 1 or less (year 2003 and beyond) or the EBITDA is at least the amount listed." Radler did not, however, tell the HLR audit committee that the Company's $6 million note would be subordinated to Bradford's other financing and that restrictions in that financing could preclude Bradford from making the annual $600,000 payments to HLR.

         312. Defendants Radler and Black also did not tell the audit committee or board that they would authorize Hollinger to guaranty Bradford's Bank One loan. Instead, they used another Executive Committee Unanimous Written Consent purportedly to "authorize" Hollinger to guaranty the loan. No legitimate corporate purpose could support this extraordinary self-dealing use of Hollinger's credit, which exposed Hollinger to the risk of paying Bradford's $22 million debt to Bank One.

         313. As Defendants Black and Radler could foresee in 2000, Bradford has not timely made the annual $600,000 payments that were to commence in July 2001. As of the date of this Second Amended Complaint, Bradford should have made at least four $600,000 payments, totaling $2.4 million. Bradford, however, has only paid $700,000, $100,000 of which was paid in December 2002, and $600,000 of which was paid in October 2003.

         314. Because Bradford was such a poor credit risk and the note was non-interest bearing and subordinated to Bradford's bank loan, the $6 million note was worth only approximately half its face value. Discounting the note by an appropriate rate of return for the Company (based on the market rate for subordinated debt), its value at the time of closing was approximately $3 million.

         315. Defendants Black and Radler caused the Company to conceal the Bradford Transaction financing from the Company's public shareholders. It was not until March 2003 that the Company made the following belated disclosure of Bradford's subordinated financing:

                  [W]e sold four U.S. Community Newspapers for an aggregate consideration of $38 million to Bradford Publishing Company, a company formed by a former U.S. Community Group executive and in which some of our officers are shareholders. Our independent directors approved the terms of this transaction.

                  Bradford Publishing Company, a company in which certain of the Company's officers are significant shareholders, owes the Company $4.1 million at December 31, 2002. Such amount represents the present value of the remaining amounts owing under a non-interest bearing note receivable granted to the Company in connection with a non-compete agreement entered into on the sale of certain operations to Bradford Publishing Company during 2000. The note receivable is unsecured and due over the period to 2010, and subordinated to Bradford's lenders.

The filing did not disclose the material facts that Defendants Black and Radler own 50% of Bradford and that the HLR directors had been given false and misleading information before approving the terms of the transaction. It also did not disclose that Bradford was drastically in arrears in its payments on the note.

         316. In addition to the gross unfairness of the purchase price, the Bradford Transaction was also unfair because the audit committee was falsely told that the Company had no choice but to sell to Bradford. That is, Strader's March 10 memo represented that the papers had been purchased from the Satterwhite family and that Defendant Radler had promised them "that the properties would never be sold or split" but if Hollinger were to divest them, John Satterwhite would be given a first option to buy them. This too was false and misleading. The Company purchased the Olean Times Herald from an unrelated party almost ten years after it purchased the other papers from the Satterwhite family. Moreover, the Bradford Era and the Salamanca Press and Pennysaver had been acquired with a group of fourteen other papers that Hollinger had divested to other parties, including Horizon, in the few years preceding the Bradford Transaction. And there was no enforceable written promise to sell these newspapers to the Satterwhite family, nor was there any written option agreement of any kind. In any event, Defendants Black and Radler ended up owning 50% of the properties, with the Satterwhite family owning only 25%.

         317. Because Defendants Black and Radler caused the audit committee and board to be given false and misleading information about, among other things, the Company's ability to sell these papers to unrelated parties and about the EBITDA multiple the sale price represented, the HLR directors could not meaningfully review the transaction. The HLR audit committee and board never obtained any independent financial or legal advice or sought to determine if unrelated parties would purchase the properties on better terms. Thus, no independent party reviewed or negotiated the transaction on behalf of the Company's shareholders.

    HORIZON IV -- THE SEPTEMBER 2000 SALE OF BISHOP AND BLACKFOOT TO HORIZON

         318. Defendants Black and Radler hid the Horizon IV Transaction in the Company's second sale of community newspaper assets to CNHI (the "CNHI II Transaction"). Through an assignment clause in the September 28, 2000 CNHI II Transaction asset purchase agreement, Radler and Black caused the Company to sell its properties in Bishop, California, and Blackfoot, Idaho, to Horizon for $4.1 million, a substantially below fair market value price. That related-party transaction was unauthorized, because it was never approved by the audit committee. Moreover, by causing the Company to sell to Horizon its Bishop, California, property, Black and Radler undermined the value of the Company's property in Mammoth Lakes, California, and established Horizon as a competitor of the Company's Mammoth Lakes property. The following year, Black and Radler completed their Northern California deception and self-dealing by convincing the HLR audit committee that the Mammoth Lakes property was worthless to the Company and thus should be sold to Horizon for one dollar.

         319. For months before causing the Company to sell its Bishop property to Horizon, Defendants Black and Radler knew that the Company should avoid divesting its Bishop property separately from its nearby Mammoth Lakes property. In early 2000, the Company had hired the investment banking firm Morgan Stanley to assist in divesting Hollinger's U.S. community newspaper assets. In May 2000, Morgan Stanley recommended to HLR management that because Bishop and Mammoth Lakes are resort areas in Northern California approximately 35 miles apart and used the same printing press, the properties "should be considered one operating unit for purposes of [the] sale process," I.E., sold together to maximize their value.

         320. Shortly thereafter, in or about July 2000, the Company in fact received from Target Media Partners an offer of $3 million, plus up to $1 million in post-closing consideration, for the Bishop and Mammoth Lakes properties combined. Neither Defendant Black nor

Defendant Radler informed the HLR board of this offer. Nor did Black or Radler ever contact Target Media Partners to pursue this offer or instruct any HLR employee to do so.

         321. Instead, HLR manager Jerry Strader told Target Media Partners in an August 2, 2000 letter that its offer could not be accepted because "[a] company affiliated with Hollinger decided to purchase Bishop, but because of other commitments, decided not to buy Mammoth Lakes." On information and belief, Strader was referring to Horizon's "decision" to purchase the Bishop paper.

         322. Defendant Radler was aware of Target Media Partner's offer to buy the Mammoth and Bishop properties. In an August 1, 2000 memorandum, he informed Defendants Black and Boultbee, among others, that "[w]e have an offer for Monmouth at $2 MM that we are trying to increase." Given that Hollinger had sold its property in Monmouth, Illinois, more than two years earlier, Radler, upon information and belief, was referring to the Mammoth property. Radler's memorandum is dated just four days after Target Media's offer to pay $3 million (plus other consideration) for Mammoth and Bishop combined, and one day before Strader informed Target Media that a company affiliated with Hollinger would be purchasing Bishop.

         323. Defendants Black and Radler then engineered Horizon's secret, backdoor purchase of Bishop and Blackfoot through the vehicle of an assignment provision in the Company's sale of other community newspapers in the CNHI II Transaction. In or around August 2000, Radler asked CNHI to modify the CNHI II Tranasction asset purchase agreement to include (i) the Bishop and Blackfoot properties among the assets CNHI would purchase; and (ii) a highly unusual provision permitting CNHI to assign immediately to Horizon "its rights and obligations with respect to the Bishop and Blackfoot properties," upon which the purchase price would be reduced from $95.2 million to $90 million. On the same day as Strader's letter rejecting Target Media's offer to buy the Bishop property, Kipnis sent CNHI's counsel a draft asset purchase agreement that included for the first time the Bishop and Blackfoot assignment provision. An assignment agreement was also drafted so that, as Radler had pre-arranged, CNHI could immediately take advantage of the assignment provision and assign away the Bishop and Blackfoot properties.

         324. By Assignment and Assumption Agreement dated September 29, 2000 -- the day after the CNHI II Transaction agreement was executed -- CNHI assigned to Horizon its right to acquire the Company's Bishop and Blackfoot properties. CNHI therefore paid HLR only the lesser purchase price of $90.0 million. Horizon, however, did not make up this $5.2 million difference, but instead, Defendants Black and Radler diverted another $1.1 million from the Company by having Horizon pay the Company only $4.1 million for the Bishop and Blackfoot properties.

         325. Defendants Black and Radler had engineered a bogus "approval" of the Horizon IV Transaction through the vehicle of an "Executive Committee Unanimous Written Consent." On or about September 15, 2000, Black and Radler arranged for the Hollinger board of directors executive committee, of which they and Defendant Perle were members, to approve the CNHI II Transaction and Horizon assignment. Black and Radler knew that they had a conflict of interest in Horizon's purchase of the Bishop and Blackfoot properties and thus should not have voted on or otherwise participated in any decisions regarding the Company's sale of these properties to Horizon. They knew as well that the third executive committee member, Richard Perle, also could not meaningfully approve the transaction because, as described above, Perle: (i) reported and was beholden to Black and Radler as a Digital employee and thus was not an independent director (SEE Delaware Judgment at 77 n. 99 ("Perle is not considered an independent director")); (ii) received, at Black's discretion, approximately $3.1 million in Hollinger Digital "incentive" bonuses from May 2000 to January 2001, as well as hundreds of thousands of dollars in other compensation; (iii) knew nothing about the CNHI II Transaction or the Bishop and Blackfoot properties; (iv) did not fulfill his fiduciary duties to analyze and evaluate executive committee consents before signing them.

         326. Neither Defendants Black or Radler nor anyone else told the Company's independent directors about Horizon's purchase of Bishop and Blackfoot. When the full HLR board ratified the CNHI II Transaction during a December 4, 2000 board meeting, the directors were not told about CNHI's assignment of Bishop and Blackfoot to Horizon, even though Black and Radler -- who together owned approximately 75% of Horizon -- attended that meeting. Moreover, an August 2, 2000 press release provided to the board for the December 4, 2000 meeting incorrectly listed Bishop and Blackfoot among the HLR papers sold to CNHI and three other parties besides Horizon. The Bishop and Blackfoot properties, however, had already been sold to Horizon by that time. Nevertheless, Black and Radler did not advise the board of the false information contained in that press release.

         327. The price Horizon paid the Company for its Bishop and Blackfoot properties was well below their fair market value. The $4.1 million price Horizon paid amounts to only approximately 5.3 times the properties' 2000 budgeted EBITDA. But according to the Project Wishlist price list, just a year earlier Hollinger had offered the Blackfoot property to CNHI for 10x its 1998 budgeted GOP, and Blackfoot's GOP had increased from 1998 to 1999, undermining any justification for reducing its multiple to 5.3x. In contrast to this low multiple, the price CNHI paid for the HLR properties it purchased in the same CNHI II Transaction constituted 10.6 times the properties' 2000 budgeted EBITDA. Likewise, in two other transactions with independent third-party purchasers that closed in September or October 2000, the purchase prices represented approximately 11.9 times and 11.1 times each respective set of properties' 2000 budgeted EBITDA.

         328. As a related-party transaction, the Horizon IV Transaction should not have proceeded without, at a minimum, full disclosure, third-party marketing, independent advice, and proper approval by the Company's independent directors. But Defendants Radler and Black purposefully hid the Company's sale to Horizon of Bishop and Blackfoot. The HLR audit committee and board therefore never had the opportunity to review the transaction to determine whether it was in the best interests of the Company, and the terms of this divestiture were never negotiated by any independent HLR director or other representative.

         329. Horizon's acquisition of HLR's Bishop and Blackfoot papers was disclosed in the Company's Proxy Statement, filed on March 27, 2001, as follows:

                  Effective November 1, 2000, Horizon acquired two properties in California and Idaho in a transaction valued at approximately $4.1 million. The Company had previously contracted to sell such properties to Newspaper Holdings, Inc. as part of a larger transaction, but conveyed title to those two properties directly to Horizon pursuant to an assignment to Horizon from Newspaper Holdings, Inc.

As Defendants Black and Radler knew, this disclosure was false and misleading because, among other reasons, (i) Black and Radler had arranged for CNHI to assign the properties to Horizon BEFORE the Company "contracted to sell such properties to [CNHI] as part of a larger transaction"; (ii) the disclosure misleadingly makes it appear that this was not a related-party transaction, requiring audit committee approval, but a transfer from a third-party purchaser to Horizon; and (iii) the properties were not "valued" at $4.1 million and, in fact, were worth far more.

        HORIZON V -- THE AUGUST 2001 SALE OF THE MAMMOTH TIMES TO HORIZON

         330. In the Horizon V Transaction Defendants Black and Radler caused Horizon to acquire from the Company The Mammoth Times and its related publications for $1. The Company had purchased that property in 1999 for approximately $1.75 million and just nine months earlier had accepted a $1.25 million offer for the property from Target Media.

         331. As set forth below, the Horizon V Transaction $1 sale was "ratified" after-the-fact by the HLR audit committee based on false and misleading information. The audit committee was told that the nominal sales price was justified because the property was losing money and because there were no other buyers for it. In fact, prior to the $1 sale to Horizon, the Company had a commitment from an unrelated party to purchase the property for approximately $1.25 million. The property was profitable then and has remained profitable since Defendants Black and Radler usurped it for themselves.

         332. Specifically, on or about November 8, 2000, Target Media, by letter to HLR's community newspaper division, offered the Company $1.25 million for The Mammoth Times and its related papers. Strader, the HLR manager in charge of that division, accepted that offer on the Company's behalf.

         333. In or about January 2001, Target Media sent the Company a draft purchase agreement and draft non-competition agreement. Target Media's draft non-competition agreement required both Hollinger and Horizon not to compete with The Mammoth Times for five years, though it would permit Horizon to operate the Bishop publications that Horizon had (improperly) purchased from the Company in the fall of 2000.

         334. The Company (through Linda Loye, a Hollinger Chicago-based associate corporate counsel who reported to Defendant Radler) told Target Media, however, that Horizon would not sign the non-competition agreement. Thereafter, in or around late February 2001,

Target Media withdrew its $1.25 million bid to purchase The Mammoth Times. For approximately five months following Target Media's withdrawal of its $1.25 million bid, neither Defendant Black nor Radler undertook any significant efforts, or instructed any HLR employee to undertake any significant efforts, to market The Mammoth Times to other potential buyers. Instead, in August 2001, Black and Radler simply took the property for themselves by causing HLR to "sell" The Mammoth Times to Horizon for $1.

         335. Defendants Black and Radler did not seek the audit committee's approval before consummating the Mammoth Times $1 "sale" to Horizon. Rather, on or about September 10, 2001, Radler asked the audit committee to "ratify" that transaction after the fact. At that time, he falsely represented "that no other buyers were found for the" papers and failed to disclose that Target Media had been prepared to pay $1.25 million for the property earlier that year.

         336. The audit committee was also falsely told that The Mammoth Times was an unprofitable paper. The Mammoth Times was profitable in 1999 and 2000. And by the end of 2001, the Mammoth Times reported a profit of approximately $117,000. But in September 2001, the audit committee was told that The Mammoth Times publications suffered approximately $6,000 in losses during July 2001. Neither Defendant Radler nor anyone else told the committee that because Mammoth Lakes is a resort town, profits are highly seasonal, with August, November, and December being the most profitable months. In fact, Black and Radler did not tell the audit committee in September 2001 that The Mammoth Times' August 2001 profits were, on information and belief, approximately $120,000, which more than compensated for its relatively small losses in July.

         337. Also on September 10, 2001, the full board ratified the Horizon V Transaction based on the audit committee's uninformed recommendation. The board resolution ratifying the transaction shows that the full Board had been given the same misinformation as the audit committee -- that The Mammoth Times was an unprofitable paper.

         338. Because Defendants Black and Radler caused the audit committee and board to be given false information about The Mammoth Times, the HLR directors could not meaningfully review the transaction. The HLR board never obtained any independent financial or legal advice or sought to determine whether unrelated parties were interested in purchasing the properties. Thus, no independent party reviewed or negotiated the transaction on behalf of the Company's shareholders.

         339. On information and belief, The Mammoth Times generated substantial profits for Horizon in both 2002 and 2003.

         340. The Company's annual report on Form 10-K for 2001 states only that the Company sold its last remaining United States community newspaper property in August 2001. The filing does not mention that it was sold to a related party, Horizon, for $1. Defendants Black and Radler caused the Company's 2002 proxy statement, filed in or around March 2002, to be similarly incomplete and inaccurate:

                  The Company consummated two transactions with Horizon Publications Inc., a company formed by a former Vice President of American Publishing Company and controlled by certain members of the board of directors and senior management of the Company as shareholders, which were unanimously approved by the audit committee and the independent directors of the Company as market value transactions. American Publishing Company transferred assets in Saagit [sic] Valley and San Juan Islands, Washington and Mammoth Lakes, California in exchange for net working capital.

         341. The Mammoth Times was not sold for "net working capital." Rather, the asset sale agreement provides that it was sold for $1 with "no working capital adjustment." Moreover, Horizon was not "formed by a former Vice President of American Publishing Company," but instead by Defendants Black and Radler.

                   RADLER AND BLACK USE HORIZON TO USURP FROM
               HOLLINGER THE OPPORTUNITY TO BUY THE KELOWNA DAILY

         342. In the spring of 1999, Defendants Black and Radler arranged for Horizon to purchase the Kelowna Daily Courier (the "Kelowna Daily"), the principal competitor of Hollinger's Kelowna Capital News (the "Kelowna Capital") in the British Columbia town of Kelowna. Hollinger had for some time been interested in purchasing the Kelowna Daily and could have obtained a powerful competitive advantage in Kelowna by doing so. Black and Radler did not present the opportunity to purchase the Kelowna Daily to the Hollinger board, however, but instead unilaterally decided that Horizon would purchase it. In so doing, Black and Radler breached their fiduciary duties to Hollinger and its shareholders, and usurped a corporate opportunity from Hollinger.

         343. In the mid-1990's, Hollinger owned the Kelowna Capital and Thomson Newspapers owned Kelowna's other large paper, the Kelowna Daily. In 1998, Defendant Radler thought Hollinger should purchase the Kelowna Daily from Thomson. He wrote in an April 21, 1998 memo to the HLR board that "[w]e have a tentative agreement to purchase a package of newspapers from Thompson [sic] Newspapers" for a low price and estimated that the Kelowna Daily could be re-sold by Hollinger for more than $13.5 million.

         344. That same year, Black Press Ltd. ("BPL"), another newspaper firm that operated in the region, also sought to buy the Kelowna Daily from Thomson Newspapers, and publicly announced that it would pay $12.2 million for it. BPL also wanted to buy the Kelowna Capital from Hollinger in order to consolidate the two papers. Because Radler had designs for Horizon to buy the Kelowna Daily, however, he decided that Hollinger would not sell the Kelowna Capital to BPL. BPL thereupon withdrew its offer to purchase the Kelowna Daily, thus freeing

Black and Radler to have Horizon buy it. Radler never told the HLR board that BPL had offered to purchase Hollinger's Kelowna Capital.

         345. By early 1999, Defendant Radler was telling Horizon investors that Horizon would be buying the Kelowna Daily from Thomson Newspapers. Horizon completed the purchase in May 1999 and still owns the Kelowna Daily today. On information and belief, Horizon paid approximately $11 million for the Kelowna Daily. This was a very good deal because it was substantially less than: (i) the $12.2 million BPL had offered for the paper in September 1998; and (ii) the $13.5 million figure Radler had stated in his April 1998 memo the Kelowna Daily was worth. Neither Defendant Black nor Radler ever told the HLR board that Horizon had purchased the competing Kelowna Daily, which Hollinger itself had contemplated buying the year before.


      THE APRIL 2001 SALE OF THE KELOWNA CAPITAL AND THE VERNON SUN-REVIEW

         346. In November 1999, a Kelowna Capital employee informed the Canadian Competition Bureau that Horizon was a mere front for Radler and that the two Kelowna papers -- Hollinger's Kelowna Capital and Horizon's Kelowna Daily -- were not competing fairly. After an investigation, the Competition Bureau concluded that Black and Radler controlled both Kelowna papers and that "this common ownership raised a serious likelihood of substantially lessening or preventing competition in the market for print advertising in Kelowna." The Competition Bureau ordered that one of the two companies -- Hollinger or Horizon -- must divest its Kelowna paper. Rather than bringing this issue to the HLR board in view of their conflict of interests, Black and Radler unilaterally decided that Hollinger should be the company to exit the Kelowna market. This self-interested decision was contrary to the interests of the Hollinger shareholders to whom Black and Radler owed fiduciary duties.

         347. BPL was a logical purchaser for either or both of the Kelowna papers because it had attempted to buy them in 1998. And during 2000, BPL made several offers to purchase both Hollinger's Kelowna Capital AND Horizon's Kelowna Daily. For example, in an April 27, 2000 letter to Vogt -- who regularly communicated with Defendant Radler about Hollinger's and the Horizon companies' newspaper properties -- BPL offered to pay Cdn.$27.5 million (US$18.5 million) for the "Rights and Assets of Horizon Operations Canada Ltd. in Kelowna (including Kelowna Capital News), Penticton, Vernon, Merritt and Salmon Arm, B.C." Similarly, in a June 5, 2000 letter to Vogt, BPL offered Cdn.$28 million (US$18.9 million), with a working capital adjustment, for "all Assets of Horizon Operations (Canada) Ltd. associated with The Daily Courier, the Penticton Herald, The Okanagan Saturday, The Okanagan Sunday, The Capital News (Kelowna, B.C.) and all associated publications." In September 2000 BPL made an oral offer by telephone to Radler to purchase Hollinger's Kelowna Capital for $7.4-$8.1 million. Neither Defendant Radler nor anyone else ever informed the HLR audit committee or board about BPL's offers to buy Hollinger's Kelowna Capital and Horizon's Kelowna Daily. Instead -- in furtherance of Horizon's interests, not Hollinger's -- Radler unilaterally decided not to consummate a deal with BPL in Kelowna.

         348. On or about November 20, 2000, approximately two months after BPL's $7.4-8.1 million offer for Hollinger's Kelowna Capital, a company known as West Partners offered to purchase the paper, along with another Hollinger paper called the Vernon Sun-Review, for only $5.4 million. Defendants Black and Radler accepted this substantially lower offer for one reason -- it was better for Horizon (not Hollinger) for West Partners to buy Hollinger's Kelowna Capital than for BPL to buy it.

         349. At the time, West Partners had strong ties with Vogt, then president of Horizon. It is a partnership composed of Darryl Laurent (Vogt's stepfather and West Partner's 52% owner), Bruce Hamilton, and David Dakers. Thus, when the Competition Bureau demanded a certification that after the sale there would be no financial relationship between West Partners' Kelowna Capital and Horizon's Kelowna Daily, West Partners was unable to provide it and the deal fell through.

         350. The parties reached a new agreement shortly thereafter, however, with manipulated terms. On or about April 30, 2001, Hollinger simultaneously (i) sold the Kelowna Capital to West Partners for $7.3 million, and (ii) in a separate agreement effectively GAVE West Partners $2.3 million for taking the Vernon Sun-Review. The deal was structured as an asset and stock sale by HLR subsidiaries that had been set up solely for this transaction, with Hollinger capitalizing the Vernon subsidiary with an additional $2.3 million that was transferred to West Partners. As restructured, the deal netted Hollinger a few hundred thousand dollars LESS than the inadequate originally agreed-upon $5.4 million sales price for the two papers. Significantly, however, the restructuring caused the Kelowna Capital sales price to appear comparable to the $7.4-$8.1 million that BPL had offered for the newspaper in 2000. Defendants Radler and Black never informed Hollinger's audit committee or board of the Company's Kelowna Capital and Vernon Sun-Review "sales."

         351. On or about July 31, 2003, BPL finally acquired the Kelowna Capital -- but from West Partners, not Hollinger -- for $13.7 million. BPL's negotiations to buy the paper were with Vogt, who described himself as West Partners' majority owner. Thus, two years after acquiring Hollinger's Kelowna Capital for a net payment of approximately $5 million, West Partners flipped the property for almost $9 MILLION more. BPL had also acquired the Vernon

Sun-Review from West Partners for $213,000 in a September 2001 transaction. Thus, five months after being given Hollinger's Vernon Sun-Review for nothing, West Partners made a $213,000 profit on it. The end result was that because they cared about the bottom line of Horizon (of which they owned nearly 75%) far more than they cared about the bottom line of Hollinger (of which they only owned 19%), Defendants Black and Radler deprived Hollinger of millions in proceeds that a proper sale of the Kelowna Capital would have yielded.


  PERLE'S FAILURE TO ACT IN GOOD FAITH AS A HOLLINGER BOARD EXECUTIVE COMMITTEE
         MEMBER TO ADVANCE THE INTERESTS OF HOLLINGER'S NON-CONTROLLING
                          PUBLIC MAJORITY SHAREHOLDERS

         352. As explained above, Defendants HLG, Black, and Radler circumvented the audit committee by using "Executive Committee Unanimous Written Consents" as "authorization" for several of the wrongful related-party transactions alleged in this Second Amended Complaint. Perle had an important responsibility as a member of the executive committee, to which the board had entrusted broad powers. Perle was the only member of the executive committee who was not an indirect controlling shareholder or representative of the direct controlling shareholder, or a member of Hollinger's senior management. As he knew or should have known, it was essential that he comply with his duties of loyalty, care, and good faith by carefully scrutinizing proposals brought to him as an executive committee member. Nevertheless, Perle routinely signed executive committee unanimous written consents without even reading them, let alone discussing them, attempting to understand them, or properly evaluating them. This abject failure to even appraise the proposed actions amounts to a conscious disregard of Perle's fiduciary duties to the Company.

         353. On or about May 1, 1997, the HLR board expanded the power of the executive committee, comprised of Defendants Black, Radler, and Perle, adopting a resolution that permitted the executive committee to "exercise all the powers and authority of the Board of

Directors in the management of the business and affairs of the Company." At that time, Perle was also serving on the audit and compensation committees. He resigned from those two committees in early 1998, but remained on the executive committee. Every May thereafter through 2003, the HLR board passed a resolution re-appointing Black, Radler, and Perle to the executive committee and re-affirming that the executive committee has "and may exercise all the powers and authority of the Board of Directors in the management of the business affairs of the Company."

         354. By May 1997, none of Defendants Black, Radler, or Perle was an independent director, and all were receiving substantial compensation from the Company. Black and Radler abused the power the HLR board delegated to them by having the executive committee approve several related-party transactions that should have been reviewed by Hollinger's independent directors, including the Audit Committee. Defendant Perle assisted in this abuse by readily signing unanimous written consents approving those transactions without ensuring that they be reviewed instead by Hollinger's audit committee or independent directors.

         355. For example, as explained above in paragraph 195, in breach of his fiduciary duties, Perle signed a September 2, 1997 Unanimous Written Consent authorizing the Company to lend $42,534,487 (Cdn.$58,895,190) to HLG on unfair terms. Perle knew or should have known that this transaction between the Company and its controlling stockholder HLG should have been presented to the audit committee for consideration. Nevertheless, Perle -- who was himself a member of the audit committee at that time -- did not ensure that the audit committee was given the opportunity to evaluate it. As explained above in paragraph 199, HLG paid only a nominal 1.25% rate of interest on this loan, defaulted on its repayment obligations for more than a year, reduced the stock securing the loan, and secretly "repaid" this loan in February 1999 using, among other funds, $14 million of the unauthorized and unfair "non-compete" payments it wrongfully took from the Company.

         356. As explained above in paragraphs 311-312, in its purchase of assets from Hollinger, Bradford received $6 million in ten-year interest-free financing from Hollinger through a non-competition agreement approved by the HLR audit committee and board. The audit committee and board were not told, however, among other things, that there was a substantial risk that Bradford would not be able to make its payments to the Company because Bradford's $6 million debt to the Company would be subordinated to Bradford's bank loan, which restricted Bradford's ability to make payments to Hollinger. In breach of his fiduciary duties, Perle signed the July 17, 2000 Executive Committee Unanimous Written Consent authorizing the Company to enter into an agreement subordinating Bradford's Hollinger debt to Bradford's bank loan. This consent also "authorized" Hollinger to guaranty Bradford's bank loan.

         357. Defendant Perle had attended the May 11, 2000 Board meeting at which the Bradford transaction was approved. Based on that meeting, as well as his experience as a Hollinger board, audit committee, and executive committee member, he knew or should have known that both Defendant Black and Defendant Radler would become shareholders in Bradford and therefore that transactions with Bradford required audit committee approval. He also knew or should have known that the board had not authorized Hollinger to guaranty Bradford's bank loan or to subordinate the non-competition debt to the bank loan. Nevertheless, Perle signed the consent without ensuring that Black and Radler obtain audit committee approval for the economic benefits Hollinger was providing Bradford in this financing transaction.

         358. As explained above, Defendants Black and Radler manufactured "approval" for the Horizon IV Transaction with a September 15, 2000 Executive Committee Unanimous Written Consent. In this transaction, Horizon obtained Hollinger's Bishop, California, and Blackfoot, Idaho properties -- without audit committee approval -- at a substantially below fair market price through an assignment clause in the CNHI II Transaction agreement. Again, although Defendant Perle knew that both Black and Radler owned equity in Horizon and therefore that transactions with Horizon required audit committee approval, he did not ensure that this transaction be presented to the audit committee. Rather, he signed this consent, in breach of his fiduciary duties, "authorizing" Hollinger to permit CNHI to assign the properties it was purchasing from the Company to Horizon.

         359. In breach of his fiduciary duties, Defendant Perle also signed a September 18, 2000 Unanimous Written Consent approving the Company's asset sale to PMG and a September 19, 2000 Unanimous Written Consent approving the Company's asset sale to Forum. Both consents disclosed that "certain executive officers" would be signing the Company's non-compete agreement. Perle never questioned which officers would be signing and why they needed to do so independently, rather than being bound to Hollinger's non-competition agreement.

         360. As alleged above in paragraph 210, Defendants Black and Radler used a January 1, 2002 Executive Committee Unanimous Written Consent "authorizing" the Company to reduce the interest rate on its July 2000 $36.8 million loan to HLG from 13% to 90-day LIBOR plus 3%. The effective interest rate reduction was from 13% to 4.86%, without any consideration to Hollinger in exchange. Perle knew or should have known from his own executive committee approval of the July 2000 loan that the audit committee had required the 13% interest rate based on the advice of an investment bank. Moreover, Perle had just attended the HLR board's December 3, 2001 meeting and therefore knew the board had not approved this transaction with the Company's controlling shareholder. Nevertheless, he did not ensure that Black and Radler submit the proposed interest rate reduction to the audit committee or that Hollinger obtain independent financial advice. In breach of his fiduciary duties, he simply signed the executive committee consent.

         361. During the period that he signed the improper executive committee consents Perle was beholden to Black because of, among other things, the substantial compensation Black had arranged for Perle to receive from Hollinger and the substantial additional compensation he hoped that they would approve. Specifically, as explained above, Perle received more than $3.1 million in payments under the Hollinger Digital Management Incentive Plan between May 2000 and January 2001. Those payments were determined by the Digital compensation committee, which was composed of Ravelston shareholders and HLG officers Black, Radler, and Colson. The Digital compensation committee also provided Perle with a salary of approximately $250,000 per year and an further bonus of $50,000 per year. In addition, Perle received a $15,000 a year "retainer" from Hollinger and directors' fees. In sum, from January 1998 to April 2003, when he stopped being paid as CEO of Digital, Perle received more than $5.4 million in "compensation" from the Company.

         362. Moreover, as early as 2001 Defendant Perle began soliciting Hollinger's investment in Trireme Partners L.P. ("Trireme"), a venture capital fund in which he has a significant financial interest. Perle repeatedly asked Defendant Black to cause Hollinger to invest in Trireme, and the Company ultimately did invest $2.5 million in early 2003. Although this investment was a related-party transaction because both Perle and Black -- who sat on

Trireme's strategic advisory board -- had a financial interest in Trireme, neither Perle nor Black sought audit committee approval for the investment.

         363. Defendant Perle made no attempt to properly evaluate the consents he received as an executive committee member. By consciously disregarding his responsibilities as a director and executive committee member, Perle breached his fiduciary duties and caused damage to the Company.


              DEFENDANTS HLG'S AND RAVELSTON'S RESPONDEAT SUPERIOR
   LIABILITY FOR THE ACTIONS OF DEFENDANTS BLACK, RADLER, BOULTBEE, AND COLSON

         364. In addition to being officers and directors of HLR and HLG, Defendants Black, Radler, Boultbee, and Colson were at all relevant times employees of Defendants HLG and Ravelston for purposes of HLG's and Ravelston's performance of management services for HLR pursuant to the management services agreements between those companies.

         365. Defendants Black, Radler, Boultbee, and Colson thus committed their breaches of fiduciary duties owed to HLR in their capacities as employees and agents of HLG and Ravelston, as well as in their individual capacities as officers and directors of the Company.

         366. As the employers of Defendants Black, Radler, Boultbee, and Colson, HLG and Ravelston are each liable under the doctrine of RESPONDEAT SUPERIOR for those improper and/or tortious acts of Black, Radler, Boultbee, and Colson committed within the scope of their employment with HLG and Ravelston during the time periods in which HLG and Ravelston provided management services to the Company.


                   THE CIVIL CONSPIRACY DESIGNED TO IMPROPERLY
                 ENRICH THE DEFENDANTS AT THE COMPANY'S EXPENSE

         367. The Black Group Defendants' breaches of their fiduciary duties set forth above were undertaken pursuant to an agreement by and among Defendants Ravelston, HLG, Black,

Radler, Boultbee, Colson, and Amiel Black and their co-conspirators to improperly enrich themselves at the Company's expense.

         368. In particular, Defendants Ravelston, HLG, Black, Radler, Boultbee, Colson, and Amiel Black schemed and agreed to unlawfully cause the Company to pay unwarranted, unfair, and unauthorized "non-compete" payments to various of the co-conspirators, as set forth in paragraphs 75 through 99 and 103 through 143 above; agreed to unlawfully cause the Company to pay to Defendants HLG and Ravelston excessive management fees, as set forth in paragraphs 144 through 165 above; agreed to unlawfully cause the Company to pay Defendants' affiliates sham "broker" fees, as set forth in paragraphs 166 through 171 above; agreed to cause the Company to surreptitiously pay unauthorized bonuses to Colson, as set forth in paragraphs 124 and 125 above; agreed to cause the Company to pay excessive and wasteful compensation to Amiel Black, as set forth in paragraphs 172 through 174 above; agreed to cause the Company to pay Black, Radler, and Colson unwarranted and unfair "incentive bonuses" under the Digital Incentive Plan, as set forth in paragraphs 175 through 192 above; agreed to cause the Company to make loans to HLG on unfair terms or to surreptitiously change the terms of loans to be more favorable to HLG, as set forth in paragraphs 193 through 218 above; agreed to cause the Company to sell its Manhattan apartment to Black on unfair terms, as set forth in paragraphs 219 through 224 above; agreed to unlawfully cause the Company to sell its subsidiary NP Holdings to Ravelston at an unfair price and on unfair terms, as set forth in paragraphs 230 through 245 above; agreed to unlawfully cause the Company to sell its community newspaper assets to Horizon and Bradford at unfair prices and on unfair terms, as set forth in paragraphs 246 through 345 above; and agreed to put Horizon's interests ahead of Hollinger's in the Kelowna market by causing Hollinger to sell its Kelowna Capital at a below-market price so that Horizon could keep its Kelowna Daily, as set forth in paragraphs 346 through 351 above.

         369. Pursuant to and in furtherance of this common and improper scheme, Defendants Ravelston, HLG, Black, Radler, Boultbee, Colson, and Amiel Black committed numerous tortious or otherwise unlawful overt acts, including without limitation the following overt acts that, upon information and belief, occurred within this judicial district:

         o Defendant Radler's instructions to HLR personnel in January 1999 to arrange for $14 million of HLR's funds to be sent to HLG;

         o Defendant Radler's instruction to HLR personnel in August 1999 to pay $900,000 in sham "broker" fees to Moffat Management;

         o Defendant Radler's annual consultations with Defendants Black and Boultbee regarding Ravelston's excessive fees, as set forth in paragraphs 152 through 155 above;

         o Defendant Radler's meetings with HLR audit committee chairman James Thompson in February of each year to discuss HLG's or Ravelston's proposed management services fees;

         o Defendants Black and Radler arranging for false and misleading audit committee and board packages to be sent by HLR's corporate counsel in Chicago;

         o Defendant Radler's meeting with James Thompson in August 2000 to discuss the CanWest "non-competes" and Ravelston "break-up" fee;

         o Defendant Radler's misrepresentations to the HLR audit committee on or about September 11, 2000 regarding certain non-compete payments received by the Black Group, as set forth in paragraph 109 above;

         o Defendant Black's, Radler's, and Boultbee's instructions to HLR's corporate counsel in Chicago to distribute for signature and collect signatures on the false and misleading June 26, 2000 audit committee unanimous written consent approving the $36.8 million loan to HLG.

         o Defendant Black's and Radler's instructions to HLR's corporate counsel in Chicago to distribute for signature and collect signatures on the January 1, 2002 executive committee unanimous written consent reducing the interest rate on the July 2000 $36.8 million loan to HLG.

         o Defendant Radler's execution of HLR filings with the Securities and Exchange Commission that falsely characterized certain non-compete payments received by the Black Group, as set forth in paragraphs 117 and 118 above;

         o Defendant Radler's misrepresentations to DVE in order to obtain the "fairness opinion" for the Horizon I
                  Transaction, as set forth in paragraphs 269 and 270 above;

         o Defendant Radler's transmittal to his subordinates in Hollinger's Chicago headquarters for transmittal to the HLR audit committee of Strader's March 10, 2000 memorandum advocating the Horizon II Transaction, as set forth in paragraph 281 above;

         o Defendant Radler's causing of manipulated and misleading EBITDA and multiples and valuations to be prepared on newspapers sold to Horizon and Bradford;

         o Defendant Radler's execution of the September 15, 2000 Unanimous Written Consent of the executive committee "approving" the Horizon IV Transaction, as set forth in paragraph 325 above.

                                     COUNT I


          BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" PAYMENTS MADE TO HLG IN CONNECTION WITH THE U.S. COMMUNITY NEWSPAPER SALES
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         370. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         371. The Company paid at least $16.55 million to HLG, purportedly in connection with the Company's sales of its U.S. Community Newspapers.

         372. The payments were never considered, approved, or negotiated by the Company's independent board members. In addition, the payments were economically unjustified and unfair to the Company's shareholders. Defendants cannot sustain their burden of proving the entire fairness of these payments.

         373. Defendants Black, Radler, and Boultbee aided and abetted HLG's fiduciary duty breaches and breached their own duties of loyalty to the Company's shareholders in directing or allowing the unauthorized transfers of funds to HLG.

         374. Defendant Ravelston, through at least Black and Radler, knew that HLG was taking these unfair payments from the Company and willingly participated in this scheme to divert corporate assets from the Company to HLG.

         375. By causing the Company to pay HLG at least $16.55 million of the money received from the purchasers of the Company's U.S. Community Newspaper assets, all of the Black Group Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proven at trial.

         376. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to make this payment to HLG of at least $16.55 million of the money received from the purchasers of the Company's U.S. Community Newspaper assets.

         377. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this payment of approximately $16.55 million.


                                    COUNT II


                  CONVERSION OF THE "NON-COMPETE" PAYMENTS MADE
          TO HLG IN CONNECTION WITH THE U.S. COMMUNITY NEWSPAPER SALES
                             (AGAINST DEFENDANT HLG)

         378. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         379. Between January 1999 and November 2000, HLG took at least $16.55 million in purported "non-compete" payments from the Company.

         380. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. These payments were not authorized by the Company, and were wrongfully taken at the behest of Defendants.

         381. The Company is entitled to have this money returned, and in November 2003, the Company demanded that this money be returned.

                                    COUNT III


                  BREACH OF FIDUCIARY DUTY FOR THE $9.5 MILLION
                   PAID TO THE HLR EXECUTIVES IN NOVEMBER 2000
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         382. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         383. On or about November 1, 2000, the Company paid $9.5 million to Defendants Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of certain newspaper assets to CNHI.

         384. This payment was never considered, approved, or negotiated by the Company's independent board members. In addition, the payment was economically unjustified and unfair to the Company's shareholders. The Black Group Defendants cannot sustain their burden of proving the entire fairness of these payments.

         385. By causing the Company to pay the $9.5 million in "non-compete" styled payments out of the money received from CNHI in November 2000, all of the Black Group Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $9.5 million, plus interest from November 1, 2000.

         386. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay this $9.5 million in "non-compete" payments out of the money received from CNHI.

         387. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses the payment of this $9.5 million in "non-compete" payments.

                                    COUNT IV


          CONVERSION OF THE $4.3 MILLION PAID TO BLACK IN NOVEMBER 2000
                            (AGAINST DEFENDANT BLACK)

         388. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         389. In November 2000, Defendant Black took $4,300,000 in a purported "non-compete" payment from the Company.

         390. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. This payment was not authorized by the Company, and was wrongfully taken.

         391. The Company is entitled to have this money returned, and in November 2003, the Company demanded that this money be returned.


                                     COUNT V


          CONVERSION OF THE $450,000 PAID TO BOULTBEE IN NOVEMBER 2000
                          (AGAINST DEFENDANT BOULTBEE)

         392. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         393. In November 2000, Defendant Boultbee took $450,000 in a purported "non-compete" payment from the Company.

         394. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. This payment was not authorized by the Company, and was wrongfully taken.

         395. The Company is entitled to have this money returned, and in November 2003, the Company demanded that this money be returned.

         396.     Defendant Boultbee has not repaid this money.

                                    COUNT VI


                  BREACH OF FIDUCIARY DUTY FOR THE $5.5 MILLION
                   PAID TO THE HLR EXECUTIVES IN FEBRUARY 2001
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         397. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         398. In February 2001, the Company paid $5.5 million to Defendants Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of its U.S. community newspapers.

         399. This payment was never considered, approved, or negotiated by the Company's independent board members. In addition, the payment was economically unjustified and unfair to the Company's shareholders. The Black Group Defendants cannot sustain their burden of proving the entire fairness of these payments.

         400. By causing the Company to pay the HLR Executives $5.5 million, all of the Black Group Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $5.5 million, plus interest from February 2001.

         401. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay this $5.5 million to Defendants Black, Radler, and the other HLR Executives.

         402. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this $5.5 million payment.

                                    COUNT VII


           CONVERSION OF THE $2,612,500 PAID TO BLACK IN FEBRUARY 2001
                            (AGAINST DEFENDANT BLACK)

         403. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         404. In February 2001, Defendant Black took $2,612,500 in a sham "non-compete" payment from the Company.

         405. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. This payment was not authorized by the Company, and was wrongfully taken.

         406. The Company is entitled to have this money returned, and in November 2003, the Company demanded that this money be returned.


                                   COUNT VIII


          CONVERSION OF THE $137,500 PAID TO BOUTLBEE IN FEBRUARY 2001
                          (AGAINST DEFENDANT BOULTBEE)

         407. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         408. In February 2001, Defendant Boultbee took $137,500 in a sham "non-compete" payment from the Company.

         409. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. This payment was not authorized by the Company, and was wrongfully taken.

         410. The Company is entitled to have this money returned, and in November 2003, the Company demanded that this money be returned.

         411.     Defendant Boultbee has not repaid this money.

                                    COUNT IX


      BREACH OF FIDUCIARY DUTY FOR THE $600,000 PAID TO THE HLR EXECUTIVES
 IN APRIL 2001 (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         412. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         413. In or about April 2001, the Company paid $600,000 to Defendants Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of its U.S. community newspapers.

         414. This payment was never considered, approved, or negotiated by the Company's independent board members. In addition, the payment was economically unjustified and unfair to the Company's shareholders.

         415. By causing the Company to pay $600,000 in "non-compete" styled payments, all of the Black Group Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $600,000, plus interest from April 2001.

         416. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay this $600,000 in "non-compete" payments.

         417. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this $600,000 in "non-compete" payments.


                                     COUNT X

             CONVERSION OF THE $285,000 PAID TO BLACK IN APRIL 2001
                            (AGAINST DEFENDANT BLACK)

         418. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         419.     In April 2001, Defendant Black took $285,000 from the Company.

         420. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. This payment was not authorized by the Company, and was wrongfully taken.

         421. The Company is entitled to have this money returned, and in November 2003, the Company demanded that this money be returned.


                                    COUNT XI

            CONVERSION OF THE $15,000 PAID TO BOULTBEE IN APRIL 2001
                          (AGAINST DEFENDANT BOULTBEE)

         422. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         423.     In April 2001, Defendant Boultbee took $15,000 from the
Company.

         424. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. This payment was not authorized by the Company, and was wrongfully taken.

         425. The Company is entitled to have this money returned, and in November 2003, the Company demanded that this money be returned.

         426.     Defendant Boultbee has not repaid this money.


                                    COUNT XII

     BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" AND OTHER RELATED-PARTY PAYMENTS MADE TO RAVELSTON AND THE HLR EXECUTIVES IN CONNECTION WITH THE SALE TO CANWEST (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         427. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         428. In or about November 2000, HLR paid $52.9 million to Defendants Ravelston, Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of certain Canadian newspaper assets to CanWest.

         429. Also in or about November 2000, Defendant Ravelston executed a management services agreement with CanWest that provided for an annual in perpetuity $3.9 million management services fee to Ravelston, thereby reducing the consideration to the Company, and lucrative termination fees. These payments to Ravelston resulted in a reduction of the consideration received by the Company for the sale of its own properties.

         430. These payments and usurped opportunities were unfair to the Company's shareholders and were obtained through misrepresentations and material omissions. The Black Group Defendants cannot sustain their burden of proving the "entire fairness" of these payments.

         431. By causing the Company to pay Defendants Ravelston, Black, Radler, and Boultbee and Atkinson $52.9 million, and by usurping the opportunities in the CanWest-Ravelston management services agreement, all of the Black Group Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of: (i) $52.9 million, plus interest from November 2000; and (ii) the reduction in purchase price resulting from the consideration paid in the CanWest-Ravelston management services agreement, plus interest.

         432. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay this $52.9 million and in usurping the opportunities in the CanWest-Ravelston management services agreement.

         433. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this payment of $52.9 million and the usurping of the opportunities in the CanWest-Ravelston management services agreement.


                                   COUNT XIII

            CONVERSION OF THE $1.1 MILLION PAID TO RAVELSTON, BLACK,
    RADLER, AND BOULTBEE IN "INTEREST" IN CONNECTION WITH THE SALE TO CANWEST
           (AGAINST DEFENDANTS RAVELSTON, BLACK, RADLER, AND BOULTBEE)

         434. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         435. The Company paid approximately $1.1 million to Defendants Ravelston, Black, Radler, and Boutlbee, purportedly as "interest" on non-competition payments made to them in connection with the Company's sale of assets to CanWest.

         436. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. This "interest" payment was not authorized by the Company, and was wrongfully taken.

         437.     The Company is entitled to have this money returned.

         438.     Defendants have not repaid this money.


                                    COUNT XIV

          BREACH OF FIDUCIARY DUTY FOR THE "NON-COMPETE" PAYMENTS MADE TO THE HLR EXECUTIVES IN CONNECTION WITH THE SALES TO OSPREY
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         439. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         440. In 2001, the Company paid more than $5 million to Defendants Black, Radler, and Boultbee and Atkinson, purportedly in connection with the Company's sale of certain Canadian newspaper assets to Osprey.

         441. These payments were unfair to the Company's shareholders, were obtained without board pre-approval, and were "ratified" based on incomplete and false information. The Black Group Defendants cannot sustain their burden of proving the entire fairness of these payments.

         442. By causing the Company to pay Defendants Black, Radler, and Boultbee and Atkinson approximately $5.2 million, all of the Black Group Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of approximately $5.2 million, plus interest from 2001.

         443. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to make this payment of approximately $5.2 million.

         444. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this payment of approximately $5.2 million.


                                    COUNT XV

         BREACH OF FIDUCIARY DUTY FOR THE MORE THAN $200 MILLION PAID TO
     HLG AND RAVELSTON IN CONNECTION WITH THE MANAGEMENT SERVICES AGREEMENTS (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, BOULTBEE, AND COLSON)

         445. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         446. From 1996 to 2003, the Company paid approximately $226 million to HLG and Ravelston under the management services agreements.

         447. These payments to the Company's controlling shareholders were grossly excessive and unfair to the Company's other shareholders. The Black Group Defendants cannot sustain their burden of proving the entire fairness of these payments.

         448. By causing the Company to pay HLG and Ravelston a sum that far exceeds a fair price for the services HLG and Ravelston provided to the Company, all of the Black Group Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proven at trial.

         449. Defendants HLG and Ravelston are also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, Boultbee, and Colson in extracting excessive management fees from the Company under the management services agreements.

         450. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses the payment by the Company of excessive management fees to HLG and Ravelston.


                                    COUNT XVI

   BREACH OF FIDUCIARY DUTY RELATED TO AT LEAST $900,000 IN SHAM "BROKER" FEES
       (AGAINST DEFENDANTS RAVELSTON, BLACK, BLACK, RADLER, AND BOULTBEE)

         451. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         452. In or about August 1999, Defendants Black, Radler, and Boultbee caused the Company to pay Moffat Management $900,000 as a "broker" fee.

         453. On information and belief, the Black Group Defendants caused the Company to pay Moffat Management and/or Ravelston other "broker" fees.

         454. These payments, made at the behest of Defendants Black, the Company's controlling shareholder, and the other Defendants in this Count, were shams, unauthorized by the HLR board, without legitimate business justification, and unfair to the Company's public majority non-controlling shareholders

         455. By causing the Company to pay those unauthorized sham "broker" fees, Defendants Black, Radler, and Boultbee violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proved at trial, but in no event less than $900,000, plus interest.

         456. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to pay the unauthorized sham "broker" fees.

         457. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses these unauthorized sham "broker" fees.


                                   COUNT XVII

    BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY $5 MILLION PAID TO BLACK,
                 RADLER, COLSON AND BOULTBEE UNDER THE HOLLINGER
                       DIGITAL MANAGEMENT INCENTIVE PLAN
       (AGAINST DEFENDANTS RAVELSTON, BLACK, RADLER, BOULTBEE, AND COLSON)

         458. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         459. In 2000 and 2001, the Company paid Defendants Black, Radler, Boultbee, and Colson approximately $5,021,238 under the Hollinger Digital Management Incentive Plan.

         460. These payments made at the behest of Defendant Black, the Company's controlling shareholder, were grossly excessive and unfair to the Company's other shareholders. The Black Group Defendants cannot sustain their burden of proving the entire fairness of these payments.

         461. By causing the Company to pay them these unfair and excessive incentive payments, Defendants Black, Radler, Boultbee, and Colson violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $5,021,238, plus interest.

         462. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, Boultbee, and Colson in causing the Company to make this $5,021,238 in unfair, excessive incentive payments.

         463. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this $5,021,238 in unfair, excessive incentive payments to Black, Radler, Boultbee, and Colson.


                                   COUNT XVIII

             BREACH OF FIDUCIARY DUTY FOR THE COMPANY'S $3.5 MILLION
  INVESTMENT TRANSACTIONS IN WHICH RADLER HAD AN UNDISCLOSED FINANCIAL INTEREST
                    (AGAINST DEFENDANTS RAVELSTON AND RADLER)

         464. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         465. In or about 1999, the Company invested approximately $3.5 million in two transactions in which Defendant Radler had an undisclosed financial interest. While Defendant Radler benefited as a result of the Company's investments in that company because of his approximately 15% equity interest in the financial services firm that placed the securities, Hollinger lost almost its entire investment in those companies.

         466. Defendant Radler breached his fiduciary duty to the Company by failing to disclose the self-dealing nature of those transactions and failing to obtain the approval of Hollinger's independent directors before causing the Company to make those investments.

         467. By using Company funds to engage in those self-dealing transactions, Defendant Radler violated his fiduciary duties and caused damage to the Company in the amount of $3,526,084, plus interest.

         468. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendant Radler in causing the Company to enter into these self-dealing transactions that resulted in losses to the Company in the amount of $3,526,084.


                                    COUNT XIX

          BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY $1.14 MILLION
                  PAID TO AMIEL BLACK IN EXCESSIVE COMPENSATION
             (AGAINST DEFENDANTS RAVELSTON, BLACK, AND AMIEL BLACK)

         469. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         470. From 1999 through 2003, Defendant Black caused the Company to pay Defendant Amiel Black approximately $1,141,558 in "salary" and "bonus" purportedly for serving as a Vice President of the Company.

         471. Particularly in light of Amiel Black's substantial additional compensation from the Company, and the little if any work she performed as an HLR "Vice President," these "salary" and "bonus" payments made at the behest of Defendant Black, the Company's controlling shareholder, were grossly excessive and unfair to the Company's public majority non-controlling shareholders. The Black Group Defendants cannot sustain their burden of proving the entire fairness of these payments.

         472. The "salary" and "bonus" payments to Defendant Amiel Black also constituted corporate waste.

         473. By causing the Company to pay, and by taking, these unfair, excessive, and wasteful "salary" and "bonus" amounts, Defendants Black and Amiel Black violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $1,141,558, plus interest.

         474. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendant Black in causing the Company to pay this $1,141,558 in unfair, excessive salary and bonus payments to Defendant Amiel Black.

         475. Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses these payments to Defendant Amiel Black.


                                    COUNT XX

                 BREACH OF FIDUCIARY DUTY FOR THE APPROXIMATELY
                 $1 MILLION UNAUTHORIZED "BONUS" PAID TO COLSON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND COLSON)

         476. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         477. In or around September 2001, Defendant Colson took from the Company a "bonus" of $1,073,719.

         478. This "bonus" was not authorized by the HLR independent directors.

         479. This "bonus" payment to Defendant Colson constituted corporate waste.

         480. By causing the Company to pay, and by taking, this unfair, excessive, and wasteful "bonus" payment, Defendants Black and Colson violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in the amount of $1,073,719, plus interest from September 2001.

         481. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Colson in causing the Company to pay and taking from the Company this unfair, excessive bonus payment of $1,073,719.

         482. Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this "bonus" payment to Defendant Colson.


                                    COUNT XXI

       CONVERSION OF THE THE APPROXIMATELY $1 MILLION UNAUTHORIZED "BONUS"
                   PAID TO COLSON (AGAINST DEFENDANT COLSON)

         483. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         484. In or around September 2001, Defendant Colson took from the Company a "bonus" of $1,073,719.

         485. This money belongs to the Company, which has an absolute and unconditional right to the immediate possession of it. This "bonus" was not authorized by the Company, and was wrongfully taken.

         486. At the time he took the payment, Defendant Colson knew that the "bonus" was unauthorized and unlawful.

         487.     The Company is entitled to have this money returned.

         488.     Defendant Colson has not repaid this money.


                                   COUNT XXII


           BREACH OF FIDUCIARY DUTY FOR THE SEPTEMBER 1997 LOAN TO HLG (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         489. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         490. On or about September 2, 1997, Defendants HLG, Black, Radler, and Boultbee caused the Company to loan HLG approximately $42.5 million on unfair terms.

         491. The Black Group Defendants cannot sustain their burden of proving the entire fairness of this loan. This loan was not negotiated or explicitly approved by the Company's independent directors. In addition, the terms of the loan were unfair to the Company's shareholders.

         492.     This unfair loan constituted corporate waste.

         493. Defendants Black, Radler, and Boultbee aided and abetted HLG's fiduciary duty breaches and breached their own duties of loyalty to the Company's shareholders in directing or allowing this unfair loan to HLG.

         494. By causing the Company to make this unfair loan to HLG, Defendants HLG, Black, Radler, and Boultbee violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proven at trial.

         495. In addition, Defendants HLG, Black, Radler, and Boultbee caused HLG to breach its obligations under the promissory note in several ways:
(i) converting the HLR Series D Preferred Shares that had been pledged as collateral; (ii) failing to pay the dividends on the converted shares that were required as interest; (iii) failing to repay the loan in 90 days; and (iv) causing the loan to be "repaid" on or about February 22, 1999, in part, with $14 million in funds taken without authorization from Hollinger. In doing so, Defendants HLG, Black, Radler, and Boultbee further violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proven at trial.

         496. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to make this unfair loan.

         497. Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unauthorized loan.


                                   COUNT XXIII

               BREACH OF FIDUCIARY DUTY FOR THE JULY 2000 LOAN TO
            HLG AND SUBSEQUENT UNAUTHORIZED INTEREST RATE REDUCTIONS
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         498. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         499. In or about June 2000, Defendants HLG, Black, Radler, and Boultbee caused the Company to lend HLG approximately $37 million.

         500. This loan was unfair to the Company's shareholders and was obtained through misrepresentations and material omissions. The Black Group Defendants cannot sustain their burden of proving the "entire fairness" of this loan.

         501. On or about January 1, 2002, Defendants HLG, Black, and Radler caused the Company to reduce the interest rate on the loan from 13% to a rate equal to 90-day LIBOR plus 3%.

         502. The Black Group Defendants cannot sustain their burden of proving the entire fairness of this rate reduction. This interest rate reduction was not negotiated or approved by the Company's audit committee independent board members. In addition, the interest rate reduction, for which the Company received no consideration, was economically unjustified and unfair to the Company's shareholders.

         503.     This interest rate reduction constituted corporate waste.

         504. Defendants Black, Radler, and Boultbee aided and abetted HLG's fiduciary duty breaches and breached their own duties of loyalty to the Company's shareholders in directing or allowing the July 2000 loan to HLG and subsequent interest rate reduction.

         505. By causing the Company to make the July 2000 loan to HLG and then subsequently causing the Company to reduce the interest rate on it, Defendants HLG, Black, Radler, and Boultbee violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company.

         506. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to make this unfair interest rate reduction.

         507. Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses the July 2000 loan and subsequent unfair interest rate reduction.


                                   COUNT XXIV


           BREACH OF FIDUCIARY DUTY FOR THE FAILURE TO ACT LOYALLY AND
      IN GOOD FAITH TO PROTECT THE INTERESTS OF HOLLINGER'S SHAREHOLDERS IN
               SERVING ON THE HOLLINGER BOARD EXECUTIVE COMMITTEE
                            (AGAINST DEFENDANT PERLE)

         508. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         509. While serving on the HLR board's executive committee, Defendant Perle signed several written consents purporting to authorize various related-party transactions between the Company and Defendants HLG, Black, and Radler and their affiliates. He did so without reading, evaluating, discussing, or understanding the executive committee consents, without negotiating or evaluating the related-party transactions he was approving, and without taking steps to make sure those transactions were presented to and reviewed by Hollinger's audit committee.

         510. In so doing, Perle consciously disregarded his responsibilities as an HLR director and member of the executive committee. He breached his duties of loyalty, good faith, and care.

         511. By causing the Company to enter into many of the transactions complained of in this Second Amended Complaint, Defendant Perle violated his fiduciary duties and/or aided and abetted other Defendants' breaches of their fiduciary duties and caused damage to the Company in an amount to be proven at trial.


                                    COUNT XXV

               BREACH OF FIDUCIARY DUTY FOR BLACK'S DECEMBER 2000
                   PURCHASE OF HOLLINGER'S MANHATTAN APARTMENT
                    (AGAINST DEFENDANTS RAVELSTON AND BLACK)

         512. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         513. The December 2000 sale to Defendant Black of Hollinger's Manhattan apartment was a related-party transaction in which Black, as an HLR officer and indirect controlling shareholder, was interested.

         514. When Defendant Black purchased the apartment from Hollinger, he paid the Company approximately $2.6 million below its fair market value.

         515. Defendant Black cannot sustain his burden of proving the entire fairness of this transaction. The transaction was not disclosed to, negotiated by, or approved by the Company's audit committee independent board members. In addition, the price and terms of the apartment sale were economically unjustified and unfair to the Company's shareholders.

         516. By causing the Company to sell him the Manhattan apartment on unfair terms, Defendant Black violated his fiduciary duties to the Company and its shareholders and caused damage to the Company.

         517. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendant Black in causing the Company to sell this apartment to himself on terms unfair to the Company and its shareholders.

         518. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unfair sale of the apartment to Defendant Black.


                                   COUNT XXVI

            AIDING AND ABETTING BREACH OF FIDUCIARY DUTY FOR BLACK'S DECEMBER 2000 PURCHASE OF HOLLINGER'S MANHATTAN APARTMENT
                    (AGAINST DEFENDANTS RADLER AND BOULTBEE)

         519. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         520. The December 2000 sale to Defendant Black of Hollinger's Manhattan apartment was a related-party transaction in which Black, as an HLR officer and indirect controlling shareholder, was interested.

         521. When Defendant Black purchased the apartment from Hollinger, the price and terms of the apartment sale were economically unjustified and unfair to the Company's shareholders.

         522. By causing the Company to sell him the Manhattan apartment on unfair terms, Defendant Black violated his fiduciary duties to the Company and its shareholders.

         523. Defendants Radler and Boultbee aided and abetted Defendant Black's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.


                                   COUNT XXVII

     BREACH OF FIDUCIARY DUTY FOR THE MARCH 2001 PURCHASE OF FDR MEMORABILIA
                    (AGAINST DEFENDANTS RAVELSTON AND BLACK)

         524. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         525. Defendant Black breached his fiduciary duties of care and good faith to Hollinger in causing the Company to acquire the Tully Collection at a price far in excess of its market value.

         526. Defendant Black breached his fiduciary duties to Hollinger by failing to obtain an independent appraisal and otherwise inform himself of reasonably available material facts before causing the Company to purchase the Tully Collection.

         527. The purchase of the Tully Collection damaged the Company's shareholders in the amount of at least $5.6 million plus interest from March 2001.

         528. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendant Black in causing the Company to purchase the Tully Collection.


                                  COUNT XXVIII

 BREACH OF FIDUCIARY DUTY FOR THE JANUARY 2002 SALE OF NP HOLDINGS TO RAVELSTON
           (AGAINST DEFENDANTS RAVELSTON, BLACK, RADLER, AND BOULTBEE)

         529. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         530. Effective on or about January 16, 2002, Hollinger sold its subsidiary NP Holdings to Ravelston for Cdn.$5.75 million (US$3.6 million). In obtaining HLR audit committee approval of the sale to Ravelston, Defendants Boultbee and Radler misrepresented that the only other potential purchaser of NP Holdings, CanWest, was willing to pay only Cdn.$4.55 million (US$2.9 million) for it. In fact, CanWest had offered Cdn.$6.5 million (US$4.1 million), or $500,000 more than what Ravelston paid.

         531. The Black Group Defendants cannot sustain their burden of proving the entire fairness of this sale. Although the sale was approved by the Company's independent directors, the approval was based on misrepresentations by Ravelston, through its shareholders.

         532. The price and terms of the sale were unfair to the Company's shareholders. The fair market value of NP Holdings was more than $5 million, not the $3.6 million Ravelston paid for it.

         533. By causing the Company to sell NP Holdings to Ravelston for less than its fair market value, the Black Group Defendants violated their fiduciary duties and/or aided and abetted each other's breaches of their fiduciary duties and caused damage to the Company in an amount to be proven at trial.

         534. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black, Radler, and Boultbee in causing the Company to sell NP Holdings to Ravelston at this unfair price.

         535. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unfair sale of NP Holdings to Ravelston.

                                   COUNT XXIX

           FRAUD FOR THE JANUARY 2002 SALE OF NP HOLDINGS TO RAVELSTON
              (AGAINST DEFENDANTS RAVELSTON, RADLER, AND BOULTBEE)

         536. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         537. Effective on or about January 16, 2002, Hollinger sold its subsidiary NP Holdings to Ravelston for Cdn.$5.75 million (US$3.6 million). In obtaining HLR audit committee approval of the sale, Defendants Ravelston, Boultbee, and Radler misrepresented that the only other potential purchaser of NP Holdings, CanWest, was willing to pay only Cdn.$4.5 million (US$2.8 million) or Cdn.$4.55 million (US$2.9 million) for it.

         538. On or about January 3, 2002, CanWest President Leonard Asper told Defendant Radler that CanWest would pay Hollinger Cdn.$6.5 million (US$4.1 million) for NP Holdings. Defendant Boultbee learned of Asper's communication to Radler in a January 5, 2002 e-mail from fellow Ravelston shareholder Atkinson that stated: "Leonard spoke to David last Thursday and told him CW's best offer for NP Holdings is $6.50m."

         539. Nevertheless, on January 16, 2002, Defendant Boultbee told HLR audit committee chairman Governor Thompson that CanWest had offered only Cdn.$4.55 million (US$2.9 million) for NP Holdings and asked Thompson to approve Hollinger selling it to Ravelston for only slightly more than that amount. Thompson had no reason to disbelieve Boultbee's recitation of CanWest's offer so, in reliance on it, he agreed to approve a sale price of only Cdn.$5.75 million (US$3.6 million).

         540. On February 25, 2002, the audit committee held a meeting, and both Radler and Boultbee attended. At this meeting, Boultbee and Thompson described for the other members of the committee their discussions concerning the proposed NP Holdings sale and the audit committee then considered a resolution approving the sale that states CanWest "expressed tentative interest [in purchasing NP Holdings] for a proposed price of Cdn.$4,500,000 [US$2.8 million]." Neither Boultbee nor Radler corrected this misstatement, although both of them knew that CanWest had in fact offered Cdn.$6.5 million (US$4.1 million) for NP Holdings. Boultbee and Radler stayed silent because they wanted to induce the audit committee to approve the sale to Ravelston at a price of only Cdn.$5.75 million (US$3.6 million).

         541. On February 25, 2002, the HLR board met and also considered a resolution approving the sale of NP Holdings to Ravelston that states CanWest "expressed tentative interest [in purchasing NP Holdings] for a proposed price of Cdn.$4,500,000 [US$2.8 million]." Again, although both Defendant Radler and Defendant Boultbee knew that this statement was false, neither of them disclosed the truth to the board because they wanted the board to approve the sale. Relying on the fact that the only other potential purchaser of NP Holdings, CanWest, had offered a lower price, the HLR board approved the sale to Ravelston for only Cdn.$5.75 million (US$3.6 million).

         542. Defendant Boultbee also failed to disclose to the audit committee and board that Torys -- the Company's principal outside law firm, which had been consulted on the transaction -- had advised him and other HLR management that the "going rate" for tax loss sales was 10-20% of the losses. Boultbee fraudulently failed to disclose this material information to audit committee chairperson Thompson while he negotiated a price for Ravelston that was only 8.14% of the losses.

         543. The amount of CanWest's offer for NP Holdings and the "going rate" for tax loss sales were material to the HLR audit committee's and board's decision to approve the proposed sale of NP Holdings to Ravelston.

         544. By fraudulently misrepresenting the amount of CanWest's offer for NP Holdings and the typical rate for tax loss sales and inducing the Company to sell NP Holdings to Ravelston for less than its fair market value, Defendants Ravelston, Radler, and Boultbee caused damage to the Company in an amount to be proven at trial.


                                    COUNT XXX

                   BREACH OF FIDUCIARY DUTY FOR THE MARCH 1999
           HLR-FINANCED SALE OF 16 HLR NEWSPAPER PROPERTIES TO HORIZON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         545. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         546. The Horizon I Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         547. The price and terms of the Horizon I Transaction and the process for determining and disclosing those terms were unfair to the Company's public shareholders.

         548. By causing the Company to execute the Horizon I Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.

         549. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon I Transaction on terms unfair to the Company and its shareholders.

         550. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unfair transaction with Horizon.

                                   COUNT XXXI

                      FRAUD FOR THE MARCH 1999 HLR-FINANCED
                 SALE OF 16 HLR NEWSPAPER PROPERTIES TO HORIZON
                           (AGAINST DEFENDANT RADLER)

         551. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         552. Effective on or about March 31, 1999, Hollinger sold 16 newspaper properties to Horizon for approximately $43.7 million. The HLR board approved the sale based on a presentation by Defendant Radler at its November 30, 1998 meeting. At this same meeting Radler also presented a proposed sale of newspaper properties to CNHI. Radler misrepresented that the sales would be on comparable terms in order to induce the HLR board to approve the sale to Horizon.

         553. Specifically, Defendant Radler provided the HLR board with aggregate EBITDA figures for the properties that Horizon and CNHI were purchasing and told the HLR board that the Horizon purchase price represented an "accepted offer multiple" of 10 times the EBITDA of the Horizon properties. The aggregate EBITDA figure shown to the board for the Horizon properties was incorrect, however, making false Radler's statement that the Horizon purchase price represented 10 times the combined EBITDA of the Horizon properties.

         554. Calculating the EBITDA figures for the Horizon properties in the same manner as they were calculated for the CNHI properties yields a purchase price multiple for the Horizon I Transaction of only 8.1x. The valuation multiple was material to the board's decision. The board would not have approved the sale to Horizon at a price equal to only 8.1 times EBITDA, given that Radler had represented to the board that the Horizon properties were "valued at 10x EBITDA" and that the valuation multiple for the contemporaneous CNHI transaction was 12.18x.

         555. Defendant Radler knew this information was false and misleading, but he provided it anyway in order to induce the HLR board to approve the sale to Horizon.

         556. In addition to providing false information to the HLR board regarding the value of the 16 properties Hollinger was selling to Horizon, Defendant Radler also failed to disclose that another party was willing to pay far more one of those properties. Specifically, Horizon was paying Hollinger only $78,000 for the Naugatuck Daily News and two weeks before the transaction closed, American Republican, Inc. signed a letter of intent to buy the paper from Horizon for $700,000. Thus, Radler knew but failed to disclose to the HLR board that Horizon would immediately flip the property for approximately nine times Horizon's purchase price from Hollinger.

         557. Defendant Radler's fiduciary duty to Hollinger required him to disclose all material information about the transaction to the HLR board and to provide them with new information he learned after the November 30, 1998 meeting. American Republican, Inc.'s offer to buy the Naugutuck paper for $700,000 constituted material information that Radler had a duty to disclose to the HLR board.

         558. The HLR board relied on Defendant Radler to provide accurate financial and market information about the Horizon properties. This reliance on the Company's President and COO was reasonable.

         559. By misrepresenting the value of the assets being sold to Horizon and failing to disclose third-party offers for these assets, Defendant Radler induced the board to approve the Horizon I Transaction at a below-market price, causing damage to the Company in an amount to be proven at trial.

                                   COUNT XXXII

     BREACH OF FIDUCIARY DUTY FOR THE APRIL 2000 ASSET EXCHANGE WITH HORIZON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         560. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         561. The Horizon II Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         562. The price and terms of the Horizon II Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         563. By causing the Company to execute the Horizon II Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.

         564. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon II Transaction on terms unfair to the Company and its shareholders.

         565. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unfair transaction with Horizon.


                                  COUNT XXXIII


              BREACH OF FIDUCIARY DUTY FOR THE MAY 2000 SALE OF THE
     SKAGIT VALLEY ARGUS AND THE JOURNAL OF THE SAN JUAN ISLANDS TO HORIZON
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         566. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         567. The Horizon III Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         568. The price and terms of the Horizon III Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         569. By causing the Company to execute the Horizon III Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.

         570. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon III Transaction on terms unfair to the Company and its shareholders.

         571. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unfair transaction with Horizon.


                                   COUNT XXXIV

                       FRAUD FOR THE MAY 2000 SALE OF THE
     SKAGIT VALLEY ARGUS AND THE JOURNAL OF THE SAN JUAN ISLANDS TO HORIZON
                           (AGAINST DEFENDANT RADLER)

         572. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         573. By stock purchase agreement dated May 1, 2000, Hollinger sold the Argus and the Journal to Horizon for $1, with a working capital adjustment that required Hollinger to pay Horizon approximately $162,000. The transaction was approved by the HLR audit committee at its February 22, 2000 meeting, which Defendant Radler attended.

         574. The audit committee was told that the papers were unprofitable and selling them to Horizon was the only way to avoid the cost associated with shutting the papers down.

         575. Before Hollinger completed the transaction, however, a third party did offer to purchase the Journal for approximately $750,000. Defendant Radler did not disclose this offer to the HLR audit committee, either before the transaction closed or in February 2001, when the transaction was presented to the audit committee for a second time. Radler stayed silent at the February 2001 audit committee about this offer for the Journal because he wanted to induce the audit committee to approve the sale to Horizon at the unfair price of $1.

         576. Defendant Radler's fiduciary duty to Hollinger required him to disclose all material information about the transaction to the HLR audit committee and to provide them with new information he learned after the February 22, 2000 meeting. The third party's offer to buy the Journal for $750,000 constituted material information that Radler had a duty to disclose to the HLR audit committee.

         577. The HLR board relied on Defendant Radler to provide accurate information about the prospects for the Argus and the Journal. This reliance on the Company's President and COO was reasonable.

         578. A year later, in February 2001, the audit committee was presented with the Argus and Journal sale a second time. Defendant Radler attended this meeting and fraudulently and in breach of his fiduciary duties failed to correct the representation by his subordinate Loye that "we believe fair market value was obtained" in the $1 sale, even though he knew, among other things, that approximately three months earlier Horizon had already flipped the Argus for approximately $450,000.

         579. By misrepresenting the prospects for the assets being sold to Horizon and failing to disclose third-party offers for these assets, Defendant Radler induced the board to approve the Horizon III Transaction at a below-market price, causing damage to the Company in an amount to be proven at trial.


                                   COUNT XXXV

      BREACH OF FIDUCIARY DUTY FOR THE JULY 2000 SALE OF FOUR PUBLICATIONS
         TO BRADFORD (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         580. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         581. The Bradford Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         582. The price and terms of the Bradford Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         583. By causing the Company to execute the Bradford Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duty to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.

         584. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Bradford Transaction on terms unfair to the Company and its shareholders.

         585. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unfair transaction with Bradford.

                                   COUNT XXXVI

     FRAUD FOR THE JULY 2000 SALE OF 4 HLR NEWSPAPER PROPERTIES TO BRADFORD
                           (AGAINST DEFENDANT RADLER)

         586. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         587. Effective on or about July 20, 2000, Hollinger sold four newspaper properties to Bradford for approximately $37.56 million. In obtaining HLR audit committee approval for the sale, Defendant Radler misrepresented to the committee that the purchase price equaled 10.61 times the properties' "reported EBITDA," reduced by approximately $90,000 for Satterwhite's compensation. The HLR audit committee approved the sale based on a presentation by Defendant Radler at its May 11, 2000 meeting and on a March 10, 2000 memo the audit committee was given at Radler's direction before the meeting.

         588. In his presentation to the audit committee, Defendant Radler discussed the information provided in the memo. The memo presented a false aggregate EBITDA figure for the properties and therefore falsely stated that the purchase price equaled 10.61 times the paper's EBITDA. Radler repeated this false statement about the valuation multiple at the meeting. If the correct aggregate EBITDA figure had been used in calculating the valuation multiple, it would have been only 10.29x -- even taking into account the Satterwhite adjustment that was disclosed to the audit committee.

         589. The valuation multiple was material to the audit committee's decision, and the audit committee would not have approved the sale to Bradford at a price equal to only 10.29 times EBITDA.

         590. Defendant Radler knew that the aggregate EBITDA figure had been manipulated this way because he had received a memo from senior financial officer McBride dated March 2,

2000 explaining the manipulations. Radler presented this false information to the HLR audit committee in order to induce it to approve the sale to Bradford at an unfair price.

         591. The March 10, 2000 memo given to the audit committee also stated, and Defendant Radler repeated at the meeting, that Hollinger could not obtain a better price for the properties from anyone else. This was also false, and Radler knew it. CNHI President Reed, for example, had asked Radler several times to include these four papers in the group of properties CNHI was purchasing in the CNHI I transaction, in which the purchase price represented an implied valuation multiple of approximately 12 times the papers' budgeted EBITDA. Radler knew that Hollinger could likely obtain a higher price for these properties from other parties as well.

         592. The HLR audit committee relied on Defendant Radler to provide accurate financial and market information about the Bradford properties.

         593. The audit committee reasonably relied on Radler's misrepresentations. At a meeting held immediately after the conclusion of the HLR audit committee meeting, the HLR board approved the Bradford Transaction. At this board meeting, audit committee chairperson Thompson reported that the audit committee had approved the transaction because the price represented "almost 11 times cash flow" and selling the properties to anyone other than Bradford "would greatly reduce the value that the Company would receive." The board then relied on the audit committee's approval in making its decision to approve the transaction.

         594. Defendant Radler also failed to disclose to the audit committee and board that Bradford's $6 million non-compete note would be subordinated to Bradford's bank loan, and that restrictions in that bank financing would likely preclude Bradford from making timely payments in accordance with the note. Radler also failed to disclose to the audit committee and board that he and Defendant Black were causing the Company not only to permit its loan to Bradford to be subordinated to Bradford's bank debt, but also to guaranty Bradford's bank debt.

         595. Defendant Radler had a duty to disclose these facts to the audit committee and board and had he done so, they would not have approved the transaction, if at all, on the terms they did.

         596. Defendant Radler misrepresented the value of the assets being sold to Bradford and falsely stated that Hollinger could not obtain a higher price for the assets from anyone else in order to induce the audit committee and board to approve the Bradford Transaction at an unfair price. By doing so, Radler caused damage to the Company in an amount to be proven at trial.


                                  COUNT XXXVII

   BREACH OF FIDUCIARY DUTY FOR THE NOVEMBER 2000 SALE OF BISHOP AND BLACKFOOT
          TO HORIZON (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         597. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         598. The Horizon IV Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         599. The price and terms of the Horizon IV Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         600. The Horizon IV Transaction is a related-party transaction that was never authorized by the Company's audit committee or independent directors.

         601. By causing the Company to execute the Horizon IV Transaction, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.

         602. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon IV Transaction on terms unfair to the Company and its shareholders.

         603. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unfair transaction with Horizon.


                                  COUNT XXXVIII


     BREACH OF FIDUCIARY DUTY FOR THE AUGUST 2001 SALE OF THE MAMMOTH TIMES
          TO HORIZON (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         604. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         605. The Horizon V Transaction was a transaction in which HLR officers and directors and an indirect controlling shareholder were interested.

         606. The price and terms of the Horizon V Transaction and the process for determining and disclosing those terms were unfair to the Company's shareholders.

         607. By causing the Company to execute this transaction on these unfair terms, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.

         608. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendants Black and Radler in causing the Company to execute the Horizon V Transaction on terms unfair to the Company and its shareholders.

         609. The Defendants' conspiracy alleged in paragraphs 367 through 369 above encompasses this unfair transaction with Horizon.

                                   COUNT XXXIX


          FRAUD FOR THE AUGUST 2001SALE OF THE MAMMOTH TIMES TO HORIZON
                           (AGAINST DEFENDANT RADLER)

         610. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         611. In August 2001, Hollinger sold The Mammoth Times to Horizon for approximately $1. The sale was ratified after-the-fact by the HLR audit committee based on false information provided to it at its September 10, 2001 meeting and in a memo circulated in advance of the meeting. Defendant Radler knew the information provided to the audit committee was false but allowed the audit committee to rely on it in ratifying the transaction anyway.

         612. Specifically, in Defendant Radler's presence the audit committee was told that the Mammoth Times was an unprofitable paper that suffered $70,000 in losses in the fiscal year prior to its divestiture to Horizon. In truth, the paper earned a profit in 1999, 2000, and 2001 and had not in fact suffered $70,000 in losses during the fiscal year prior to the September 10, 2001 audit committee meeting.

         613. The audit committee was also told in Defendant Radler's presence that no other buyer could be found for the Mammoth Times. This too was false and misleading because in August 2000, Defendant Radler told Defendants Black and Boultbee of an offer on the paper for "$2 MM that we are trying to increase." In July 2000 Hollinger had received a $3 million offer from Target Media for the Mammoth and Bishop properties combined, and in November 2000 Hollinger had accepted Target Media's offer of $1.25 million for the Mammoth Times alone.

         614. Defendant Radler knew that the audit committee was being provided false information but failed to correct it. He stayed silent at the September 11, 2000 meeting in order to induce the audit committee to ratify the transaction.

         615. The HLR audit committee justifiably relied on Radler, as Hollinger's President and COO, to provide accurate information about the transaction.

         616. At a meeting held immediately after the conclusion of the HLR audit committee meeting, the HLR board ratified the sale of The Mammoth Times to Horizon for $1. At this board meeting, audit committee chairperson Thompson reported that the audit committee had reviewed the transaction and approved it. The HLR board then approved a resolution ratifying the transaction. The resolution repeated the incorrect statement that The Mammoth Times was an unprofitable paper that suffered $70,000 in losses in the fiscal year prior to its divestiture to Horizon. Although he was at the board meeting, Radler again failed to correct this false statement.

         617. Defendant Radler's failure to tell the truth to the HLR audit committee and board about the The Mammoth Times' profitability and about offers to buy the newspaper caused damage to the Company in an amount to be proven at trial.


                                   COUNT XXXX


    BREACH OF FIDUCIARY DUTY FOR HORIZON'S 1999 PURCHASE OF THE KELOWNA DAILY
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         618. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         619. Defendants Black and Radler owe fiduciary duties to HLR shareholders that require them to present corporate opportunities to Hollinger before taking these opportunities for themselves or providing the opportunities to companies they control or have a financial interest in, such as Horizon.

         620. Rather than providing Hollinger the opportunity to purchase its principal rival newspaper in Kelowna, Defendants Black and Radler usurped that opportunity by causing Horizon to purchase the newspaper at an attractive price.

         621. By failing to permit Hollinger to take advantage of the opportunity to buy its main rival in Kelowna but instead purchasing it for Horizon at an attractive price, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.

         622. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendant Black and Radler in usurping a corporate opportunity belonging to Hollinger and its shareholders.


                                   COUNT XXXXI


               BREACH OF FIDUCIARY DUTY FOR HOLLINGER'S APRIL 2000
     SALE OF THE KELOWNA CAPITAL AND THE VERNON SUN-REVIEW TO WEST PARTNERS
                (AGAINST DEFENDANTS RAVELSTON, BLACK, AND RADLER)

         623. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         624. Defendants Black and Radler owe fiduciary duties to HLR shareholders that require them to present corporate opportunities to Hollinger before taking these opportunities for themselves or providing the opportunities to companies they control or have a financial interest in, such as Horizon.

         625. Defendants Black and Radler never informed Hollinger's audit committee or independent directors that the Canadian Competition Bureau required that either Hollinger or Horizon sell its Kelowna newspaper.

         626. Rather than permit Hollinger to keep its profitable Kelowna Capital, Defendants Black and Radler caused Hollinger to sell the paper at a price that was unfair to the Company's shareholders, benefited Horizon to Hollinger's detriment, and under terms calculated to make the price appear to be millions higher than it actually was so that Horizon could keep its Kelowna Daily.

         627. By forcing Hollinger to sell the Kelowna Capital at an unfair price so that Horizon could retain and maximize its profits in the Kelowna Daily, Defendants Black and Radler violated their fiduciary duties and aided and abetted the other's breach of fiduciary duties to the Company and its shareholders and caused damage to the Company in an amount to be proven at trial.

         628. Defendant Ravelston is also liable, under the doctrine of RESPONDEAT SUPERIOR, for the actions of Defendant Black and Radler in causing Hollinger to sell the Kelown Courier at a below-market price so that Horizon would not have to sell its Kelowna Daily.


                                  COUNT XXXXII


               BREACH OF FIDUCIARY DUTY FOR CAUSING THE COMPANY TO
           MAKE MISLEADING AND INADEQUATE DISCLOSURES TO SHAREHOLDERS
        (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, AND BOULTBEE)

         629. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         630. As described herein, Defendants Ravelston, HLG, Black, Radler, and Boultbee deliberately misinformed and deliberately caused the Company to misinform its stockholders about the transactions set forth in this Second Amended Complaint.

         631. By causing the Company to misinform its stockholders, Defendants Ravelston, HLG, Black, Radler, and Boultbee violated their fiduciary duties of loyalty and good faith to provide shareholders with accurate and complete information about the Company.

         632.     Those breaches of fiduciary duty caused damage to the Company.


                                  COUNT XXXXIII


                                UNJUST ENRICHMENT
           (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, COLSON,
                           BOULTBEE, AND AMIEL BLACK)

         633. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         634. The Black Group Defendants did not own the assets that the Company was divesting and did not deserve any of the proceeds from their sale.

         635. Denominating payments as "non-compete fees" does not render them legitimate. The Black Group Defendants do not deserve any compensation for their putative agreements not to compete.

         636. It would be inequitable for the Black Group Defendants to retain the non-compete payments they received from the Company.

         637. The Black Group Defendants did not earn the excessive management fees they charged.

         638. It would be inequitable for the Black Group Defendants to retain the excessive management fees they received from the Company.

         639. The Defendants did not earn the excessive "incentive" fees and "bonuses" they obtained from the Company.

         640. It would be inequitable for the Defendants to retain the excessive "incentive" fees and "bonuses" they obtained from the Company.

         641. The Black Group Defendants did not earn the sham "broker" fees they obtained from the Company.

         642. It would be inequitable for the Black Group Defendants to retain the sham "broker" fees they obtained from the Company.

         643. Defendant Amiel Black did not earn the excessive "salary" and "bonus" she obtained from the Company.

         644. It would be inequitable for Defendant Amiel Black to retain the excessive "salary" and "bonus" she obtained from the Company.


                                 COUNT XXXXIIII

                            ILLINOIS CIVIL CONSPIRACY
           (AGAINST DEFENDANTS RAVELSTON, HLG, BLACK, RADLER, COLSON,
                           BOULTBEE, AND AMIEL BLACK)

         645. Plaintiff realleges and incorporates by reference each and every allegation contained in paragraph 1 through 369 as though fully set forth herein.

         646. The Black Group Defendants, and each of them, agreed to and did engage in a common scheme designed to improperly enrich themselves at the Company's expense, specifically by causing the Company to pay various Defendants unwarranted, unfair, and unauthorized "non-compete" payments, by causing the Company to pay to Defendants HLG and Ravelston excessive management fees, by causing the Company to pay excessive "incentive" fees, by causing the Company to pay sham "broker" fees, by causing the Company to pay excessive "salary" and "bonus," and by causing the Company to divert newspaper assets at unfair prices and terms.

         647. Pursuant to and in furtherance of this common scheme, the Defendants breached their fiduciary duties owed to the Company and committed numerous tortious or unlawful overt acts in this judicial district.

         648. These tortious or unlawful overt acts caused injury to the Company, including, without limitation, the damages caused as a result of the Company's payment of the above described fees and diversions.

         649. As a result of their participation in the conspiracy, each of the Defendants is jointly and severally liable for all such injury and damages.


                                PRAYER FOR RELIEF

                  WHEREFORE, Plaintiff requests judgment awarding it:

                  (a) compensatory damages and disgorgement in an amount to be proven at trial plus prejudgment interest;

                  (b) punitive damages for Defendants' fraud and conversion in an amount to be proven at trial;

                  (c) an order disgorging to HLR the benefits of the CanWest-Ravelston management services agreement;

                  (d) an order disgorging to HLR Defendant Black's, Defendant Radler's, Defendant Boultbee's, Defendant Colson's, Defendant Perle's, and Defendant Amiel Black's compensation as HLR officers and directors during the period of their fiduciary duty breaches;

                  (e) an order disgorging to HLR Defendant HLG's dividends from HLR during the period of HLG's fiduciary duty breaches;

                  (f) an order disgorging to HLR Defendant Ravelston's management services fees during the period of Ravelston's fiduciary duty breaches;

                  (g) an order disgorging to HLR Defendant HLG's management services fees during the period of HLG's fiduciary duty breaches;

                  (h) an order rescinding Hollinger's $37 million July 2000 loan to HLG, voiding the January 2002 executive committee modification of the loan, and requiring HLG to immediately repay the loan in full;

                  (i) an order granting a constructive trust on Black's stock in Horizon and Bradford and on Radler's stock in Horizon and Bradford;

                  (j) an order granting restitution and compensatory damages for all of HLR's costs, expenses, and damages associated with and arising out of the asset sales to Horizon and Bradford; and

                  (k)  such further relief as may be appropriate.



Dated:   October 29, 2004
                                          JOHNSON AND COLMAR


                                          /s/ Mark V. Chester
                                          --------------------------------------
                                          Mark V. Chester
                                          Joan M. Meyers
                                          300 South Wacker Drive, Suite 1000
                                          Chicago, IL 60606
                                          Telephone:  (312) 922-1980
                                          Facsimile:   (312) 922-9283

                                          Attorneys for Plaintiff
                                          The Hollinger International Inc.
                                            Board of Directors Special Committee

Of Counsel:

Jonathan Rosenberg, Esq.
Andrew Geist, Esq.
O'MELVENY & MYERS LLP
Times Square Towers
7 Times Square
New York, NY 10036
(212) 326-2000

Henry C. Thumann, Esq.
Ira H. Raphaelson, Esq.
O'MELVENY & MYERS LLP
1625 Eye Street, N.W.
Washington, D.C.  20006-4001
(202) 383-5300

Robert M. Schwartz, Esq.
O'MELVENY & MYERS LLP
1999 Avenue of the Stars
Los Angeles, CA  90067-6035
(310) 553-6700